    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 3, 2004

                                                     REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                         PROVIDENT SENIOR LIVING TRUST
      (Exact Name of Registrant as Specified in Its Governing Instruments)

                       600 COLLEGE ROAD EAST, SUITE 3400
                              PRINCETON, NJ 08540
                                 (609) 720-0825
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                            DARRYL W. COPELAND, JR.
                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                       600 COLLEGE ROAD EAST, SUITE 3400
                              PRINCETON, NJ 08540
                                 (609) 720-0825
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                             ---------------------
                                   COPIES TO:

                               J. GERARD CUMMINS
                                 JAMES O'CONNOR
                         SIDLEY AUSTIN BROWN & WOOD LLP
                               787 SEVENTH AVENUE
                               NEW YORK, NY 10019
                                 (212) 839-5300
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                                          PROPOSED MAXIMUM        AMOUNT OF
             TITLE OF SECURITIES                  AMOUNT TO BE      ESTIMATED OFFERING       AGGREGATE           REGISTRATION
              BEING REGISTERED                   REGISTERED(1)      PRICE PER SHARE(2)     OFFERING PRICE            FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Shares of Beneficial Interest, par
  value $.001 per share......................      29,266,667             $15.00            $439,000,005          $55,622.00
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) In the event of a stock split, stock dividend or similar transaction involving our common shares, to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

(2) In accordance with Rule 457(c), the aggregate offering price is estimated solely for calculating the registration fee due for this filing. No exchange or over-the-counter market exists for our common shares. Our shareholders have privately sold some of our common shares using the PORTAL system. The last sale of our common shares of which we are aware occurred on October 27, 2004 and was reported on PORTAL at a price of $15.00 per share.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed or supplemented. None of the securities described in this prospectus can be sold by the selling shareholders until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities, nor is it a solicitation to buy the securities, in any state where any offer or sale of the securities is not permitted.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 3, 2004

PROSPECTUS

                               29,266,667 SHARES

                                (PROVIDENT LOGO)

                      COMMON SHARES OF BENEFICIAL INTEREST
    We are a self-administered and self-managed real estate investment trust. We own income-producing senior living properties located in the United States that we lease to experienced senior living operators pursuant to long-term, triple net leases. We expect to qualify as a real estate investment trust, or "REIT," under the Internal Revenue Code of 1986, as amended, for the year ending December 31, 2004.

    This prospectus covers the resale of up to 29,266,667 common shares of beneficial interest that the selling shareholders named in this prospectus may offer for sale from time to time following the effective date of the registration statement of which this prospectus is a part. We are registering these common shares to provide the selling shareholders with registered securities, but this prospectus does not necessarily mean that the selling shareholders will offer or sell these shares. We are filing the registration statement pursuant to contractual obligations that exist between us and certain of the selling shareholders and to register the resale of shares held by certain of our executives.

    We are not offering for sale any common shares in the registration statement of which this prospectus is a part. We will not receive any of the proceeds from sales of our common shares by the selling shareholders, but will incur expenses relating to the registration of these common shares under applicable securities laws.

    No public market currently exists for our common shares, and our common shares are not currently listed on any national exchange or market system. However, our common shares have been sold and may continue to be sold from time to time in private transactions at negotiated prices, and some of those transactions have been reported on The Portal Market, a subsidiary of the NASDAQ Stock Market, Inc.

    We intend to apply to have our common stock approved for quotation on the
         under the symbol "    ." After our common shares are quoted on the
         , the selling shareholders may sell all or a portion of these shares from time to time in market transactions through such stock exchange or through any market on which our common shares are then listed, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices.

    To assist us in qualifying as a REIT, ownership of our common shares by any person is generally limited to 9.8% of our outstanding common shares.
                             ---------------------

      INVESTING IN OUR COMMON SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS FOR A DISCUSSION OF THESE RISKS, INCLUDING, AMONG OTHERS:

    - We were organized in March 2004, completed a private placement of our common shares in August 2004, completed the acquisition of all of our properties in the fourth quarter of 2004 and have a limited operating history, which limits your ability to evaluate our business strategy and our growth prospects and increases your investment risk.

    - We are dependent on Brookdale Living Communities, Inc. and Alterra Healthcare Corporation, our current tenants, for all of our revenues. The failure of these tenants to perform their obligations or renew their leases may adversely affect our cash flow and ability to make distributions to shareholders.

    - We expect to continue to acquire senior living properties. This growth may place significant demands on our management resources.

    - We rely on external sources of capital to fund our growth and future capital needs, and if it is not available, our business, financial condition and results of operations may be significantly harmed.

    - We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions to our shareholders in the future.

    - If we fail to qualify or remain qualified as a REIT in any taxable year, we would be subject to federal income tax on our taxable income at regular corporate rates, thereby reducing our net income and the amount of funds available for making distributions to our shareholders.
                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
                   The date of this prospectus is           .

     You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy common shares in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in our affairs since the date of this prospectus.

                               TABLE OF CONTENTS

SUMMARY.....................................................    1
RISK FACTORS................................................    9
A WARNING ABOUT FORWARD-LOOKING STATEMENTS..................   28
USE OF PROCEEDS.............................................   29
MARKET PRICE OF OUR COMMON SHARES...........................   29
SELLING SHAREHOLDERS........................................   30
DIVIDEND POLICY AND DISTRIBUTIONS...........................   32
SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION.....   33
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   35
OUR BUSINESS AND PROPERTIES.................................   41
OUR MANAGEMENT AND BOARD OF TRUSTEES........................   61
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   69
INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN
  ACTIVITIES................................................   70
PRINCIPAL SHAREHOLDERS......................................   73
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST................   74
CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF
  TRUST AND BYLAWS..........................................   78
PARTNERSHIP AGREEMENT.......................................   82
SHARES AVAILABLE FOR FUTURE SALE............................   84
FEDERAL INCOME TAX CONSIDERATIONS...........................   87
ERISA CONSIDERATIONS........................................  104
PLAN OF DISTRIBUTION........................................  107
LEGAL MATTERS...............................................  111
WHERE YOU CAN FIND MORE INFORMATION ABOUT US................  111

                                    SUMMARY

     The following summary highlights information contained elsewhere in this prospectus but does not contain all of the information that you should consider before investing in our common shares. You should read the entire prospectus, including "Risk Factors" and the financial statements and related notes appearing elsewhere in the prospectus, before deciding to invest in our common shares. In this prospectus, unless the context suggests otherwise, references to "the Company," "we," "us" and "our" mean Provident Senior Living Trust, including our operating partnership and other subsidiaries. Certain information concerning the business and operations of our operators is based upon information provided to us by the operators.

     In June 2004, we entered into two stock purchase agreements to acquire 21 senior living properties from Brookdale Living Communities, Inc. and 47 senior living properties from Alterra Healthcare Corporation. We consummated the purchase of all of the Brookdale properties on October 19, 2004 and 38 of the 47 Alterra properties in an initial closing on October 21, 2004 (the "Initial Closing Date"). We expect to consummate the purchase of the remaining nine Alterra properties (the "Phase II Alterra Properties") in a second closing which we expect to occur during the fourth quarter of 2004, subject to receipt of a lender consent. Unless otherwise noted, all information contained in this prospectus assumes that the purchase of the Phase II Alterra Properties was consummated as of the Initial Closing Date.

OUR COMPANY

     We are a self-administered and self-managed real estate investment trust, or "REIT," that owns income-producing senior living properties located in the United States. We were formed in March 2004 and completed a private placement of our common shares and units in the Operating Partnership in August 2004 and acquired all of our properties during the fourth quarter of 2004. Our properties are leased to Brookdale Living Communities, Inc. ("Brookdale") and Alterra Healthcare Corporation ("Alterra"), two of the industry's largest senior living operators. We currently are one of the largest owners of senior living properties in the United States. We conduct all of our operations, and own all of our properties, through PSLT OP, L.P., our operating partnership (the "Operating Partnership").

     We were formed to capitalize on trends and developments in the senior living industry by acquiring income-producing senior living properties, primarily independent and assisted living properties, located in the United States, that derive substantially all of their revenues from private pay sources. Our properties are leased to experienced operators with substantial senior living expertise pursuant to long-term, triple-net leases containing contractual rent escalations. We seek to acquire properties that provide the opportunity for additional value, current returns to shareholders and geographic diversity. Our primary investment structure is sale-leaseback transactions whereby we purchase a property and lease it back to the seller or another senior living operator over long terms, typically ranging from 10 to 15 years, plus renewal options.

     Our primary objectives are to (i) preserve and enhance shareholder equity value, (ii) provide current income for distribution to shareholders through the ownership of senior living properties leased to experienced operators with substantial expertise in senior living operations, (iii) generate increasing cash flow for the Company and its shareholders through contractual rent increases and additional investments, and (iv) achieve long-term appreciation in the value of our properties.

     We intend to acquire other senior living properties in the future and to fund potential acquisitions with a combination of proceeds from mortgage financing secured by the newly acquired properties, our line of credit and/or future securities offerings. We anticipate that any newly-acquired properties will be freestanding senior living properties located primarily in the United States, and leased to experienced operators. In addition, in the future we may provide financing through mortgage loans made to our owner-operators.

     In making investments, we intend to focus on established senior living operators that meet our standards for quality and experience of management such as Brookdale and Alterra. In evaluating potential investments, we consider such primary factors as:

     - the quality, experience and expertise of management of the operator/manager of the property;

     - the location, construction quality, condition and design of the property;

     - the property's historical, current and forecasted cash flow and its ability to meet operational needs, capital expenditures and lease obligations, while providing an appropriate return on investment to us;

     - the occupancy and demand for similar senior living properties in the same or nearby communities;

     - the proportion of private pay residents, with an emphasis on little or no government reimbursement; and

     - the tax, growth, regulatory and reimbursement environment of the jurisdiction in which the property is located.

     One of our investment strategies is to obtain contractual rent escalations under long-term, non-cancelable, "triple-net" leases, and to obtain security deposits where appropriate. We anticipate that additional security will typically be provided by covenants regarding lease coverage ratios and net worth, and various provisions for cross-default, cross-collateralization and corporate guarantees, when appropriate, and manager replacement provisions.

     Our principal executive offices are located at 600 College Road East, Suite 3400, Princeton, New Jersey 08540. Our telephone number is (609) 720-0825.

INDUSTRY OVERVIEW

     The senior living industry is highly fragmented and characterized predominantly by numerous local and regional senior living operators. Senior living providers may operate freestanding independent living, assisted living or skilled nursing residences, or communities that feature a combination of senior living options such as continuing care retirement communities, commonly referred to as CCRCs, which typically consist of large independent living campuses with assisted living and skilled nursing sections. The level of care and services offered by providers varies along with the size of communities, number of residents served and design of properties (for example, purpose-built communities or refurbished structures).

     The senior living industry has evolved to meet the growing demand for senior care generated by an aging population demanding new and/or better living alternatives/options. The senior living industry encompasses a broad spectrum of senior living service and care options, which include senior apartments, independent living, assisted living and skilled nursing care. The decision as to which option is chosen is typically made by the resident and/or his or her family members and depends on many factors, including but not limited to location, service and care needs, financial considerations and personal preferences. A senior and/or his or her family members have several care options, including staying in the senior's home and bringing in services when and if needed, moving the senior in with a family member who provides care or moving into a property that provides a combination of services.

     Our current portfolio consists of independent living and assisted living properties. Independent living properties, or congregate communities, provide high levels of privacy to residents and are typically for residents capable of relatively high degrees of independence. An independent living property usually bundles several services as part of a regular monthly charge; for example, a property may offer one or two meals per day in a central dining room, weekly maid service or a social director. Additional services are generally available from staff employees on a fee-for-service basis. In some independent living properties, separate parts of the property are dedicated to assisted living or nursing services. Independent living buildings typically are larger than assisted living properties and are frequently multi-story structures. Independent living units are substantially similar to multi-family apartment units. Assisted living properties typically are comprised of one and two bedroom suites that include private bathrooms and efficiency kitchens. Services bundled within one charge usually include three meals per day in a central dining room, daily housekeeping, laundry, medical reminders and 24-hour availability of assistance with the activities of daily living, such as eating, dressing and bathing. Professional nursing and healthcare services are usually available at the property on call or at regularly scheduled times.

OUR MANAGEMENT TEAM

     Our senior management team includes Darryl W. Copeland, Jr., our chairman, chief executive officer and president, Charles A. Post, our chief operating officer, William P. Ciorletti, our chief financial officer, and Saul A. Behar, our senior vice president, general counsel and secretary. Messrs. Copeland and Post each have extensive experience in managing, investing in and financing senior and assisted living properties and have served as a director and/or executive officer of both publicly-traded and privately-held senior and assisted living companies. Mr. Copeland has approximately 15 years of experience in the healthcare industry and has been involved in the acquisition, financing, management and/or development of over $2 billion in senior living assets. In addition, Messrs. Ciorletti and Behar have each served in similar capacities for other publicly-traded REITs.

OUR PROPERTIES

     In June 2004, we entered into two stock purchase agreements (the "Purchase Agreements") to acquire 21 senior living properties from Brookdale Living Communities, Inc. ("BLCI") (the "Brookdale Acquisition") and 47 senior living properties from Alterra Healthcare Corporation ("Alterra") (the "Alterra Acquisition") for a total purchase price of approximately $982.8 million (including the assumption of approximately $464.3 million of non-recourse and limited recourse property-level debt and draws of $126.0 million from our line of credit).

     In October 2004, we closed on the Brookdale Acquisition by acquiring 100% of the outstanding capital stock of BLCI, the owner of 21 senior living properties (the "Brookdale Properties"). Immediately prior to the closing of the Brookdale Acquisition, BLCI transferred all of its assets, liabilities and personnel, other than the Brookdale Properties and related debt and personal property thereon, to a newly-formed corporation that was subsequently renamed Brookdale Living Communities, Inc. ("Brookdale") and which continues to operate and manage senior living properties, including the 21 Brookdale Properties acquired by us. The Brookdale Properties are leased to and operated by Brookdale pursuant to long-term triple-net leases.

     During the fourth quarter of 2004, we closed on the Alterra Acquisition by acquiring 100% of the outstanding capital stock of four subsidiaries of Alterra (the "Alterra Subsidiaries"), the owners of an aggregate of 47 senior living properties (the "Alterra Properties"). The Alterra Properties are leased to and operated by Alterra pursuant to long-term triple-net leases.

     As of October 31, 2004, we own 68 properties in 19 states comprised of approximately 6,819 residential living units which are considered as either independent living units or assisted living units, all of which are leased pursuant to 15-year triple-net leases with renewal options. As of that date, the aggregate 2005 contractual rent expected from our properties was approximately $83.2 million. The following table describes our portfolio as of October 31, 2004:

                                                                                      PERCENTAGE
                                                                          2005          OF 2005
                                            NO. OF                     CONTRACTUAL    CONTRACTUAL
TENANT                                    PROPERTIES   NO. OF UNITS       RENT           RENT
------                                    ----------   ------------   -------------   -----------
                                                                      (IN MILLIONS)
Brookdale...............................      21          4,474           $60.1(1)        72.2%
Alterra.................................      47          2,345           $23.1           27.8%
                                              --          -----           -----          -----
  Total.................................      68          6,819           $83.2          100.0%
                                              ==          =====           =====          =====

---------------

(1) Excludes additional rent, if any, that may be received pursuant to the terms of the Brookdale property leases generally as a result of fluctuations in the Company's floating rate debt encumbering the

Brookdale Properties. See "Our Business and Properties -- Our Recent Acquisitions -- Our Master Lease Arrangements with Brookdale" for a description of this floating adjustment.

     The Brookdale Properties are large in size (containing an average of 213 units per property) and are designed for middle to upper income residents who desire an upscale residential environment providing the highest level of quality, care and value.

     The Alterra Properties primarily focus on assisted living residents served through three primary residence models (Wynwood, Sterling House and Villas) and residents with cognitive impairments served through two primary residence models (Clare Bridge and Clare Bridge Cottages). The Wynwood models are multi-story residences that accommodate 60 to 100 residents and are designed to serve primarily upper-income frail/elderly individuals in metropolitan and suburban markets. The Sterling House models are apartment-style residences that usually contain 20 to 45 private apartments and are generally located in select suburban communities and in small or medium-sized towns with populations of 10,000 or more persons. The Villas are private apartment-style residences that typically include a bedroom area, private bath, living/dining area, and kitchenettes and are designed to serve upper-income independent individuals in metropolitan and suburban markets. The Clare Bridge dementia residence models are single-story residences accommodating 38 to 52 residents, and are primarily located in metropolitan and suburban markets. The Clare Bridge Cottage is a dementia residence model focused on smaller to medium-sized markets where income levels would not support a more upscale Clare Bridge model. These residences accommodate from 20 to 40 residents.

OUR OPERATORS

     Our properties are leased to Brookdale and Alterra and/or their respective subsidiaries or affiliates. We may in the future also enter into sale-leaseback arrangements with and/or provide mortgage financing to other experienced operators of senior living properties that meet our investment criteria.

     Brookdale. Brookdale's management team has been providing senior living services since 1988 and has extensive experience in the senior living and hospitality industries. Brookdale's management team currently operates approximately 69 senior living properties (including the 21 Brookdale Properties acquired by us) in 26 states containing 13,235 units.

     Brookdale's objective is to allow its residents to "age-in-place" by providing them with a continuum of senior independent and assisted living services. The residents in a Brookdale-operated property have the ability to maintain their residency in such property for an extended period of time due to the range of service options available to such residents as their needs change. An individual can move into a Brookdale-operated property while the individual is able to live independently, requiring little or no assistance with the activities of daily living. As the resident ages and requires more assistance with the activities of daily living, the resident is able to receive an enhanced level of services at the Brookdale-operated property and not have to move to another property to receive the level of services required (not including skilled nursing). The ability to allow residents to age-in-place is beneficial to Brookdale's residents as well as their families who are burdened with care option decisions for their elderly relatives.

     In addition to studio, one-bedroom and two-bedroom units, Brookdale provides all residents with basic services, such as meal service, 24-hour emergency response, housekeeping, concierge services, transportation and recreational activities. For residents who require additional supplemental care services, Brookdale provides assistance with activities of daily living. The levels of care provided by Brookdale to residents varies from property to property depending upon the licensing requirements of the state in which the property is located.

     Alterra. Alterra is one of the nation's largest operators of assisted living properties for the physically frail/elderly and is the nation's largest operator of freestanding properties for individuals with Alzheimer's disease or other forms of memory loss. Since its founding in 1981, Alterra has sought to maximize the quality of life and dignity of older adults. Headquartered in Milwaukee, Wisconsin, Alterra operates over 304 properties nationwide (including the 47 Alterra Properties acquired by us), totaling approximately 13,286 units in 22 states.

     In January 2003, in order to facilitate and complete its ongoing restructuring initiatives, Alterra filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code and emerged from bankruptcy in December 2003 when it was acquired and recapitalized by FEBC-ALT Investors LLC ("FEBC"), a joint venture that included an affiliate of Fortress Investment Group LLC ("Fortress"). Mr. Copeland, our chairman, chief executive officer and president, was until April 2004 an officer of an affiliate of Fortress. For a discussion of the risks relating to Alterra's bankruptcy, see "Risk
Factors -- Risks Related to Our Business -- Litigation with respect to Alterra's bankruptcy and reorganization could have a material adverse effect on our results of operations."

PRIVATE PLACEMENT AND CREDIT FACILITY

     We sold 26,842,290 common shares on August 3, 2004. Of these shares, we sold 20,668,428 shares at $13.95 to Friedman, Billings, Ramsey & Co., Inc. ("FBR"), as initial purchaser. FBR resold 18,876,313 shares to investors at a price of $15.00 per share in transactions not involving registration under the Securities Act. As part of this same offering, we sold 6,173,862 common shares (including 72,000 shares sold to officers and trustees in a directed share program) directly in a private placement in reliance on the exemption from registration provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, at a price of $15.00 per share. FBR received a fee of $1.05 per share as placement agent in respect of the shares sold in the private placement (except for the shares sold in the directed share program for which no fee was paid). In addition, on August 3, 2004, we sold 1,824,377 Class A units of limited partnership interest in the Operating Partnership (the "Class A Units") to the seller of the Brookdale Properties at a price of $15.00 per unit. FBR received a fee of $1.05 per share as placement agent in respect of the units sold in the units offering. The shares sold to FBR and the shares and units sold by us directly in the private placement and units offering are collectively referred to as the "144A Offering." On October 4, 2004, the holder of the Class A Units tendered all of the outstanding Class A Units for redemption. Pursuant to the terms of the Operating Partnership's partnership agreement, we issued 1,824,377 common shares to such holder in redemption of the Class A Units.

     Our net proceeds from the 144A Offering, after the payment of offering expenses, were approximately $399.1 million. We used the net proceeds as of October 31, 2004 as follows:

     - approximately $328.1 million was used to fund the Brookdale Acquisition;

     - approximately $65.8 million was used to fund a portion of the Alterra Acquisition; and

     - the remaining balance was reserved for working capital purposes.

     In October 2004, we entered into a $135 million secured revolving credit facility with General Electric Capital Corporation which matures in October 2009. As of October 31, 2004, the credit facility had an outstanding balance of $126.0 million, all of which was used to fund the purchase price for the Alterra Properties, and bore interest at a rate of 4.31%. The credit facility is secured by mortgages on 38 of the Alterra Properties.

OUR STRUCTURE

     Through our wholly-owned subsidiary, PSLT GP, LLC ("Provident GP"), we are the sole general partner of the Operating Partnership. We own the general partnership interest and limited partnership units of the Operating Partnership representing approximately 100% of the total partnership interests (exclusive of LTIP Units (as defined herein)) as of October 31, 2004, including the 1% general partnership interest. See "Our Management and Board of Trustees -- Long-Term Incentive Plan" for a description of the LTIP Units. We conduct all of our business, and hold all of our interests in properties, through the Operating Partnership. As the owner of the sole general partner of the Operating Partnership, we have the exclusive power to manage and conduct the business of the Operating Partnership, subject to certain exceptions set forth in the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Partnership Agreement"). See "Partnership Agreement." We may from time to time issue units in the Operating Partnership to third parties in connection with acquisitions. Partnership units held by other limited partners will be redeemable for cash or, at our option, common shares on a one-for-one basis. We expect that, when unitholders elect to redeem their units, we will typically redeem the units for common shares. Holders of units will generally receive distributions equivalent to the dividends we pay to holders of our common shares.

     The following diagram summarizes our ownership structure as of the date hereof.

                                  (FLOW CHART)
---------------

(1) Excludes an aggregate of 353,750 LTIP Units (as defined herein) issued to our executive officers pursuant to the terms of their respective employment agreements and to our non-employee trustees upon their appointment to the Board of Trustees. LTIP Units are entitled to the same distributions of profits as other units in the Operating Partnership, and upon the occurrence of specified events, will be economically equivalent to such units. The diagram also excludes any other awards that we may in the future make under our Long-Term Incentive Plan. See "Our Management and Board of Trustees -- Long-Term Incentive Plan" for a description of the plan and the LTIP Units.

SELLING SHAREHOLDERS

     This prospectus covers the resale of up to 29,266,667 common shares that the selling shareholders named in this prospectus may offer from time to time at the then current market price or at negotiated prices.

USE OF PROCEEDS

     We will not receive any proceeds from the sale by the selling shareholders of the common shares being offered by this prospectus. We have agreed, however, to pay various expenses relating to registration of these common shares under applicable securities laws.

LISTING

     We intend to apply to have our common shares approved for quotation on the
          under the symbol "     "; however, an active trading market for our
common shares may not develop.

SUMMARY RISK FACTORS

     - We were organized in March 2004, completed a private placement of our common shares in August 2004, completed the acquisition of all of our properties in the fourth quarter of 2004 and have a limited operating history, which limits your ability to evaluate our business strategy and our growth prospects and increases your investment risk.

     - We are dependent on Brookdale Living Communities, Inc. and Alterra Healthcare Corporation, our current tenants, for all of our revenues. The failure of these tenants to perform their obligations or renew their leases may adversely affect our cash flow and ability to make distributions to shareholders.

     - We expect to continue to acquire senior living properties. This growth may place significant demands on our management resources.

     - We rely on external sources of capital to fund our growth and future capital needs, and if it is not available, our business, financial condition and results of operations may be significantly harmed.

     - We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions to our shareholders in the future.

     - If we fail to qualify or remain qualified as a REIT in any taxable year, we would be subject to federal income tax on our taxable income at regular corporate rates, thereby reducing our net income and the amount of funds available for making distributions to our shareholders.

RESTRICTIONS ON OWNERSHIP OF OUR COMMON SHARES

     Due to limitations on the concentration of ownership of REIT shares imposed by the Code, our Declaration of Trust generally prohibits any shareholder from actually or constructively owning more than 9.8% (in value or by vote of shares, whichever is more restrictive) of our outstanding shares of beneficial interest or 9.8% (in value or by vote of shares, whichever is more restrictive) of our outstanding common shares. Our Board of Trustees may, in its sole discretion, waive this ownership limitation with respect to a particular shareholder if the Board is presented with evidence satisfactory to it that the ownership will not then or in the future jeopardize our status as a REIT.

DIVIDEND POLICY AND DISTRIBUTIONS

     We intend to make regular quarterly distributions to our shareholders, so that we distribute each year substantially all of our REIT net taxable income so as to avoid paying corporate income tax on our earnings and to qualify for the tax benefits accorded to REITs under the Code. The actual amount and timing of distributions, however, will be at the discretion of the Board of Trustees and will depend upon a number of factors, including:

     - our actual results of operations;

     - the rent received from our tenants;

     - the ability of our tenants to meet their other obligations under the leases;

     - our expenses;

     - our debt service obligations; and

     - other factors that our Board of Trustees may deem relevant.

     We cannot assure you that we will have cash available for distribution to our shareholders. See "Risk Factors." Moreover, we may elect with respect to certain taxable years not to distribute "net capital gains" that are not required to be distributed to maintain the Company's qualification as a REIT. See "Federal Income Tax Considerations -- Taxation of Our Company."

TAX STATUS

     We intend to qualify as a REIT, commencing with our taxable year ending December 31, 2004. We believe that our proposed investments and proposed method of operation will enable us to meet the requirements for qualification as a REIT for federal income tax purposes. We intend to elect REIT status for our taxable year ending December 31, 2004. Assuming we qualify for REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our taxable REIT income to our shareholders to maintain our REIT status. As a REIT, we generally will not be subject to federal income tax on taxable REIT income we currently distribute to our shareholders. See "Risk Factors -- Tax Risks Related to our Business and Structure." If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify as a REIT, we may be subject to some federal, state and local taxes on our income or property. See "Federal Income Tax Considerations."

                                  RISK FACTORS

     An investment in our common shares involves a number of risks. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. Generally the risks facing our company fall into two categories -- risks associated with us (including risks related to our operations, organization and structure, and risks related to this offering) and risks associated with the operations of our operators. If any of the risks discussed in this prospectus occurs, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the price of our common shares could decline significantly and you could lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Additional risks and uncertainties not presently known to us may also adversely affect our business, financial condition, liquidity and results of operations.

                         RISKS RELATED TO OUR BUSINESS

WE WERE FORMED IN MARCH 2004, ACQUIRED ALL OF OUR PROPERTIES IN THE FOURTH QUARTER OF 2004 AND HAVE A LIMITED OPERATING HISTORY WHICH LIMITS YOUR ABILITY TO EVALUATE OUR BUSINESS STRATEGY AND GROWTH PROSPECTS AND INCREASES YOUR INVESTMENT RISK; WE MAY NOT BE ABLE TO SUCCESSFULLY OPERATE OUR BUSINESS OR GENERATE SUFFICIENT REVENUE TO MAKE OR SUSTAIN DIVIDENDS TO SHAREHOLDERS.

     We have recently been organized and have a limited operating history. We will be subject to the risks generally associated with the formation of any new business. There can be no assurance that we will generate sufficient revenue from operations to pay our expenses and make or sustain dividends to shareholders. See "Dividend Policy and Distributions."

     Our ability to make and sustain cash dividends is based on many factors, including our ability to make and finance additional acquisitions, the ability to negotiate favorable lease terms, each lessee's performance under leases, anticipated operating expense levels which may not prove accurate and actual results which may vary substantially from estimates. Some of the factors are beyond our control and a change in any such factor could affect our ability to pay future dividends. We can give no assurance as to our ability to pay or maintain dividends. We also cannot assure you that the level of dividends will increase over time or that contractual increases in rent under the leases of our properties or the receipt of rental revenue in connection with future acquisitions of properties will increase our actual cash available for distribution to shareholders. In the event of a default or a lease termination, there could be a decrease or cessation of rental payments and thereby a decrease in actual cash available for distribution. See "Dividend Policy and Distributions."

TWO OPERATORS, ONE OF WHICH RECENTLY EMERGED FROM BANKRUPTCY, ACCOUNT FOR ALL OF OUR REVENUES.

     Brookdale and Alterra and/or their respective subsidiaries or affiliates together account for all of our current contractual monthly revenues. This concentration of credit risk in two lessees makes us more vulnerable economically than if we maintained leases with several operators. We can give no assurance that Brookdale and Alterra and/or their respective subsidiaries or affiliates will have sufficient assets, income and access to financing and insurance coverage to enable them to satisfy their lease obligations to us. The failure or inability of either of these operators to pay their obligations to us would materially reduce our revenues and net income, which could in turn reduce the amount of dividends we pay and cause our stock price to decline.

     Because all our properties are currently leased to two operators, our pursuit of any remedies upon any default under a lease may be impacted by our consideration of the effect such remedies will have on other properties leased to the same operator.

     In January 2003, in order to facilitate and complete its ongoing restructuring initiatives, Alterra filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code and emerged from bankruptcy in December 2003. We can give no assurance that Alterra's restructuring efforts will be successful or that Alterra's operating performance will improve. If Alterra's reorganization is not successful, our financial condition and results of operations could be materially and adversely affected.

OUR CHIEF EXECUTIVE OFFICER WAS AN OFFICER OF A FORTRESS AFFILIATE AND OUR ACQUISITION OF THE BROOKDALE PROPERTIES AND THE ALTERRA PROPERTIES, THEREFORE, MAY HAVE BEEN, OR MAY HAVE PRESENTED THE APPEARANCE OF BEING, LESS FAVORABLE TO US THAN IF WE HAD PURCHASED PROPERTIES FROM A PARTY THAT DID NOT HAVE SUCH A PRIOR RELATIONSHIP.

     Prior to the closing of the Brookdale Acquisition, BLCI was owned by FBA, a limited liability company principally owned by affiliates of Fortress Investment Group LLC ("Fortress") and affiliates of Capital Z Financial Services Fund II L.P. Alterra is owned by a wholly-owned subsidiary of FEBC-ALT Investors LLC ("FEBC"), a joint venture among an affiliate of Fortress, Emeritus Corporation and NW Select LLC. Our chief executive officer, president and chairman of our Board of Trustees formerly served as an officer of a company affiliated with Fortress and resigned from such position in April 2004. In addition, until April 2004, he was also a director of both BLCI and Alterra. In addition, our chief executive officer was responsible for senior living and healthcare investments, such as BLCI and Alterra, while at Fortress. Therefore, the transactions represented by the Purchase Agreements and the triple-net leases, based on our chief executive officer's former relationships with the sellers of the Brookdale Properties and the Alterra Properties, may have been, or may have presented the appearance of being, less favorable to us than if we purchased properties from, and leased such properties to, a party that did not have these prior relationships. In addition, our chief executive officer has an investment in the Fortress private equity fund that holds the interest in Alterra, as described below, and the more we paid to acquire the Alterra Properties and/or the less that Alterra paid under the terms of its initial leases with us, the greater the value of his investment in this Fortress fund.

     FBA acquired BLCI in September 2000 in a going-private transaction. Prior to such transaction, BLCI was a publicly-traded company. We acquired 21 of BLCI's 69 properties under management, or approximately 34% of the units operated by BLCI at the time of our acquisition, for an aggregate purchase price of approximately $742.7 million, including the assumption of approximately $414.6 million of non-recourse and limited recourse property-level debt.

     In connection with Alterra's emergence from bankruptcy in December 2003, FEBC acquired 100% of the capital stock of the restructured Alterra for an approximate $76 million equity investment. In connection with this joint venture, FEBC was capitalized with $79 million, including a $15 million senior loan from Fortress and $64 million of equity contributions, of which 77%, or approximately $50 million, was contributed by Fortress. We have acquired 47 of Alterra's 83 owned properties, representing approximately 18% of the units operated by Alterra, for an aggregate purchase price of approximately $240.1 million, including the assumption of approximately $49.8 million of property-level mortgage debt and $126.0 million from our secured line of credit. The Alterra Properties were selected for purchase by us based upon our investment criteria described in this prospectus and through discussions and negotiations with FEBC and Alterra.

PURCHASE PRICES FOR THE BROOKDALE ACQUISITION AND THE ALTERRA ACQUISITION WERE NOT DETERMINED BASED ON INDEPENDENT APPRAISALS OF THE PROPERTIES AND, AS A RESULT, SUCH PRICES MAY EXCEED THE FAIR MARKET VALUE OF THE PROPERTIES.

     The purchase prices for the Brookdale Acquisition and the Alterra Acquisition were not determined based on independent third-party appraisals for all of the properties. Therefore, the purchase prices may have exceeded the fair market value of the properties.

     We considered several methods of valuation for the purpose of determining the purchase prices for the Brookdale Acquisition and the Alterra Acquisition, including the review and analysis of comparable properties, leases and entities, discounted cash flow calculations, reviewing alternative uses of the properties, and our return on equity, funds from operations and cash available for distribution. Because our chief executive officer was affiliated with the sellers under the Purchase Agreements, the use of such valuation methodologies and the basis of negotiation of the purchase prices may have been susceptible to conflict of interests.

     In connection with future acquisitions, the Operating Partnership may assign a value to units for the purpose of determining the number of units to be issued in an acquisition at a discount to the market price of the common shares. These valuations may result in the issuance of units to the sellers of such properties the aggregate value of which exceeds the market value of those properties.

     Furthermore, we believe it is appropriate to value us as an operating enterprise rather than at the values that could be obtained from our liquidation or a liquidation of individual properties. Accordingly, our valuation has been determined based on the factors set forth in the section captioned "Our Business and Properties -- Our Properties." Because our liquidation value may be less than our value as a going concern, shareholders may suffer a loss in the value of their common shares if we are required to sell properties or any other assets.

CONTINGENT OR UNDISCLOSED LIABILITIES ACQUIRED IN CONNECTION WITH THE BROOKDALE ACQUISITION AND THE ALTERRA ACQUISITION COULD REQUIRE US TO MAKE SUBSTANTIAL PAYMENTS.

     We acquired the ownership interests in the Brookdale Properties and the Alterra Properties through the acquisition of certain entities subject to liabilities and with limited recourse with respect to unknown liabilities. As a result, if liabilities are asserted against us based upon any of these properties or entities, or properties or entities we might acquire in the future, we might have to pay substantial sums to settle them, which could adversely affect our cash flow and our ability to service debt and make distributions to our shareholders. Unknown liabilities with respect to the Brookdale Properties and the Alterra Properties, the shares of BLCI or the Alterra Subsidiaries or related entities that we acquired, and any properties or entities that we may acquire in the future, might include:

     - liabilities for clean-up or remediation of undisclosed environmental conditions;

     - unasserted claims of vendors or other persons dealing with the former property owners;

     - liabilities, whether or not incurred in the ordinary course of business, relating to periods prior to our acquisition; and

     - claims for indemnification by general partners, directors, officers and others indemnified by us or the former property owners.

WE MAY EXPERIENCE DIFFICULTIES IN MANAGING OUR GROWTH EFFECTIVELY.

     We expect to pursue the acquisition of additional senior living properties, primarily assisted and independent living properties. This growth will place significant demands on our management resources. Our ability to manage our growth effectively will require us to continue to expand our operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. If we are unable to manage our growth effectively, our business, financial condition and results of operations could be adversely affected.

OUR REAL ESTATE INVESTMENTS ARE CONCENTRATED IN TRIPLE NET-LEASED SENIOR LIVING PROPERTIES, MAKING US MORE VULNERABLE ECONOMICALLY THAN IF OUR INVESTMENTS WERE DIVERSIFIED.

     We expect to qualify as a REIT and, accordingly, as a REIT, we will invest primarily in real estate. Within the real estate industry, we intend to acquire and own triple net-leased senior living properties. We are subject to risks inherent in concentrating investments in real estate. The risks resulting from a lack of diversification become even greater as a result of our business strategy to invest in triple net-leased senior living properties. A downturn in the real estate industry could significantly adversely affect the value of our properties. A downturn in the healthcare industry could negatively affect our tenants' ability to make lease payments to us and, consequently, our ability to meet debt service obligations or make distributions to our shareholders. These adverse effects could be more pronounced than if we diversified our investments outside of real estate or outside of senior living properties.

OUR PROPERTIES MAY NOT HAVE EFFICIENT ALTERNATIVE USES.

     All of our properties are triple net-leased senior living properties. If we or our tenants terminate the leases for these properties or if these tenants lose their regulatory authority to operate these properties, we may be unable to find suitable replacement tenants to lease the properties for their specialized uses. Alternatively, we may be required to spend substantial amounts to adapt the properties to other uses. Any resulting loss of revenues or additional capital expenditures could have a material adverse affect on our financial condition and results of operations and could hinder our ability to meet debt service obligations or make distributions to our shareholders.

WE MAY BE UNABLE TO FIND ANOTHER LESSEE OR OPERATOR FOR A PROPERTY IF WE HAVE TO REPLACE AN OPERATOR.

     We may have to find another lessee/operator for the properties covered by one or more of our leases upon the expiration of the terms of the applicable lease or upon a default by the operator. Since all of our properties are currently leased to two operators, the replacement of an operator may have a significant impact on our results of operations and financial condition. During any period that we are attempting to find one or more lessee/operators, rental payments could decrease or cease. We can give no assurance that we will be able to find a suitable replacement lessee/operator or, if we are successful in locating such an operator, that the rental payments from the new operator would not be significantly less than the existing rental payments. Our ability to locate another suitable lessee/operator and/or evict the existing operator or operators may be materially delayed or limited by various state licensing, receivership, or other laws. In addition, we may also incur substantial additional expenses in connection with any such licensing, receivership or change-of-ownership proceedings. Such delays, limitations and expenses could materially delay or impact our ability to collect rent, to obtain possession of leased properties, or otherwise to exercise remedies for tenant default, which could have a material adverse effect on our results of operations and financial condition.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY, WHICH MAY PREVENT US FROM MAKING ADDITIONAL INVESTMENTS.

     We compete for additional investments with other healthcare investors, including other REITs. The operators of the properties compete with other regional or local senior living properties for residents. Some significant competitive factors that influence residents in choosing a senior living property include the geographic location and physical appearance of the property, the level of services and quality of care, reputation, financial considerations and personal preference. If our cost of capital should increase relative to the cost of capital of our competitors, the spread that we realize on our investments may decline if competitive pressures limit or prevent us from charging higher lease or mortgage rates.

WE RELY ON EXTERNAL SOURCES OF CAPITAL TO FUND FUTURE CAPITAL NEEDS, AND IF WE ENCOUNTER DIFFICULTY IN OBTAINING SUCH CAPITAL, WE MAY BE UNABLE TO MAKE FUTURE INVESTMENTS NECESSARY TO GROW OUR BUSINESS OR MEET MATURING COMMITMENTS.

     To qualify as a REIT under the Code we are required, among other things, to distribute each year to our shareholders at least 90% of our REIT taxable income. Because of this distribution requirement, we may be unable to fund, from cash retained from operations, our future capital needs, including capital needs to make investments and to satisfy or refinance maturing commitments. In addition, all of our properties are encumbered by mortgage indebtedness. Therefore, we may not be able to sell or otherwise borrow against our properties to fund capital needs. As a result, we may rely on external sources of capital. If we are unable to obtain needed capital at all or only on unfavorable terms from these sources, we might not be able to make the investments needed to grow our business, or to meet our obligations and commitments as they mature, which could, in extreme circumstances, affect our ability to continue operations. Our access to capital depends upon a number of factors over which we have little or no control, including general market conditions, the market's perception of our growth potential and our current and potential future earnings and cash distributions, and the market price of our common shares. Our potential capital sources include, but are not limited to:

     Equity Financing. The availability of equity capital will depend, in part, on the market price of our common shares that, in turn, will depend upon various market conditions and other factors that may change from time to time, including:

     - the extent of investor interest;

     - the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

     - our and our operators' financial performance;

     - analyst reports about us and the REIT industry;

     - general stock and bond market conditions, including changes in interest rates on fixed income securities, which may lead prospective purchasers of our common shares to demand a higher annual yield from future distributions;

     - our failure to maintain or increase our dividend, which largely depends on growth of adjusted funds from operations which in turn depends upon increased revenues from additional investments and rental increases; and

     - other factors, such as governmental regulatory action and changes in REIT tax laws.

     The market value of a REIT's equity securities is generally based upon the market's perception of the REIT's growth potential and its current and potential future earnings and cash distributions. Our failure to meet the market's expectation with regard to future earnings and cash distributions would likely adversely affect the market price of our common shares and reduce the value of your investment.

     Debt Financing/Leverage. Financing for future investments and our maturing commitments may be provided by bank borrowings, including our credit facility and/or other bank lines of credit, private or public offerings of debt, the assumption of secured indebtedness, mortgage financing on a portion of our owned portfolio or through joint ventures. We are subject to risks normally associated with debt financing, including the risks that our cash flow will be insufficient to make timely payments of interest, that we will be unable to refinance existing indebtedness and that the terms of refinancing will not be as favorable as the terms of existing indebtedness. If we are unable to refinance or extend principal payments due at maturity or pay them with proceeds from other capital transactions, our cash flow may not be sufficient in all years to pay distributions to our shareholders and to repay all maturing debt. Furthermore, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, the interest expense relating to that refinanced indebtedness may increase by amounts greater than any contractual increases in rental payments under our long-term leases, which would reduce our profitability or result in losses and could affect the amount of dividends we are able to pay. Moreover, additional debt financing increases the amount of our leverage. Our degree of leverage could have important consequences to shareholders, including affecting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes and making us more vulnerable to a downturn in business or the economy generally.

OUR CREDIT FACILITY CONTAINS COVENANTS THAT RESTRICT OUR OPERATIONS AND ANY DEFAULT UNDER SUCH FACILITY WOULD INHIBIT OUR ABILITY TO GROW OUR BUSINESS AND INCREASE REVENUES.

     We have a $135 million secured revolving credit facility with General Electric Capital Corporation which matures in October 2009. Our credit facility contains restrictions and covenants and requires us to maintain or satisfy specified financial ratios and tests. Failure to meet or satisfy any of these restrictions, covenants, financial ratios or financial tests could result in an event of default under the credit facility. Our credit facility is secured by 38 of the Alterra Properties so that an event of default under the credit facility would give the lender the right to declare all amounts outstanding under the credit facility to be immediately due and payable, enforce its rights by foreclosing on collateral pledged under the credit facility and restrict our ability to make additional borrowings under the credit facility. Our credit facility also restricts our ability to, among other things, incur additional debt on the 38 Alterra Properties that secure the facility.

     These restrictions may interfere with our ability to obtain financing or to engage in other business activities, which may inhibit our ability to grow our business and increase revenues.

OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     As of October 31, 2004, we had total indebtedness of approximately $590.3 million, including $126.0 million outstanding under our credit facility. All of our properties are encumbered by mortgage indebtedness. We may increase our indebtedness in the future. Our level of indebtedness could have important consequences to our shareholders. For example, it could:

     - limit our ability to satisfy our obligations with respect to holders of our capital stock;

     - cause us to violate default provisions under our various long-term debt obligations;

     - make us more vulnerable to economic downturns;

     - limit our ability to withstand competitive pressures if our cost of capital increases as compared to our competitors' cost of capital, thus reducing the spread on our investments; and

     - impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes.

MORTGAGE DEBT OBLIGATIONS EXPOSE US TO INCREASED RISK OF LOSS OF PROPERTY, WHICH COULD HARM OUR FINANCIAL CONDITION.

     Incurring mortgage debt increases our risk of loss because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing any loans for which we are in default. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds and, with respect to the Brookdale Properties may be subject to a corporate tax if such foreclosure occurs within ten years of the Brookdale Acquisition. See "Tax Risks Related to our Business and Structure" with respect to the basis of the Brookdale Properties.

UNFORESEEN COSTS ASSOCIATED WITH THE ACQUISITION OF NEW PROPERTIES COULD REDUCE OUR PROFITABILITY.

     Our business strategy contemplates future acquisitions of senior living properties. Although we generally have described our acquisition and market selection process in the "Our Business and Properties -- Our Company" section of this prospectus, the location, lease terms or other relevant economic and financial data with respect to any real properties that we may acquire in the future may not generate returns or may not meet a risk profile that our investors find acceptable. In addition, we might encounter unanticipated difficulties and expenditures relating to any acquired properties, including contingent liabilities, or newly acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. If we agree to provide funding to enable senior living operators to build, expand or renovate properties and the project is not completed, we could be forced to become involved in the development to ensure completion or we could lose the property. These costs may negatively affect our results of operations. We are not currently a party to any definitive agreement, commitment or understanding with respect to any material acquisitions.

OUR ASSETS MAY BE SUBJECT TO IMPAIRMENT CHARGES.

     We will periodically, but not less than annually, evaluate our real estate investments and other assets for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, operator performance and legal structure. If we determine that a significant impairment has occurred, we would be required to make an adjustment to the net carrying value of the asset, which could have a material adverse effect on our results of operations and funds from operations in the period in which the write-off occurs.

WE CANNOT ASSURE OUR SHAREHOLDERS OF OUR ABILITY TO PAY DIVIDENDS IN THE FUTURE.

     We intend to distribute to our shareholders substantially all of our REIT net taxable income each year so as to avoid paying corporate income tax on our earnings and to qualify for the tax benefits accorded to a REIT under the Code. We have not established a minimum dividend payment level, and our ability to pay dividends may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our Board of Trustees and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our Board of Trustees may deem relevant from time to time. Moreover, we may elect with respect to certain taxable years not to distribute "net capital gains" that are not required to be distributed to maintain the Company's qualification as a REIT. See "Federal Income Tax Considerations -- Taxation of Our Company." We cannot assure our shareholders that we will be able to pay dividends in the future.

RISING OPERATING EXPENSES COULD REDUCE OUR CASH FLOW AND FUNDS AVAILABLE FOR FUTURE DIVIDENDS.

     Our properties and any properties that we buy in the future are and will be subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, then our tenants could be required to expend funds for that property's operating expenses, which could adversely affect their ability to meet their lease obligations to us. Our properties are and will be subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses.

     While all of our properties are currently leased on a triple-net lease basis or require that the tenants pay all expenses associated with maintaining the properties, renewals of leases or future leases may not be negotiated on that basis, in which event we will have to pay those costs. If we are unable to lease properties on a triple-net lease basis or on a basis requiring the tenants to pay all or some of the expenses associated with maintaining the properties, or if tenants fail to pay required tax, utility and other impositions, we could be required to pay those costs, which could adversely affect our operating results.

ILLIQUIDITY OF REAL ESTATE INVESTMENTS COULD SIGNIFICANTLY IMPEDE OUR ABILITY TO RESPOND TO ADVERSE CHANGES IN THE PERFORMANCE OF OUR PROPERTIES AND HARM OUR FINANCIAL CONDITION.

     Because real estate investments can be illiquid, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

     We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These lock-out provisions would restrict our ability to sell a property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could significantly harm our financial condition and operating results.

     Real estate investments can be illiquid and, therefore, tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. All of our properties are "special purpose"

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properties that could not be readily converted to general residential, retail or office use. Transfers of operations of healthcare-related properties are subject to regulatory approvals not required for transfers of other types of commercial operations and other types of real estate. Thus, if the operation of any of our properties becomes unprofitable due to competition, age of improvements or other factors such that our lessee becomes unable to meet its obligations on the lease, the liquidation value of the property may be substantially less, particularly relative to the amount owing on any related mortgage loan, than would be the case if the property were readily adaptable to other uses. The receipt of liquidation proceeds or the replacement of an operator that has defaulted on its lease could be delayed by the approval process of any federal, state or local agency necessary for the transfer of the property or the replacement of the operator with a new operator licensed to manage the facility. In addition, certain significant expenditures associated with real estate investment, such as real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investment. Should such events occur, our income and cash flows from operations would be adversely affected.

AS AN OWNER OF REAL PROPERTY, WE MAY BE EXPOSED TO POSSIBLE ENVIRONMENTAL LIABILITIES.

     Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property, such as us, may be liable in certain circumstances for the costs of removal or remediation of certain hazardous or toxic substances at, under or disposed of in connection with such property, as well as certain other potential costs relating to hazardous or toxic substances, including government fines and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances and liability may be imposed on the owner in connection with the activities of an operator of the property. The cost of any required remediation, removal, fines or personal or property damages and the owner's liability therefor could exceed the property's value, and/or the owner's assets. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral which, in turn, would reduce the owner's revenues.

     Although our leases typically require the lessee to indemnify us for certain environmental liabilities, the scope of such obligations may be limited, and we cannot assure you that any such lessee would be able to fulfill its indemnification obligations.

COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT AND FIRE, SAFETY AND OTHER REGULATIONS MAY REQUIRE US TO MAKE UNINTENDED EXPENDITURES WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     All of our properties are required to comply with the Americans with Disabilities Act (the "ADA"). The ADA has separate compliance requirements for "public accommodations" and "commercial properties," but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants. While the tenants to whom we lease our properties are obligated by law to comply with the ADA provisions, and typically under our leases are obligated to cover costs associated with such compliance, if required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of these tenants to cover costs could be adversely affected and we could be required to expend our own funds to comply with the provisions of the ADA, which could adversely affect our results of operations or financial condition and our ability to make distributions to shareholders. In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements, and these expenditures could adversely affect our results of operations or financial condition and our ability to make distributions to shareholders.

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

AN UNINSURED LOSS OR A LOSS THAT EXCEEDS THE POLICIES ON OUR PROPERTIES COULD SUBJECT US TO LOST CAPITAL OR REVENUE ON THOSE PROPERTIES.

     Under the terms and conditions of our current property leases and under any future leases, tenants generally will be required to indemnify and hold us harmless from liabilities resulting from injury to persons, air, water, land or property, on or off the premises, due to activities conducted on the properties, except for claims arising from the negligence or intentional misconduct of us or our agents. Additionally, tenants will generally be required, at the tenant's expense, to obtain and keep in full force during the term of the lease liability and property damage insurance policies. Insurance policies for property damage are generally in amounts not less than the full replacement cost of the improvements less slab, foundations, supports and other customarily excluded improvements and insure against all perils of fire, extended coverage, vandalism, malicious mischief and special extended perils ("all risk," as that term is used in the insurance industry). Insurance policies are generally obtained by the tenant providing general liability coverage varying between $1 million and $15 million depending on the facts and circumstances surrounding the tenant and the industry in which it operates and include liability coverage for bodily injury and property damage arising out of the ownership, use, occupancy or maintenance of the properties and all of its appurtenant areas.

     In addition to the indemnities and required insurance policies identified above, many of our properties may also be covered by flood and earthquake insurance policies (subject to substantial deductibles and certain exclusions) obtained by and paid for by the tenants as part of their risk management programs. Additionally, we have obtained blanket liability, flood and earthquake (subject to substantial deductibles and certain exclusions) and property damage insurance policies to protect us and our properties against loss should the indemnities and insurance policies provided by the tenants fail to restore the properties to their condition prior to a loss. Should a loss occur that is uninsured or in an amount exceeding the combined aggregate limits for the policies noted above, or in the event of a loss that is subject to a substantial deductible under an insurance policy, we could lose all or part of our capital invested in, and anticipated revenue from, one or more of the properties, which could have a material adverse effect on our results of operations or financial condition and on our ability to make distributions to shareholders.

TERRORIST ATTACKS, SUCH AS THE ATTACKS THAT OCCURRED IN NEW YORK AND WASHINGTON, D.C. ON SEPTEMBER 11, 2001, AND OTHER ACTS OF VIOLENCE OR WAR MAY AFFECT ANY MARKET ON WHICH OUR COMMON SHARES TRADE, THE MARKETS IN WHICH WE OPERATE, OUR OPERATIONS AND OUR PROFITABILITY.

     Terrorist attacks may negatively affect our operations and your investment. There can be no assurance that there will not be further terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly impact our physical properties or the businesses of our tenants. In addition, certain losses resulting from these types of events are uninsurable.

     As a result of terrorism, the United States has entered into an armed conflict that could have a further impact on our tenants. The consequences of any armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment.

     More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and worldwide financial markets and economies. They also could result in a continuation of the current economic uncertainty in the United States and abroad. Adverse economic conditions could affect our tenants' ability to pay rent, which could have a significant impact on our operating results and revenues and may result in volatility of the market price for our common shares.

WE MAY FACE INCREASING COMPETITION FOR THE ACQUISITION OF REAL ESTATE PROPERTIES AND OTHER ASSETS, WHICH MAY IMPEDE OUR ABILITY TO MAKE FUTURE ACQUISITIONS OR MAY INCREASE THE COST OF THESE ACQUISITIONS.

     We compete with many other entities engaged in real estate investment activities for acquisition of properties, including institutional pension funds and other REITs and financial institutions. These competitors may drive up the price we must pay for real estate properties, other assets or other companies we seek to acquire or may succeed in acquiring those companies or assets themselves. In addition, our potential acquisition targets may find our competitors to be more attractive suitors because they may have greater resources, may be willing to pay more or may have a more compatible operating philosophy. In particular, larger REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase. This will result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties, our profitability may decrease, and you may experience a lower return on your investment.

LITIGATION WITH RESPECT TO ALTERRA'S BANKRUPTCY AND REORGANIZATION COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

     In January 2003, in order to facilitate and complete its ongoing restructuring initiatives, Alterra filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court for the District of Delaware. Alterra emerged from bankruptcy in December 2003 when it was acquired and recapitalized by FEBC, a joint venture among an affiliate of Fortress, Emeritus Corporation and NW Select LLC, pursuant to an Agreement and Plan of Merger dated as of July 18, 2003 (the "Merger Agreement"). Alterra's Second Amended Plan of Reorganization (the "Reorganization Plan") was confirmed by an order of the Bankruptcy Court (the "Confirmation Order"), with the approval of the Official Committee of Unsecured Creditors appointed in the Chapter 11 case (the "Committee").

     On May 24, 2004, the Committee filed a complaint against Alterra seeking revocation of the Confirmation Order (the "Complaint"). The basis of the Complaint is an allegation that Alterra fraudulently misrepresented estimates of the amount (the "Distributable Amount") that would be available for distribution to Alterra's unsecured creditors under the Reorganization Plan, and that such misrepresentations were instrumental in obtaining the acceptance of the Reorganization Plan by certain of Alterra's unsecured creditors and confirmation of the Reorganization Plan. In response, Alterra filed a Motion to Dismiss on a number of procedural and substantive grounds. Thereafter, the Committee filed an Amended Complaint (the "Amended Complaint") adding, among other matters, a request for a declaratory judgment that would resolve all issues relating to the calculation and payment of the Distributable Amount. Alterra thereafter filed a further Motion to Dismiss addressing the fraud allegations of the Amended Complaint.

     Management believes, after discussions with counsel to Alterra and FEBC, that there is no merit to the Committee's claims. FEBC's acquisition of Alterra was the result of an open auction approved by the Bankruptcy Court and the Committee. Calculation of the Distributable Amount, and distributions to be made to unsecured creditors under the Reorganization Plan, if any, would be made strictly in accordance with a formula previously agreed to between Alterra and FEBC, which formula is set forth in the Merger Agreement, was incorporated in the Reorganization Plan and was described in the Disclosure Statement accompanying the Reorganization Plan. The Reorganization Plan was confirmed by the Bankruptcy Court and consented to by the Committee. By statute, a confirmation order can be vacated only for fraud, and there are no reported decisions in the Bankruptcy Court for the District of Delaware that have granted a motion to vacate a confirmation order. However, no assurance can be given as to the potential outcome of the litigation initiated by the Amended Complaint or what remedy would be imposed by the Bankruptcy Court in the event the Confirmation Order was vacated.

                RISKS RELATED TO THE OPERATORS OF OUR PROPERTIES

     Our financial position could be weakened and our ability to make distributions could be limited if any of our operators were unable to meet their obligations to us or failed to renew or extend their relationships with us as their lease terms expire, or if we were unable to lease or re-lease our properties on economically favorable terms. These adverse developments could arise due to a number of factors, including those listed below.

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

THE BANKRUPTCY, INSOLVENCY OR FINANCIAL DETERIORATION OF OUR OPERATORS COULD SIGNIFICANTLY DELAY OUR ABILITY TO COLLECT UNPAID RENTS OR REQUIRE US TO FIND NEW OPERATORS FOR REJECTED PROPERTIES.

     Brookdale and Alterra together account for all of our current revenues. If either of these operators were unable to meet their financial obligations, it could result in the bankruptcy or insolvency of such operator, which could have a material adverse effect on our business, financial condition and results of operations. In January 2003, in order to facilitate and complete its ongoing restructuring initiatives, Alterra filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code and emerged from bankruptcy in December 2003. We can give no assurance that Alterra's restructuring efforts will succeed or that Alterra's operating performance will improve. If Alterra's reorganization fails, our financial condition and results of operations would be materially and adversely affected.

     Although our leases generally provide us with the right to evict an operator and other remedies, the bankruptcy laws afford certain protections to a party that has filed for bankruptcy or reorganization that may render these remedies unenforceable. In addition, an operator in bankruptcy may be able to restrict our ability to collect unpaid rent during the bankruptcy proceeding.

     If one of our lessees seeks bankruptcy protection, the Bankruptcy Code provides that a trustee in a liquidation or reorganization case under the Bankruptcy Code, or a debtor-in-possession in a reorganization case under the Bankruptcy Code, has the option to assume or reject the unexpired lease obligations of a debtor-lessee. However, our lease arrangements with operators who operate more than one of our properties are generally made pursuant to a single master lease covering all of that operator's properties leased from us. Subject to certain restrictions, a debtor-lessee under a master lease agreement would generally be required to assume or reject a master lease as a whole, rather than making the decision on a property by property basis, thereby preventing the debtor-lessee from assuming only the better performing properties and terminating the leasing arrangement with respect to the poorer performing properties. Whether or not a court would require a master lease agreement to be assumed or rejected as a whole would depend on a number of factors, including applicable state law, the parties' intent, whether the master lease agreement and related documents were executed contemporaneously, the nature and purpose of the relevant documents, whether there was separate and distinct consideration for each lease, and the provisions contained in the relevant documents, including whether the relevant documents are interrelated and contain ample cross-references. Therefore, it is not possible to predict how a bankruptcy court would decide this issue.

OPERATORS THAT FAIL TO COMPLY WITH LICENSING AND CERTIFICATION REQUIREMENTS, FRAUD AND ABUSE REGULATIONS OR NEW LEGISLATIVE DEVELOPMENTS MAY BE UNABLE TO MEET THEIR OBLIGATIONS TO US.

     Operators of senior living properties are subject to numerous federal, state and local laws and regulations that are subject to frequent and substantial changes resulting from legislation, adoption of rules and regulations, and administrative and judicial interpretations of existing law. We cannot predict the ultimate timing or effect of these changes, if any. These changes may have a dramatic effect on our operators' costs of doing business. The failure of any of our operators to comply with these laws, requirements and regulations could adversely affect their ability to meet their obligations to us. In particular:

     Fraud and Abuse Regulations. There are various extremely complex federal and state laws governing a wide array of referrals, relationships and arrangements and prohibiting fraud by healthcare providers. Governments are devoting increasing attention and resources to anti-fraud initiatives against healthcare providers. The Health Insurance Portability and Accountability Act of 1996 and the Balanced Budget Act of 1997 expanded the penalties for healthcare fraud. In addition, the federal False Claims Act allows a private individual with knowledge of fraud to bring a claim on behalf of the federal government and earn a percentage of the federal government's recovery. Because of these incentives, so-called "whistleblower" suits have become more frequent. The violation of any of these regulations by an operator may result in the imposition of fines or other penalties that could jeopardize that operator's ability to make lease payments to us or to continue operating its property.

     Legislative and Regulatory Developments. Each year, legislative proposals are introduced or proposed in Congress and in some state legislatures that would effect major changes in the healthcare system, either nationally or at the state level. Proposals under consideration include a federal "Patient Protection Act" to protect consumers in managed care plans, efforts to improve quality of care and reduce medical errors throughout the health care industry, and hospital cost-containment initiatives by public and private payors. We cannot accurately predict whether any proposals will be adopted or, if adopted, what effect, if any, these proposals would have on operators and thus, our business.

     Regulatory proposals and rules are released on an ongoing basis that may have major impact on the healthcare system generally and the long-term care industries in particular.

OUR OPERATORS MAY BE SUBJECT TO SIGNIFICANT LEGAL ACTIONS THAT COULD SUBJECT THEM TO INCREASED OPERATING COSTS AND SUBSTANTIAL UNINSURED LIABILITIES, WHICH MAY AFFECT THEIR ABILITY TO MAKE PAYMENTS TO US UNDER THEIR LEASES.

     Operators of senior living properties are often subject to claims that their services have resulted in resident injury or other adverse effects. Many of these operators have experienced an increasing trend in the frequency and severity of professional liability and general liability insurance claims and litigation asserted against them. The insurance coverage maintained by our operators may not cover all claims made against them nor continue to be available at a reasonable cost, if at all. In some states, state law may prohibit or limit insurance coverage for the risk of punitive damages arising from professional liability and general liability claims and/or litigation. As a result, our operators operating in these states may be liable for punitive damage awards that either are not covered or are in excess of their insurance policy limits.

     We also believe that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, as well as an increase in enforcement actions resulting from these investigations. Insurance is not available to cover such losses. Any adverse determination in a legal proceeding or governmental investigation, whether currently asserted or arising in the future, could have a material adverse effect on an operator's financial condition. An operator could be exposed to substantial additional liabilities if it is unable to obtain or maintain insurance coverage, if judgments are obtained in excess of the insurance coverage, if it is required to pay uninsured punitive damages, or if it is subject to an uninsurable government enforcement action.

OVERBUILDING, INCREASED COMPETITION AND INCREASED OPERATING COSTS HAVE RESULTED IN LOWER REVENUES FOR SOME OF OUR OPERATORS AND MAY AFFECT THE ABILITY OF OUR TENANTS TO MEET THEIR PAYMENT OBLIGATIONS TO US.

     The healthcare industry is highly competitive, and we expect that it may become more competitive in the future. Our operators compete with numerous other companies providing similar healthcare services or alternatives such as home health agencies, life care at home, community-based service programs and convalescent centers. In addition, overbuilding in the assisted living market has caused a slowdown in the fill-rate of newly constructed buildings and, in some cases, a reduction in the monthly rate that many newly built and previously existing properties were able to obtain for their services. This has resulted in lower revenues for the operators of certain of our properties. While we believe that overbuilt markets should reach stabilization in the next couple of years due to minimal new development, we cannot be certain the operators of all of our properties will be able to achieve occupancy and rate levels that will enable them to meet all of their obligations to us. Our operators may encounter increased competition in the future that could limit their ability to attract residents or expand their businesses, and therefore could affect their ability to make their lease payments.

     The market for healthcare professionals and other key personnel is highly competitive, and our operators may experience difficulties in attracting and retaining qualified personnel. Increases in labor costs incurred by our operators, due to higher wages and greater benefits required to attract and retain qualified healthcare personnel, could affect their ability to pay their lease or mortgage payments. This situation could be particularly acute in certain states that have enacted legislation establishing minimum staffing requirements.

                RISKS RELATED TO OUR ORGANIZATION AND STRUCTURE

OUR BUSINESS WOULD BE HARMED IF KEY PERSONNEL TERMINATE THEIR EMPLOYMENT WITH
US.

     Our future success depends, to a significant extent, upon the continued services of Darryl W. Copeland, Jr., our chief executive officer, president and chairman of our Board of Trustees, and of our corporate management team. Although we have an employment agreement with Mr. Copeland and other key executives, there is no guarantee that Mr. Copeland or the other executives will remain employed with us. We do not maintain key person life insurance on any of our officers. We currently have four executive officers and, as a result, the loss of services of any one of these individuals, particularly Mr. Copeland, would harm our business and our prospects.

REIT RULES THAT LIMIT OUR ABILITY TO OPERATE OUR PROPERTIES COULD HARM OUR FINANCIAL CONDITION IF WE ARE UNABLE TO FIND AN OPERATOR FOR THE PROPERTY.

     To qualify as a REIT under the Code, 75% of our gross income each year must generally consist of rents from real property, gain from the sale of real property, interest on debt secured by mortgages on real property and qualified temporary investment income. Amounts received for operating a healthcare facility or providing services to residents of a healthcare facility will not qualify as good REIT income for purposes of the 75% gross income test unless such operations and services are provided by an independent contractor (that is not related to the REIT within the meaning of certain constructive ownership rules contained in the Code) from whom the REIT does not derive or receive any income (except in certain limited circumstances).

     As described earlier in "Risk Factors -- Risks Related to Our Business," we may not be able to find another qualified lessee or operator for a property if we have to replace an operator. Accordingly, if we are unable to find an operator that qualifies as an independent contractor for REIT purposes with respect to one or more of our properties, rental payments could cease which could have a significant impact on our operating results and financial condition, in which case we could be required to sell such properties or terminate our status as a REIT.

MARYLAND LAW AND OUR ORGANIZATIONAL DOCUMENTS MAY DISCOURAGE CHANGES IN MANAGEMENT AND THIRD PARTY ACQUISITION PROPOSALS AND DEPRESS OUR SHARE PRICE.

     Certain provisions contained in our Declaration of Trust and Bylaws (the "Bylaws") and the Maryland General Corporation Law (the "MGCL"), as applicable to Maryland REITs, may discourage a third party from making an acquisition proposal for us and may thereby delay, deter or prevent a change in control or the removal of existing management and, as a result, could prevent shareholders from being paid a premium for their common shares over then prevailing market prices. See "Description of Shares of Beneficial Interest -- Restrictions on Ownership and Transfer" and "Certain Provisions of Maryland Law and of our Declaration of Trust and Bylaws." These provisions are described below:

     Our ownership limitations may restrict business combination opportunities. To qualify as a REIT under the Code, no more than 50% of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer persons during the last half of each taxable year (other than our first REIT taxable year). To preserve our REIT qualification, our Declaration of Trust generally prohibits direct or indirect ownership by any person of more than 9.8% (by vote or value, whichever is more restrictive) of our outstanding securities, including our common shares, or 9.8% (by vote or value, whichever is more restrictive) of our outstanding common shares. Generally, common shares owned by affiliated owners will be aggregated for purposes of the ownership limitation. Any transfer of our common shares that would violate the ownership limitation will be null and void, and the intended transferee will acquire no rights in such shares. Instead, such common shares will be transferred automatically to a trust effective on the day before the purported transfer of such shares. The beneficiary of a trust will be one or more charitable organizations named by us. The ownership limitations could have the effect of delaying, deterring or preventing a change in control or other transaction in which holders of common shares might receive a premium for their common shares over the then-current market price or which such holders might believe to be otherwise in their best interests. The ownership limitation provisions also may make our common shares an unsuitable investment vehicle for any person seeking to obtain, either alone or with others as a group, ownership of more than 9.8% in value of our securities or of our common shares.

     Our Declaration of Trust contains provisions that make removal of our trustees difficult, which could make it difficult for our shareholders to effect changes to our management. Our Declaration of Trust provides that a trustee may only be removed upon the affirmative vote of holders of two-thirds of our outstanding common shares. Vacancies may only be filled by the Board of Trustees. This requirement makes it more difficult to change our management by removing and replacing trustees.

     Our Board of Trustees may approve the issuance of preferred shares with terms that may discourage a third party from acquiring us. Our Declaration of Trust permits the Board of Trustees to issue up to 100,000,000 preferred shares, issuable in one or more classes or series. The Board of Trustees may classify or reclassify any unissued preferred shares and establish the preferences and rights (including the right to vote, receive dividends, and to convert into common shares) of any such preferred shares. Thus, the Board of Trustees could authorize the issuance of preferred shares with terms and conditions that could discourage a takeover or other transaction in which holders of some or a majority of the common shares might receive a premium for their common shares over the then-prevailing market price of such common shares. See "Description of Shares of Beneficial Interest -- Power to Reclassify Shares."

     Our Board of Trustees may issue additional shares that may cause dilution. Our Declaration of Trust authorizes the Board of Trustees, without shareholder approval, to:

     - amend our Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that we have the authority to issue; and

     - classify or reclassify any unissued common shares or preferred shares and to set the preferences, rights and other terms of such classified or reclassified shares, including the issuance of additional classes or series of common shares or preferred shares that have preference rights over the common shares with respect to dividends, liquidation, voting and other matters.

     Future issuances of equity securities may cause our shareholders to experience dilution.

     The Maryland Business Combination Act may discourage a third party from acquiring us. Under the MGCL, certain "business combinations" (including mergers, consolidations, share exchanges and certain asset transfers or issuances or reclassifications of equity securities) between a Maryland REIT and an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder became an interested shareholder. An "interested shareholder" is defined as any person who beneficially owns 10% or more of the voting power of the trust's shares or an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the trust. A person is not an interested shareholder under the statute if the Board of Trustees approved in advance the transaction by which such person otherwise would have become an interested shareholder. However, in approving a transaction, the Board of Trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board. After the five-year prohibition, any business combination must be recommended by the Board and approved by two super-majority shareholder votes unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is in cash or in the same form as previously paid by the interested shareholder for its shares. See "Certain Provisions of Maryland Law and of our Declaration of Trust and Bylaws -- Business Combinations."

OUR RIGHTS AND THE RIGHTS OF OUR SHAREHOLDERS TO TAKE ACTION AGAINST OUR TRUSTEES AND OFFICERS ARE LIMITED.

     Our Declaration of Trust authorizes us to indemnify our trustees and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. In addition, our Declaration of Trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

     - actual receipt of an improper benefit or profit in money, property or services; or

     - a final judgment based upon a finding of active and deliberate dishonesty by the trustee or officer that was material to the cause of action adjudicated.

     Our Bylaws require us to indemnify each present or former trustee or officer to the maximum extent permitted by Maryland law. In addition, we may be obligated to fund the defense costs incurred by our trustees and officers. See "Certain Provisions of Maryland Law and of our Declaration of Trust and Bylaws -- Limitation of Liability and Indemnification."

OUR BOARD OF TRUSTEES MAY CHANGE OUR INVESTMENT AND OPERATIONAL POLICIES WITHOUT A VOTE OF OUR COMMON SHAREHOLDERS.

     Our major policies, including our policies with respect to investments, financing, growth, debt capitalization, REIT qualification and distributions, are determined by the Board of Trustees. Although we have no present intention to do so, the Board of Trustees may amend or revise these and other policies from time to time without a vote of the shareholders. Accordingly, shareholders will have limited control over changes in our policies.

     Our organizational documents do not limit the amount of indebtedness that we or the Operating Partnership may incur. Although we intend to maintain a balance between our total outstanding indebtedness and the value of our portfolio, we could alter this balance at any time. If we become highly leveraged, then the resulting increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness and could harm our financial condition.

                         RISKS RELATED TO THIS OFFERING

AN ACTIVE MARKET FOR OUR COMMON SHARES MAY NEVER DEVELOP.

     We intend to apply to have our common shares approved for quotation on
the          under the symbol "          ." However, we cannot assure you that
regular trading of our common shares will develop on that exchange or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of:

     - the likelihood that an active market for the shares will develop;

     - the liquidity of any such market;

     - the ability of our shareholders to sell their common shares; or

     - the prices that our shareholders may obtain for their common shares.

THE MARKET PRICE AND TRADING VOLUME OF OUR COMMON SHARES MAY BE VOLATILE, WHICH COULD RESULT IN RAPID AND SUBSTANTIAL LOSSES FOR OUR SHAREHOLDERS.

     Even if an active trading market develops, the market price of our common shares may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common shares may fluctuate and cause significant price variations to occur. If the market price of our common shares declines significantly, you may be unable to resell your shares at or above your purchase price. We cannot assure you that the market price of our common shares will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common shares include:

     - actual or anticipated variations in our quarterly operating results or distributions;

     - changes in our funds from operations or earnings estimates or publication of research reports about us or the real estate industry, although no assurance can be given that any research reports about us will be published;

     - increases in market interest rates that may lead purchasers of our shares to demand a higher yield;

     - changes in market valuations of similar companies;

     - adverse market reaction to any increased indebtedness we may incur in the future;

     - additions or departures of key management personnel;

     - actions by institutional shareholders;

     - speculation in the press or investment community; and

     - general market and economic conditions.

BROAD MARKET FLUCTUATIONS COULD HARM THE MARKET PRICE OF OUR COMMON SHARES.

     The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies' operating performance. These broad market fluctuations could reduce the market price of our common shares. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could harm the market price of our common shares.

FUTURE OFFERINGS OF DEBT SECURITIES, WHICH WOULD BE SENIOR TO OUR COMMON SHARES UPON LIQUIDATION, AND FUTURE OFFERINGS OF EQUITY SECURITIES, WHICH WOULD DILUTE OUR EXISTING SHAREHOLDERS AND MAY BE SENIOR TO OUR COMMON SHARES FOR THE PURPOSES OF DIVIDEND DISTRIBUTIONS AND IN LIQUIDATION PREFERENCE, MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON SHARES.

     In the future, we may attempt to increase our capital resources by offering debt or additional equity securities, including commercial paper, medium-term notes, senior or subordinated notes and series of preferred shares or common shares. Upon liquidation, holders of our debt securities and preferred shares and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our common shares. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common shares, or both. Preferred shares, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common shares bear the risk of our future offerings reducing the market price of our common shares and diluting their share holdings in us.

FUTURE SALES OF OUR COMMON SHARES COULD HAVE AN ADVERSE EFFECT ON OUR SHARE
PRICE.

     We cannot predict the effect, if any, of future sales of our common shares, or the availability of shares for future sale, on the market price of our common shares. Sales of substantial amounts of our common shares, or the perception that large sales could occur, may harm prevailing market prices for our common shares. As of October 31, 2004, there were:

     - 29,266,667 common shares outstanding;

     - 353,750 LTIP Units in our operating partnership outstanding; and

     - an additional 896,250 common shares or units in our operating partnership available for future awards under our long-term incentive plan.

     All of the shares registered pursuant to the registration statement of which this prospectus is a part are eligible for immediate resale, subject to contractual limitations. See "Shares Available for Future Sale -- Lock-up Agreements." If any or all of the selling shareholders sell a large number of our common shares in the public market, the sale could reduce the market price of our common shares and could impede our ability to raise future capital through a sale of additional equity securities.

MARKET INTEREST RATES MAY HAVE AN EFFECT ON THE VALUE OF OUR COMMON SHARES.

     One of the factors that investors may consider in deciding whether to buy or sell our common shares is our dividend rate as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher dividend or interest rate on our common shares or seek securities paying higher dividends or interest. It is likely that the public valuation of our common shares will be based primarily on the earnings that we derive from rental income with respect to our properties and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the market value of our common shares. For instance, if interest rates rise, it is likely that the market price of our common shares will decrease, because potential investors may require a higher dividend yield on our common shares as market rates on interest-bearing securities, such as bonds, rise.

                TAX RISKS RELATED TO OUR BUSINESS AND STRUCTURE

YOUR INVESTMENT HAS VARIOUS FEDERAL INCOME TAX RISKS.

     Although the provisions of the Code relevant to your investment are generally described in "Federal Income Tax Considerations," we strongly urge you to consult your own tax advisor concerning the effects of federal, state and local income tax law on an investment in our common shares because of the complex nature of the tax rules applicable to REITs and their shareholders.

IF WE FAIL TO REMAIN QUALIFIED AS A REIT, OUR DIVIDENDS WILL NOT BE DEDUCTIBLE TO US, AND OUR INCOME WILL BE SUBJECT TO TAXATION.

     We believe that we will qualify as a REIT under the Code commencing with our taxable year ending December 31, 2004, which will afford us significant tax advantages. Our ability to continue to qualify as a REIT will depend on our ability to meet various requirements concerning, among other things, the ownership of our outstanding common shares, the nature of our assets, the sources of our income and the amount of our distributions to our shareholders. The requirements for qualification as a REIT are complex and our management has limited experience operating a REIT. If we fail to meet these requirements, our dividends will not be deductible to us and we will be subject to federal, state and local corporate taxes (including alternative minimum tax) on our taxable income. This would substantially reduce our cash available to pay dividends and your yield on your investment. In addition, tax liability might cause us to borrow funds, liquidate some of our investments or take other steps which could negatively affect our operating results. Moreover, if our REIT status is terminated because of our failure to meet a REIT qualification requirement, or if we voluntarily revoke our election, we would be disqualified from electing treatment as a REIT for the four taxable years following the year in which REIT status is lost. A failure to achieve, or a loss or revocation of, REIT status, could have a material adverse effect on our financial condition and results of operations and could adversely affect the value of our common shares.

THERE ARE ADVERSE FEDERAL AND STATE INCOME TAX CONSEQUENCES, AS WELL AS ADDITIONAL LIQUIDITY REQUIREMENTS TO MAINTAIN REIT QUALIFICATION, ASSOCIATED WITH THE BROOKDALE ACQUISITION; THE SALE OF ANY OF THE BROOKDALE PROPERTIES WITHIN 10 YEARS OF OUR ACQUISITION COULD SUBJECT US TO SIGNIFICANT TAXES.

     Because the Brookdale Acquisition was accomplished by means of a stock acquisition, including for federal income tax purposes, neither we nor the Operating Partnership received a "stepped-up" purchase price basis in the Brookdale Properties. Instead, the Operating Partnership received a carryover basis in these assets, that is, the same basis that Brookdale had in such assets prior to the Brookdale Acquisition. The

Operating Partnership's carryover basis in these assets was approximately $302 million less than the purchase price paid in connection with the Brookdale Acquisition. Accordingly, the Operating Partnership's depreciation deductions (and the depreciation deductions allocable to us) will be based on the carryover basis it received, and not on the higher purchase price that it paid for these assets. Our taxable income will accordingly be higher in each taxable year than it would have been if the Operating Partnership had not taken a carryover basis in the Brookdale Properties. Our distribution requirement will be larger by a corresponding amount in each taxable year, and will require that there be adequate sources of liquidity to meet that increased distribution requirement.

     Any gain from the sale of any of these assets by the Operating Partnership will also be based on its carryover basis in the assets sold, which may cause us to elect not to distribute all or some portion of such gain, but to pay corporate tax on such gain at the Company level. Furthermore, if we sell, directly or indirectly, any of these carryover basis assets within 10 years of acquisition, we could be subject to tax, at the highest regular corporate rate, on the asset's built-in gain, determined as of the date of the asset's acquisition by us (the "Corporate Built-in Gain Tax"). See "Federal Income Tax Considerations -- Taxation of Our Company."

WE MAY BE SUBJECT TO FEDERAL AND STATE INCOME TAXES OTHER THAN IN CONNECTION WITH THE BROOKDALE ACQUISITION.

     Even if we qualify and maintain our status as a REIT, we may become subject to federal income taxes and related state taxes other than the Corporate Built-in Gain Tax described above. For example, if we have net income from a sale of property that we hold for sale in the ordinary course of our business, that income will be subject to a 100% tax if such property is sold by us directly or is subject to regular corporate tax rates if sold through a taxable-REIT subsidiary of ours. In addition, we may not be able to pay sufficient distributions to avoid corporate income tax and the 4% excise tax on undistributed income. We may also be subject to state and local taxes on our income or property, either directly or at the level of the Operating Partnership or at the level of the other entities through which we indirectly own our assets. We cannot assure you that we will be able to continue to satisfy the REIT requirements, or that it will be in our best interests to continue to do so.

     In view of the complexity of the tax aspects of the offering, particularly in light of the fact that some of the tax aspects of this offering will not be the same for all investors, prospective investors are strongly advised to consult their own tax advisors with specific reference to their own tax situation prior to an investment in our common shares.

DISTRIBUTION REQUIREMENTS IMPOSED BY LAW LIMIT OUR FLEXIBILITY.

     To maintain our status as a REIT for federal income tax purposes, we generally are required to distribute to our shareholders at least 90% of our REIT taxable income each year. REIT taxable income is determined without regard to the dividends-paid deduction and by excluding net capital gains. We are also required to pay tax at regular corporate rates to the extent that we distribute less than 100% of our taxable income (including net capital gains) each year and at the highest corporate rate to the extent that we are subject to the Corporate Built-in Gain Tax described above. See "Federal Income Tax
Considerations -- Taxation of Our Company." In addition, we are required to pay a 4% nondeductible excise tax on the amount, if any, by which certain distributions we pay with respect to any calendar year are less than the sum of 85% of our ordinary income for that calendar year, 95% of our capital gain net income for the calendar year and any amount of that income that was not distributed in prior years.

     We intend to make distributions to our shareholders to comply with the distribution requirements of the Code and to reduce exposure to federal income taxes and the nondeductible excise tax. Differences in timing between the receipt of income and the payment of expenses in arriving at REIT taxable income, and the effect of required debt amortization payments, as well as the carryover basis that the Operating Partnership took in the Brookdale Properties, could require us to borrow funds on a short-term basis, or to issue common or preferred shares, to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

WE MAY NEED TO FOREGO OTHERWISE ATTRACTIVE OPPORTUNITIES IN ORDER TO COMPLY WITH THE REIT REQUIREMENTS.

     To qualify as a REIT for federal income tax purposes, we must satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our shares of beneficial interest. As a result, we may be required to forego attractive business or investment opportunities in order to meet these tests. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

WE MAY BE SUBJECT TO ADVERSE LEGISLATIVE OR REGULATORY TAX CHANGES THAT COULD REDUCE THE MARKET PRICE OF OUR COMMON SHARES.

     At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or our shareholders. The Jobs and Growth Tax Relief Reconciliation Act of 2003, effective generally for taxable years 2003 through 2008, reduces the maximum rate of tax applicable to individuals on qualified dividend income from regular C corporations to 15%. This reduces substantially the so-called "double taxation" (that is, taxation at both the corporate and stockholder levels) that has generally applied to corporations that are not taxed as REITs. Dividends from REITs generally will not qualify for the dividend tax reduction because, as a result of the dividends-paid deduction to which REITs are entitled, REITs generally do not pay corporate level tax on income that they distribute to shareholders. The implementation of this statute may cause individual investors to view stocks of non-REIT corporations as more attractive relative to shares of REITs than was the case previously.

     Furthermore, the American Jobs Creation Act of 2004 (the "2004 Jobs Act") was recently enacted on October 22, 2004. The 2004 Jobs Act made certain changes to the rules relating to REITs including, for example, expanding the "straight debt" safe harbor and permitting a REIT in certain circumstances to pay a monetary penalty for failure to satisfy a REIT requirement in lieu of being subject to disqualification as a REIT. In general, the revisions made by the 2004 Jobs Act with respect to certain provisions relating to "straight debt" and other securities that are exempt from the 10% value test for REIT asset test purposes, and certain amendments relating to rent received from taxable REIT subsidiaries, are effective for taxable years beginning after December 31, 2000. The remainder of the REIT-related amendments made by the 2004 Jobs Act are generally effective for taxable years beginning after October 22, 2004 (i.e., for the Company's 2005 taxable year). See "Federal Income Tax Considerations" for a more detailed description of certain REIT-related provisions in the 2004 Jobs Act.

     The rules dealing with federal income taxation are constantly under review by persons involved with the legislative process and by the IRS and the Treasury Department, resulting in statutory changes as well as promulgation of new, or revisions to existing, regulations and revised interpretations of established concepts. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting us or our shareholders or the value of our common shares.

PLANS SHOULD CONSIDER ERISA RISKS OF INVESTING IN COMMON SHARES.

     ERISA and Section 4975 of the Code prohibit certain transactions that involve (i) certain pension, profit-sharing, employee benefit, or retirement plans or individual retirement accounts and (ii) any person who is a "party in interest" or "disqualified person" with respect to any such plan. Consequently, the fiduciary of a plan contemplating an investment in our common shares should consider whether the Company, any other person associated with the issuance of the common shares, or any affiliate of the foregoing, is or may become a "party in interest" or "disqualified person" with respect to the plan and, if so, whether an exemption from such prohibited transaction rules is applicable. See "ERISA Considerations."

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects are forward-looking by their nature:

     - our business strategy;

     - our projected operating results;

     - our ability to acquire additional senior living properties;

     - availability of suitable senior living properties;

     - our ability to enter into leases;

     - our ability to obtain future financing arrangements;

     - our understanding of our competition;

     - market trends; and

     - projected capital expenditures.

     The forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions, and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider this risk when you make an investment decision in our common shares, along with the following factors that could cause actual results to vary from our forward-looking statements:

     - the factors referenced in this prospectus, including those set forth under the sections captioned "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Business and Properties;"

     - performance of our operators;

     - general volatility of the capital markets and the market price of our common shares;

     - changes in our business strategy;

     - changes in healthcare laws and regulations;

     - availability, terms and deployment of capital;

     - availability of experienced operators;

     - changes in our industry, interest rates, or the general economy; and

     - the degree and nature of our competition.

     When we use the words "believe," "expect," "anticipate," "estimate," or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common shares by the selling shareholders from time to time pursuant to this prospectus. The proceeds from the offering are solely for the account of the selling shareholders. We have agreed, however, to pay expenses relating to the registration of the common shares under applicable securities laws.

                       MARKET PRICE OF OUR COMMON SHARES

     No public market currently exists for our common shares. Our common shares have not been listed or quoted on any national exchange or market system. However, certain of our shareholders have privately sold shares on The PORTAL Market. The following table sets forth, for the periods indicated, the high and low closing sale prices for our common shares as reported on The PORTAL Market, since August 3, 2004, the date of the closing of the 144A Offering:

                                                               COMMON SHARES
                                                              ---------------
                                                               HIGH     LOW
                                                              ------   ------
2004
Third Quarter (beginning August 3, 2004)....................  $15.00   $15.00
Fourth Quarter (through October 31, 2004)...................  $15.00   $15.00

     As of October 31, 2004, we had 29,266,667 common shares issued and outstanding. While our common shares have been sold privately from time to time after the closing of the 144A Offering, and certain of these trades have been reported on The PORTAL Market, this information is not complete because we only have access to trades reported by Friedman, Billings, Ramsey & Co., Inc. and not to trades reported by any other broker-dealers. Moreover, broker-dealers are not obligated to report all trades to PORTAL.

                              SELLING SHAREHOLDERS

     The selling shareholders may, from time to time, offer and sell pursuant to this prospectus any or all of the common shares. When we refer to the "selling shareholders" in this prospectus, we mean those persons listed in the table below, as well as the permitted transferees, pledges, donees, assignees, successors and others who later come to hold any of the selling shareholders' interests other than through a public sale.

     The table below sets forth the name of each selling shareholder and, as of
          , 2004, the number of our common shares that each selling shareholder may offer pursuant to this prospectus, from time to time. The information presented regarding the selling shareholders is based upon representations made by the selling shareholders to us. We cannot assure you of the accuracy of any such information.

     Because the selling shareholders may offer all, some or none of the common shares pursuant to this prospectus, and because there currently are no agreements, arrangements or understandings with respect to the sale of any of these shares, no definitive estimate can be given as to the amount of common shares that will be held by the selling shareholders after completion of this offering. The following table has been prepared assuming that the selling shareholders sell all of the common shares beneficially owned by them that have been registered by us and do not acquire any additional common shares during the offering. We cannot advise you as to whether the selling shareholders will in fact sell any or all of their common shares. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our common shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

     In connection with the initial offering of our shares, subject to certain exceptions, our officers and trustees, including the executives named as selling stockholders below, agreed not to offer, sell, contract to sell, sell any option or contract to purchase, pledge or otherwise transfer or dispose of, directly or indirectly, any of our common shares, or any securities convertible into or exercisable for any of our common shares or any right to acquire our common shares, for a period of one year after the date of the date of the completion of the initial offering. The placement agent with regard to the initial offering, at any time, and without notice, may in its discretion release all or any portion of the common shares subject to the foregoing lock-up agreements. In addition our chief executive officer and chief operating officer agreed not to sell or otherwise dispose of (i) any of the shares they currently own for a period of one year following the date of the completion of the initial offering;
(ii) two-thirds of these shares for a period of two years following consummation of the initial offering; and (iii) one-third of these shares for a period of three years following consummation of the initial offering.

     Information concerning the selling shareholders may change from time to time, and any changed information will be set forth in prospectus supplements or post-effective amendments, as may be appropriate.

     This prospectus also relates to any additional common shares that become issuable in connection with the shares registered for sale in this prospectus because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of our outstanding common shares.

                                                                SHARES OFFERED
                                                                  PURSUANT TO
                                                                  PROSPECTUS
                                      BENEFICIAL OWNERSHIP      (MAXIMUM NUMBER     BENEFICIAL OWNERSHIP
                                    PRIOR TO RESALE OFFERING   THAT MAY BE SOLD)   AFTER RESALE OF SHARES
                                    ------------------------   -----------------   ----------------------
                                    NUMBER OF    PERCENTAGE                        NUMBER OF   PERCENTAGE
SELLING SHAREHOLDER                   SHARES      OF CLASS                          SHARES      OF CLASS
-------------------                 ----------   -----------                       ---------   ----------

All other selling shareholders
  (1).............................
                                     --------        ---           ----------         ---         ---
  Total...........................                  100%           29,266,667                    100%
                                     ========        ===           ==========         ===         ===

---------------

 *  Less than 1%

(1) Assumes that any other holders of registrable shares do not beneficially own any shares other than the registrable shares offered by this prospectus.

                       DIVIDEND POLICY AND DISTRIBUTIONS

     We intend to make regular quarterly distributions to our shareholders so that we distribute each year all or substantially all of our REIT taxable income so as to avoid paying corporate income tax on our earnings and to qualify for the tax benefits accorded to REITs under the Code. In order to qualify as a REIT, we must distribute to our shareholders an amount at least equal to (1) 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain) plus (2) 90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Code less
(3) any excess non-cash income (as determined under the Code). See "Federal Income Tax Considerations." The actual amount and timing of distributions, however, will be at the discretion of the Board of Trustees and will depend upon a number of factors, including:

     - our actual results of operations;

     - the rent received from our tenants;

     - the ability of our tenants to meet their other obligations under the leases;

     - our expenses;

     - our debt service obligations; and

     - other factors that our Board of Trustees may deem relevant.

     To the extent not inconsistent with maintaining our REIT status, we may maintain accumulated earnings of our taxable REIT subsidiaries in those subsidiaries.

     We cannot assure you that we will have cash available for distribution to our shareholders. See "Risk Factors."

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     The selected financial information presented below under the captions "Operating Information" and "Balance Sheet Information" for the period from March 1, 2004 (inception) to August 31, 2004 are derived from the consolidated financial statements of Provident Senior Living Trust. The unaudited pro forma Balance Sheet Information of Provident Senior Living Trust as of August 31, 2004 and the pro forma Operating Information for the period from March 1, 2004 (inception) to August 31, 2004 reflects the historical financial information adjusted to give effect to our recently completed transactions as well as the acquisition of the Phase II Alterra Properties, and are presented as if the Brookdale Properties and Alterra Properties were leased and the Company commenced operations at the beginning of the period.

     Pro forma information does not purport to represent what our financial position actually would be had the offering and the purchase of the Initial Properties, in fact, occurred on such date or to project our financial position at any future date. This information is presented for informational purposes only, and we do not expect that this information will reflect our future results of operations or financial position. You should read the information below along with all other financial information and analysis presented in this prospectus, including the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                       PERIOD FROM MARCH 1, 2004 (INCEPTION)
                                                                 TO AUGUST 31, 2004
                                                       --------------------------------------
                                                           PRO FORMA           HISTORICAL
                                                       -----------------   ------------------
                                                                    (UNAUDITED)
OPERATING INFORMATION:
REVENUES:
  Rental income......................................     $42,107,675         $        --
  Interest income....................................          11,200             318,178
                                                          -----------         -----------
     Total revenues..................................      42,118,875             318,178
                                                          -----------         -----------
EXPENSES:
  Compensation expenses..............................       1,218,670             890,991
  Amortization of stock-based compensation...........         924,656             445,707
  General and administrative expenses................         531,330              44,917
  Interest expense on mortgages and other debt.......      17,303,828                  --
  Depreciation and amortization......................      19,602,227                  --
                                                          -----------         -----------
     Total expenses..................................      39,580,711           1,381,615
                                                          -----------         -----------
(Loss) income before minority interest...............       2,538,164          (1,063,437)
Minority interest....................................         (30,204)            294,297
                                                          -----------         -----------
Net (loss) income....................................     $ 2,507,960         $  (769,140)
                                                          ===========         ===========
Basic earnings (loss) income per share...............     $      0.09         $     (0.03)
                                                          ===========         ===========
Diluted earnings (loss) income per share.............     $      0.08         $     (0.03)
                                                          ===========         ===========
Weighted average common shares outstanding (basic)...                          27,442,290
Weighted average common shares outstanding
  (diluted)..........................................                          27,442,290

                                                             PRO FORMA            HISTORICAL
                                                          AUGUST 31, 2004      AUGUST 31, 2004
                                                         ------------------   ------------------
                                                                       (UNAUDITED)
BALANCE SHEET INFORMATION:
Real estate investments, at cost.......................    $  982,831,454        $         --
Cash and cash equivalents..............................           329,292         307,618,588
Restricted cash........................................        30,347,343                  --
Deposit for property acquisitions......................                --          90,000,000
Other assets...........................................         5,137,160           4,868,992
                                                           --------------        ------------
Total assets...........................................    $1,018,645,249        $402,487,580
                                                           ==============        ============
Mortgage and bond notes payable........................    $  464,344,674        $         --
Line of credit borrowings..............................       126,000,000                  --
Tenant security deposit................................        20,000,000                  --
Other liabilities......................................         7,921,465           2,108,470
                                                           --------------        ------------
Total liabilities......................................       618,266,139           2,108,470
Minority interest......................................        27,593,002          27,593,002
Shareholders' equity...................................       372,786,108         372,786,108
                                                           --------------        ------------
Total liabilities and shareholders' equity.............    $1,018,645,249        $402,487,580
                                                           ==============        ============

OTHER INFORMATION:

                                                                       HISTORICAL
                                                                       PERIOD FROM
                                                                MARCH 1, 2004 (INCEPTION)
                                                                   TO AUGUST 31, 2004
                                                              -----------------------------
                                                                       (UNAUDITED)
Cash flows:
  From operating activities.................................          $ (1,338,377)
  From investing activities.................................           (90,124,279)
  From financing activities.................................           399,081,244

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     We are newly formed and have only recently commenced revenue-generating operations. Therefore, we do not have any meaningful historical operations to discuss. Please see "Risk Factors -- Risks Related to Our Business," for a discussion of risks relating to our lack of historical operations. The following discussion should be read in conjunction with our audited financial statements and the related notes thereto.

OUR COMPANY

     We were organized as a real estate investment trust in Maryland on March 1, 2004, primarily for the purpose of investing in and owning income-producing senior living properties, primarily independent and assisted living properties, located in the United States. We completed a private placement of 26,842,290 of our common shares and 1,824,377 Class A Units in the Operating Partnership in August 2004. We closed on the Brookdale Acquisition and the Alterra Acquisition, acquiring a total of 68 senior living properties, in the fourth quarter of 2004.

     Our current tenants are, and we expect that any future tenants will generally be, operators that have substantial senior living expertise and operate real estate assets. We intend to offer financing for these operators' real estate primarily through sale-leaseback transactions and generally seek lease terms of at least 10 years with a series of shorter renewal terms at the option of our prospective tenants. We also intend to include annual contractual rental rate increases ranging from 1.5% to 3.5% in our leases. In addition to the base rent, our current leases require, and any future leases will generally require, our prospective tenants to pay all operating costs and expenses associated with the property. We also may in the future seek to provide mortgage financing to senior housing owner-operators.

     We conduct all of our operations through the Operating Partnership. We own all of the membership interests in the sole general partner of the Operating Partnership and thereby control the Operating Partnership. We also own 99% of the Operating Partnership (exclusive of outstanding LTIP Units) in the form of limited partnership interests. We may issue units of limited partnership in exchange for interests in properties from time to time in the future. See "Our Management and Board of Trustees -- Long-Term Incentive Plan" for a description of the LTIP Units. Sellers of properties who receive limited partnership units of the Operating Partnership in exchange for their properties may be able to defer recognition of gain that would be recognized in a cash sale. Upon their election to redeem their units, we may redeem them either for cash or common shares on a one-for-one basis, subject to any lock-up or other restrictions that may exist. Whenever we issue shares for cash, we are obligated to contribute any net proceeds we receive from the sale of the shares to the Operating Partnership and the Operating Partnership is, in turn, obligated to issue an equivalent number of limited partnership units to us. The Operating Partnership will distribute the income it generates from its operations to partners in accordance with the Partnership Agreement. In turn, we expect to distribute the amounts we receive from the Operating Partnership, to the extent that such distributions do not exceed our REIT taxable income, to our shareholders in the form of quarterly cash distributions. We intend to qualify as a REIT for federal tax purposes, thereby generally avoiding federal and state corporate income taxes on the earnings that we distribute to our shareholders, except with respect to certain net capital gains the Company may realize and which we may elect not to distribute. See "Federal Income Tax Considerations -- Taxation of Our Company."

ACCOUNTING ESTIMATES

     In order to prepare financial statements in conformity with accounting principles generally accepted in the United States, we must make estimates and judgments about certain types of transactions and account balances. We believe that our estimates of the amount and timing of lease revenues, credit losses, fair values and periodic depreciation of our real estate assets, stock compensation expense, and the effects of any derivative and hedging activities will have significant effects on our financial statements. Each of these items involves estimates that require us to make judgments that are subjective in nature. We intend to rely on our experience, collect historical data and current market data, and develop relevant assumptions in order to arrive at what we believe to be reasonable estimates. Under different conditions or assumptions, materially different amounts could be reported related to the accounting policies described below. In addition, application of these accounting policies involves the exercise of judgments on the use of assumptions as to future uncertainties and, as a result, actual results could materially differ from these estimates. Our accounting estimates will include the following:

     Revenue Recognition and Unbilled Rentals. Our revenues, which will be comprised largely of rental income, will include rents that each prospective tenant pays in accordance with the terms of its respective lease reported over the initial term of the lease. Our leases may provide for rental increases at specified intervals; in such cases, straight-line basis accounting will require us to record as an asset, and include in revenues, unbilled rent that we will only receive if the prospective tenant makes all rent payments required through the expiration of the term of the lease. Accordingly, our management must determine, in its judgment, to what extent the unbilled rent receivable applicable to each specific tenant is collectible. We will review unbilled rent receivable on a quarterly basis and take into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectibility of unbilled rent with respect to any given tenant is in doubt, we would be required to record an increase in our allowance for uncollectible accounts or record a direct write-off of the specific rent receivable, which would have an adverse effect on our net income for the year in which the reserve is increased or the direct write-off is recorded and would decrease our total assets and shareholders' equity.

     Investments in Real Estate. We will record investments in real estate at cost, and we will capitalize improvements and replacements when they extend the useful life or improve the efficiency of the asset. We will expense costs of repairs and maintenance as incurred if the tenant of our property fails to do so pursuant to the terms of their lease with us. We will be required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation expense to record on an annual basis with respect to our investments in real estate improvements. These assessments will have a direct impact on our net income because, if we were to shorten the expected useful lives of our investments in real estate improvements, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis. We will compute depreciation using the straight-line method over the estimated useful life of 40 years for buildings and improvements, five to seven years for equipment and fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

     We have adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which establishes a single accounting model for the impairment or disposal of long-lived assets including discontinued operations. SFAS 144 requires that the operations related to properties that have been sold or that we intend to sell be presented as discontinued operations in the statement of operations for all periods presented, and properties we intend to sell be designated as "held for sale" on our balance sheet.

     We will be required to make subjective assessments as to whether there are impairments in the values of our investments in real estate. When circumstances such as adverse market conditions indicate a possible impairment of the value of a property, we will review the recoverability of the property's carrying value. The review of recoverability will be based on our estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property's use and eventual disposition. Our forecast of these cash flows will consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the property.

     Allocation of Purchase Price for Acquisition of Properties. We will allocate the purchase costs of properties to the tangible and intangible assets acquired and the liabilities assumed as provided by SFAS No. 141, "Business Combinations." For each acquisition, we will assess the value of the land, building, equipment and intangible assets. The value of the buildings acquired are determined based on independent appraisals or on management's estimates reflecting the facts and circumstances of each acquisition.

     Acquisition Fees and Costs. Acquisition fees and miscellaneous acquisition costs that are directly identifiable with properties that are likely of being acquired are capitalized and included in other assets. Upon the purchase of a property, the fees and costs directly identifiable with that property are reclassified to land, building, equipment and lease intangibles. In the event a property is not acquired or no longer is expected to be acquired, costs directly related to the property will be charged to expense.

     Leases. Our leases will be accounted for under the provisions of SFAS No. 13, "Accounting for Leases." In order to determine whether a lease will be accounted for as an operating or a capital lease, this statement requires management to estimate the economic life of the leased property, the residual value of the leased property and the present value of minimum lease payments to be received from the tenant. In addition, management assumes that all payments to be received under its leases are collectible. Changes in management's estimates or assumptions regarding collectibility of lease payments could result in a change in accounting for the lease.

     Accounting for Derivative Financial Investments and Hedging Activities. We will account for our derivative and hedging activities, if any, using SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended by SFAS No. 137 and SFAS No. 149, which requires all derivative instruments to be carried at fair value on the balance sheet.

     Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, will be considered cash flow hedges. We will formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking each hedge transaction. Where required, we will periodically review the effectiveness of each hedging transaction, which involves estimating future cash flows. Cash flow hedges will be accounted for by recording the fair value of the derivative instrument on the balance sheet as either an asset or liability, with a corresponding amount recorded in other comprehensive income within shareholders' equity. Amounts will be reclassified from other comprehensive income to the income statement in the period or periods the hedged forecasted transaction affects earnings. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, will be considered fair value hedges under SFAS 133. We are not currently a party to any derivatives contract other than interest rate caps on certain floating rate debt assumed in connection with the Brookdale Acquisition.

     Stock-Based Compensation. We intend to apply the intrinsic value method to account for the issuance of stock options under our long-term incentive plan in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," where appropriate. In this regard, it is currently anticipated that a substantial portion of our options will be granted to individuals who are our officers. Accordingly, because the grants are expected to be at exercise prices that represent fair value of the shares at the date of grant, we do not currently anticipate that we will record any expense related to the issuance of these options under the intrinsic value method. If the actual terms vary from the expected, the impact to our compensation expense could differ.

RESULTS OF OPERATIONS

     We completed the 144A Offering in August 2004 and closed on the Brookdale Acquisition and the Alterra Acquisition during the fourth quarter of 2004. As a result, we have not generated any meaningful revenue since inception to August 31, 2004. We do not consider the results of our operations since inception to be meaningful with respect to an analysis of our expected operations.

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity is a measurement of the ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments and other general business purposes. Our primary sources of funds, subsequent to the 144A Offering, have been borrowings under our credit facility and interest income from our cash balances.

     Our ability to execute our business strategy depends to a significant degree on our ability to obtain additional capital. We expect to meet our short-term liquidity requirements generally through cash flow provided by operations and borrowings under our credit facility. Our properties are leased under long-term, triple net leases and are therefore expected to generate stable cash flows. We consider our ability to generate cash to be adequate and expect it to continue to meet operating requirements both in the short and long terms.

     We expect to meet our long-term liquidity requirements, specifically the repayment of debt and the acquisition of additional properties, through other bank borrowings, including long-term, fixed rate mortgage loans, additional secured revolving lines of credit, variable-rate term loans, mortgage loans and bond debt, and through additional private placements or public offerings of debt or equity securities, the assumption of secured indebtedness or a combination of these methods. All of our properties are encumbered by mortgage indebtedness and the mortgage debt encumbering certain of our properties is cross-defaulted to the mortgage debt encumbering other properties we own.

     On October 20, 2004, we entered into a $135 million secured revolving credit facility with General Electric Capital Corporation which matures in October 2009. As of October 31, 2004, the credit facility had an outstanding balance of $126.0 million, all of which was used to fund a portion of the purchase price of the Alterra Properties. Interest on the credit facility is based on 30-day LIBOR, plus an applicable LIBOR margin based on our property leverage ratio. As of October 31, 2004, the credit facility bore interest at a rate of 4.31%. The credit facility is secured by mortgages on 38 of the Alterra Properties and is guaranteed by the Company up to a maximum of $13.5 million (plus enforcement costs). We also provide a guarantee under the credit facility in the event of certain acts by the borrower. The credit facility contains financial covenants and other restrictions including provisions that restrict or limit our ability to exercise certain of our rights as landlord under the property leases for the 38 Alterra Properties securing the credit facility. The remaining nine Alterra Properties are encumbered by a single mortgage loan. The interest rate for such loan is fixed at 7.2%, which approximates fair value, and the loan matures in 2009.

     The 21 Brookdale Properties are encumbered by 25 separate loans. The Brookdale loans (a) range in maturity from 2006 to 2029, (b) range in interest rate from 2.03% to 8.38% (with a weighted average rate of 6.00%), and (c) range in outstanding principal amount (as of January 1, 2004) from approximately $3.9 million to approximately $61.7 million. Approximately $104.5 million of the debt we assumed in connection with the Brookdale Acquisition is floating rate, tax exempt or taxable bond debt. This debt is indexed to either the municipal bond market index ("BMA"), the prime rate ("Prime") or LIBOR. The Brookdale master lease provides for a "floating rate adjustment" to rent payments to mitigate our exposure to fluctuations in changes to these interest rate indices. The Brookdale loans contain provisions that restrict or limit our ability to exercise certain of our rights as landlord under the Brookdale property leases.

     Set forth below is the principal payment and debt maturity schedule of our long-term debt obligations assumed in the Brookdale Acquisition and the Alterra Acquisition (net of approximately $4.0 million in principal reserves maintained by certain lenders). The long-term debt obligations assumed approximate fair value. No debt premium or discount is reflected. (unaudited) (in thousands):

                              PRINCIPAL PAYMENTS                   DEBT MATURITY
                        -------------------------------   -------------------------------
                        ALTERRA    BROOKDALE              ALTERRA    BROOKDALE
                        MANAGED     MANAGED               MANAGED     MANAGED                TOTAL
YEAR                    PROPERTY   PROPERTY    SUBTOTAL   PROPERTY   PROPERTY    SUBTOTAL   PAYMENTS
----                    --------   ---------   --------   --------   ---------   --------   --------
2004(1)...............   $  195     $ 1,060    $  1,225   $     --   $     --    $     --   $  1,255
2005..................    1,221       6,588       7,809         --         --          --      7,809
2006..................    1,312       6,845       8,157         --      5,161       5,161     13,318
2007..................    1,409       7,204       8,613         --     32,828      32,828     41,441
2008..................    1,514       6,380       7,894         --     21,115      21,115     29,009
2009(2)...............      263       5,841       6,104    169,777     58,145     227,922    234,026
2010..................       --       5,878       5,878         --     79,955      79,955     85,833
2011..................       --       4,287       4,287         --     36,652      36,652     40,939
2012..................       --       4,272       4,272         --         --          --      4,272
2013..................       --       3,339       3,339         --     43,592      43,592     46,932
Thereafter............       --      43,856      43,856         --     37,044      37,044     80,900
                         ------     -------    --------   --------   --------    --------   --------
  Total...............   $5,914     $95,551    $101,465   $169,777   $314,492    $484,269   $585,734
                         ======     =======    ========   ========   ========    ========   ========

---------------

(1) Represents payments for November and December 2004.

(2) Figures for 2009 include borrowings under our credit facility.

     Any additional indebtedness we incur will likely be subject to continuing covenants, and we will likely be required to make continuing representations and warranties in connection with that debt. Moreover, all of our debt is currently secured by mortgages on all of our properties. If we default in the payment of interest or principal on any of our debt, breach any representation or warranty in connection with any borrowing or violate any covenant in any loan document, the lender may accelerate the maturity of the debt requiring us to immediately repay all outstanding principal and accrued interest. If we are unable to make the payment, our lender could foreclose on our assets that are pledged as collateral to the lender. The lender could also sue us or force us into bankruptcy. Any of these events would likely have a material adverse effect on the value of an investment in our common shares.

     We intend to make quarterly distributions to our shareholders. In order to qualify as a REIT and to generally avoid corporate-level tax on the income we distribute to our shareholders, we are required to distribute at least 90% of our REIT taxable income, excluding net capital gain, on an annual basis. Therefore, we intend to raise additional capital in order to grow our business and acquire additional properties. However, there is no assurance that we will be able to borrow funds or raise additional equity capital on terms acceptable to us, if at all. For additional information regarding our distribution policies and requirements, see "Dividend Policy and Distributions."

CASH DISTRIBUTION POLICY

     We will elect to be taxed as a REIT under the Code commencing with our taxable year ending December 31, 2004. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we distribute at least 90% of our REIT taxable income, excluding net capital gain, to our shareholders. It is our current intention to comply with these requirements, elect REIT status and maintain such status going forward. As a REIT, we generally will not be subject to corporate federal, state or local income taxes on taxable income we distribute (in accordance with the Code and applicable regulations) to our shareholders, although we may be subject to the Corporate Built-in Gains Tax and may elect not to distribute other net capital gains in certain circumstances. See "Risk Factors -- Tax

Risks Related to our Business and Structure". If we fail to qualify as a REIT in any taxable year, we will be subject to federal, state and local income taxes at regular corporate rates and may not be able to qualify as a REIT for four subsequent tax years. Even if we qualify for federal taxation as a REIT, we may be subject to certain state and local taxes on our income and property and to federal income and excise taxes on our undistributed taxable income, i.e., taxable income not distributed in the amounts and in the time frames prescribed by the Code and applicable regulations thereunder.

     It is our intention to pay to our shareholders, within the time periods prescribed by the Code, all or substantially all of our REIT taxable income. We similarly generally intend, but may elect not to, distribute net capital gains arising from the sale of real estate and on the sale of securities. It is our policy to make sufficient cash distributions to shareholders in order for us to maintain our REIT status under the Code and to minimize to the extent practicable corporate income and excise taxes on undistributed income.

INFLATION

     We expect that the majority of our leases will contain provisions designed to mitigate the adverse impact of inflation. These provisions generally will increase rental rates during the terms of the leases either at fixed rates or indexed escalations (based on the Consumer Price Index or other measures). In addition, we expect that most of our leases will require the tenant to pay the operating expenses of the property, including common area maintenance costs, real estate taxes and insurance. This may reduce our exposure to increases in costs and operating expenses resulting from inflation. However, if inflation rates exceed the contractual rental increases, our results of operations may be adversely affected, and inflation may also adversely impact our revenue from leases that do not contain escalation provisions.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business plan, we expect that the primary market risk to which we will be exposed is interest rate risk.

     We may be exposed to the effects of interest rate changes primarily as a result of borrowings under our credit facility and other long-term debt used to maintain liquidity and to fund expansion of our real estate investment portfolio and operations. Our interest rate risk management objectives will be to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve our objectives, we will borrow primarily at fixed rates or variable rates with the lowest margins available and, in some cases, with the ability to convert variable rates to fixed rates. We may also enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate our interest rate risk on a related financial instrument. We do not intend to enter into derivative transactions for speculative purposes.

     In addition to changes in interest rates, the value of our properties will be subject to fluctuations based on changes in local and regional economic conditions and changes in the ability of our tenants to generate profits, all of which may affect our ability to refinance our debt if necessary.

                          OUR BUSINESS AND PROPERTIES

OUR COMPANY

     We are a self-administered and self-managed real estate investment trust, or "REIT," that owns income-producing senior living properties located in the United States. We were formed as a Maryland real estate investment trust in March 2004 and completed a private placement of our common shares and units in the Operating Partnership in August 2004 and acquired all of our properties during the fourth quarter of 2004. Our properties are leased to Brookdale and Alterra, two of the industry's largest senior living operators. We currently are one of the largest owners of senior living properties in the United States. We conduct all of our operations, and own all of our properties, through the Operating Partnership.

     We were formed to capitalize on trends and developments in the senior living industry by acquiring income-producing senior living properties, primarily independent and assisted living properties, located in the United States, that derive substantially all of their revenues from private pay sources. Our properties are leased to experienced operators with substantial senior living expertise pursuant to long-term, triple-net leases containing contractual rent escalations. We seek to acquire properties that provide the opportunity for additional value, current returns to shareholders and geographic diversity. Our primary investment structure is sale-leaseback transactions whereby we purchase a property and lease it back to the seller or another senior living operator over long terms, typically ranging from 10 to 15 years, plus renewal options.

     Our primary objectives are to (i) preserve and enhance shareholder equity value, (ii) provide current income for distribution to shareholders through the ownership of senior living properties leased to experienced operators with substantial expertise in senior living operations, (iii) generate increasing cash flow for the Company and its shareholders through contractual rent increases and additional investments, and (iv) achieve long-term appreciation in the value of our properties.

     We intend to acquire other senior living properties in the future and to fund potential acquisitions with a combination of proceeds from mortgage financing secured by the newly acquired properties, our line of credit and/or future securities offerings. We anticipate that any newly-acquired properties will be freestanding senior living properties located primarily in the United States, and leased to experienced operators. In addition, in the future we may provide financing through mortgage loans made to our owner-operators.

     In making investments, we intend to focus on established senior living operators that meet our standards for quality and experience of management such as Brookdale and Alterra. In evaluating potential investments, we consider such primary factors as:

     - the quality, experience and expertise of management of the operator/manager of the property;

     - the location, construction quality, condition and design of the property;

     - the property's historical, current and forecasted cash flow and its ability to meet operational needs, capital expenditures and lease obligations, providing an appropriate return on investment to us;

     - the occupancy and demand for similar senior living properties in the same or nearby communities;

     - the proportion of private pay residents, with an emphasis on little or no government reimbursement; and

     - the tax, growth, regulatory and reimbursement environment of the jurisdiction in which the property is located.

     One of our investment strategies is to obtain contractual rent escalations under long-term, non-cancelable, "triple-net" leases, and to obtain security deposits where appropriate. We anticipate that additional security will typically be provided by covenants regarding lease coverage ratios and net worth, and various provisions for cross-default, cross-collateralization and corporate guarantees, when appropriate, and manager replacement provisions.

     Our principal executive offices are located at 600 College Road East, Suite 3400, Princeton, New Jersey 08540. Our telephone number is (609) 720-0825.

NATURE OF INVESTMENTS

     We expect our investments to be typically structured as sale-leaseback transactions. However, we may in the future pursue alternative investment structures, including mortgage financing. Sale-leaseback arrangements provide us with significant benefits, including:

     - the ability to acquire a valued asset and retain the property's operator as a primary, long-term tenant;

     - the ability to generate predictable consistent returns and attractive financing alternatives as a result of the long term nature of the leases, the credit of tenants and the lack of tenants' rental set off rights in bond net leases; and

     - the ability to own properties with low leverage at the end of the lease term because of the self-amortizing nature of the debt and the amortization from lease payments.

     Our leases will generally have an initial leasehold term of 10-15 years with one or more five to ten year renewal options. The leases will generally be "triple-net leases" under which the tenant is responsible to pay all taxes, utilities, insurance premium costs, repairs and other charges relating to the ownership and operation of the facility. The tenant will generally be obligated at its expense to keep all improvements and fixtures and other components of the facility covered by "all risk" insurance in an amount equal to at least the full replacement costs thereof and to maintain specified minimum personal injury and property damage insurance, protecting us as well as the tenant at such facility. The leases will generally also require the tenant to indemnify and hold us harmless from all claims resulting from the use and occupancy of the facility by the tenant and related activities, as well as to indemnify us against all costs related to any release, discovery, clean-up and removal of hazardous substances or materials on, or other environmental responsibility with respect to, each facility. We expect all of our leases to contain annual escalators in rent payments. Generally, we anticipate that the obligations under the leases will be guaranteed by the parent corporation of the lessee. Some obligations may be further backed by other collateral such as machinery, equipment, furnishings and other personal property. See "Our Recent Acquisitions" below for a description of the terms of our master leases with Brookdale and Alterra.

     Although currently all of our properties are leased to Brookdale and Alterra, we may lease future acquired properties to other operators of senior living properties.

     We have no set limitation on the number of properties in which we may invest, the amount or percentage of our assets that may be invested in any specific property or property type, or on the concentration of investments in any geographic area in the United States.

INDUSTRY OVERVIEW

     The senior living industry is highly fragmented and characterized predominantly by numerous local and regional senior living operators. Senior living providers may operate freestanding independent living, assisted living or skilled nursing residences, or communities that feature a combination of senior living options such as continuing care retirement communities, commonly referred to as CCRCs, which typically consist of large independent living campuses with assisted living and skilled nursing sections. The level of care and services offered by providers varies along with the size of communities, number of residents served and design of properties (for example, purpose-built communities or refurbished structures).

     The senior living industry has evolved to meet the growing demand for senior care generated by an aging population demanding new and/or better living alternatives/options. The senior living industry encompasses a broad spectrum of senior living service and care options, which include senior apartments, independent living, assisted living and skilled nursing care. The decision as to which option is chosen is typically made by the resident and/or his or her family members and depends on many factors, including but not limited to location, service and care needs, financial considerations and personal preferences. A senior and/or his or her family members have several care options, including staying in the senior's home and bringing in services when and if needed, moving the senior in with a family member who provides care or moving into a property that provides a combination of services. A description of the various senior living and care options is provided below.

     Senior Apartments. Senior apartments are marketed to residents who are generally capable of caring for themselves. Residence is usually restricted on the basis of age. Purpose-built properties may have special function rooms, concierge services, high levels of security and assistance call systems for emergency use. Residents at these properties who need healthcare services or assistance with the activities of daily living are expected to contract independently for these services with caregivers, home healthcare companies or other service providers.

     Independent Living Properties. Independent living properties, or congregate communities, also provide high levels of privacy to residents and are typically for residents capable of relatively high degrees of independence. Unlike a senior apartment property, an independent living property usually bundles several services as part of a regular monthly charge; for example, a property may offer one or two meals per day in a central dining room, weekly maid service or a social director. Additional services are generally available from staff employees on a fee-for-service basis. In some independent living properties, separate parts of the property are dedicated to assisted living or nursing services. Independent living buildings typically are larger than assisted living properties and are frequently multi-story structures. Independent living units are substantially similar to multi-family apartment units.

     Assisted Living Properties. Assisted living properties typically are comprised of one and two bedroom suites that include private bathrooms and efficiency kitchens. Services bundled within one charge usually include three meals per day in a central dining room, daily housekeeping, laundry, medical reminders and 24-hour availability of assistance with the activities of daily living, such as eating, dressing and bathing. Professional nursing and healthcare services are usually available at the property on call or at regularly scheduled times.

     Nursing Homes. Nursing homes generally provide extensive nursing and healthcare services similar to those available in hospitals, without the high costs associated with operating rooms, emergency rooms or intensive care units. A typical purpose-built nursing home includes mostly one- and two-bed units with a separate bathroom in each unit and shared dining and bathing facilities. Some private rooms are often available for those residents who pay higher rates or for residents whose medical conditions require segregation. Nursing homes are generally staffed by licensed nursing professionals 24 hours per day.

     During the 1990s, demand in the senior living industry created an abundance of public and private capital for real estate development in the senior living sector. Currently, construction activity in independent and assisted living properties has abated, which has led to greater industry stability and growth and improved fundamentals for healthcare operators and owners of senior living properties.

OUR MANAGEMENT TEAM

     Our senior management team includes Darryl W. Copeland, Jr., our chairman, chief executive officer and president, Charles A. Post, our chief operating officer, William P. Ciorletti, our chief financial officer, and Saul A. Behar, our senior vice president, general counsel and secretary. Messrs. Copeland and Post each have extensive experience in managing, investing in and financing senior and assisted living properties and have served as a director and/or executive officer of both publicly-traded and privately-held senior and assisted living companies. Mr. Copeland has approximately 15 years of experience in the healthcare industry and has been involved in the acquisition, financing, management and/or development of over $2 billion in senior living assets. In addition, Messrs. Ciorletti and Behar have each served in similar capacities for other publicly-traded REITs.

OUR RECENT ACQUISITIONS

     General. The table below summarizes certain information with respect to the Brookdale Acquisition and the Alterra Acquisition and the subsequent leasing of the properties (dollar amounts in millions):

                                                TOTAL          LEASE
TENANT                                      PURCHASE PRICE   EXPIRATION      RENEWAL OPTIONS
------                                      --------------   ----------      ---------------
Brookdale.................................      $742.7          2019         2 for 10 years each
Alterra...................................       240.1          2019          2 for 5 years each
                                                ------
  Total...................................      $982.8
                                                ======

     The purchase prices for the Brookdale Acquisition and the Alterra Acquisition were determined by negotiation between the parties to the respective Purchase Agreements. We acquired the ownership interests in all of the properties owned by BLCI. The Brookdale Properties represent approximately 34% of the units operated by BLCI. We acquired the ownership interests in 47 of the 83 properties owned by Alterra. The Alterra Properties represent approximately 18% of the units operated by Alterra. We selected the Brookdale Properties and the Alterra Properties based upon our investment criteria described in this prospectus and through discussions and negotiations in connection with the Purchase Agreements. We did not seek independent third-party appraisals or valuations for all of the properties in connection with the Brookdale Acquisition or the Alterra Acquisition. In determining the purchase price for the Brookdale Acquisition and the Alterra Acquisition, we considered several methods of valuation, including the review and analysis of comparable properties, leases and entities, discounted cash flow calculations, return on equity, funds from operations and cash available for distribution by us.

     BLCI was owned by Fortress-Brookdale Acquisition LLC ("FBA"), a limited liability company principally owned by affiliates of Fortress Investment Group LLC ("Fortress") and affiliates of Capital Z Financial Services Fund II L.P. Alterra is owned by a wholly-owned subsidiary of FEBC-ALT Investors LLC ("FEBC"), a joint venture among an affiliate of Fortress, Emeritus Corporation and NW Select LLC. Until April 2004, our chief executive officer, president and chairman of our Board of Trustees, Darryl W. Copeland, Jr., was a director of both BLCI and Alterra. Mr. Copeland resigned as an officer of an affiliate of Fortress in April 2004. As a result, the Purchase Agreements may have been, or may have presented the appearance of being, less favorable to us than if we had sought to purchase properties from a third party that did not have such a prior relationship.

     In connection with the 144A Offering, FBA, the seller of the Brookdale Properties, purchased 2,675,623 common shares and 1,824,377 Class A Units and Alterra purchased 1,500,000 common shares. Upon consummation of the 144A Offering, we advanced a deposit of $67.5 million and $22.5 million to FBA and Alterra, respectively. In October 2004, FBA refunded to us our $67.5 million deposit. The Alterra deposit was applied against the purchase price for the Alterra Acquisition.

     Our Acquisition of the Brookdale Properties. In October 2004, we acquired from FBA 100% of the outstanding capital stock of Brookdale Living Communities, Inc. ("BLCI") for an aggregate purchase price of approximately $742.7 million (the "Brookdale Acquisition"), pursuant to a stock purchase agreement we entered into with FBA (the "Brookdale Purchase Agreement") in June 2004. BLCI owned indirectly a total of 21 senior living properties (the "Brookdale Properties"), together with certain related personal property. Prior to the closing of the Brookdale Acquisition in October 2004, all of the other real and personal property owned by BLCI (the "Brookdale Excluded Assets"), all of the liabilities and obligations of BLCI other than the mortgage debt we assumed, and certain liabilities relating to the Brookdale Properties that are not required to be reflected or reserved on a balance sheet in accordance with GAAP (the "Brookdale Excluded Liabilities"), were transferred to or assumed by a new company that was subsequently renamed Brookdale Living Communities, Inc. ("Brookdale") or one of its wholly-owned subsidiaries. Immediately following the closing of the Brookdale Acquisition, BLCI and its wholly-owned corporate subsidiaries were converted into limited liability companies and the limited liability company interest in BLCI, which was renamed PSLT-BLC Properties Holdings LLC, was contributed to the Operating Partnership. The Brookdale

Acquisition was funded with proceeds from the 144A Offering and the assumption of approximately $414.6 million of non-recourse and limited recourse property-level debt on the Brookdale Properties.

     Although FBA and Brookdale have each made a number of customary representations and warranties in the Brookdale Purchase Agreement regarding certain aspects of BLCI's business and the Brookdale Properties, we cannot assure you that we did not assume any material contingent or unknown obligations or liabilities in connection with the Brookdale Acquisition. In addition, PSLT-BLC Properties Holdings LLC as the successor to BLCI continues to be the defendant in various litigation and other proceedings involving BLCI for which we have been indemnified by Brookdale as described below.

     Brookdale has agreed to indemnify us for any losses we may incur as a result of (a) any inaccuracy or breach of any representation or warranty made by FBA or Brookdale in the Brookdale Purchase Agreement, (b) any breach or failure by FBA or Brookdale to perform its obligations under the Brookdale Purchase Agreement, (c) any Brookdale Excluded Assets and Brookdale Excluded Liabilities,
(d) certain environmental claims relating to the Brookdale Properties, (e) any third party claims arising out of actions, omissions, events or facts occurring on or prior to the closing of our purchase of the Brookdale Properties relating to the assets, properties and business of BLCI, and (f) certain fees and expenses of FBA's and Brookdale's advisors. Brookdale is not required to indemnify us for any loss which does not exceed $100,000 and has no obligation to indemnify us with respect to certain losses until such losses exceed $2 million. In no event will Brookdale be required to indemnify us for losses in excess of $75 million which arise from those matters set forth in clauses (a),
(d) and (e) above. In addition, Brookdale is not required to indemnify us for matters of which our officers obtained actual knowledge prior to the execution of the Brookdale Purchase Agreement. Brookdale is also not required to indemnify us for breaches of representations and warranties of which our officers obtained actual knowledge prior to the closing of the Brookdale Acquisition, unless on or before such date we notified them of such matters and Brookdale and FBA agreed prior to such date that we were not obligated to close the transactions contemplated by the Brookdale Purchase Agreement. Moreover, Brookdale has generally agreed to indemnify us against any tax liability with respect to periods ending on or before, and transactions occurring before, the Brookdale Acquisition. We have agreed to release FBA and its affiliates (other than Brookdale and its subsidiaries) from any claims or losses arising out of the transactions contemplated by the Brookdale Purchase Agreement.

     We have agreed to indemnify FBA and Brookdale against any losses that either may incur as a result of (a) any inaccuracy or breach of any representation or warranty made by us, (b) any breach by us to perform our obligations under the Brookdale Purchase Agreement and (c) certain third party claims as a result of any inspections of the Brookdale Properties that we performed. We are not required to indemnify FBA and Brookdale for any loss which does not exceed $100,000 and we have no obligation to indemnify with respect to certain losses until such losses exceed $2 million. In no event will we be required to indemnify for losses in excess of $75 million which arise from those matters set forth in clauses (a) and (c) above. Moreover, we have generally agreed to indemnify Brookdale against any tax liability (other than tax liability required to be borne or paid by the Brookdale Tenants pursuant to the Brookdale Property Leases) with respect to periods beginning, and transactions occurring, after the closing of the Brookdale Acquisition.

     All of the expenses incurred in connection with the consummation of the Brookdale Acquisition, including certain of our expenses, were payable by FBA. However, upon Brookdale's request and pursuant to the terms of the Brookdale Purchase Agreement, we funded these transaction expenses in the aggregate amount of $7.4 million, which were included in the purchase price and lease basis upon which base rent is calculated.

     Our Acquisition of the Alterra Properties. During the fourth quarter of 2004, we acquired from Alterra 100% of the outstanding capital stock of the Alterra Subsidiaries for an aggregate purchase price of approximately $240.1 million (the "Alterra Acquisition") pursuant to a stock purchase agreement we entered into with Alterra (the "Alterra Purchase Agreement") in June 2004 and amended and restated by mutual agreement in October 2004. Pursuant to the terms of the Alterra Purchase Agreement, we consummated the Alterra Acquisition in two separate closings. The Alterra Subsidiaries owned a total of 47 assisted living properties (collectively, the "Alterra Properties"), together in each case with certain related personal property. All of the other real and personal property owned by the Alterra Subsidiaries (the "Alterra Excluded Assets") and all of the liabilities and obligations of the Alterra Subsidiaries other than certain liabilities relating to the Alterra Properties that are not required to be reflected or reserved on a balance sheet in accordance with GAAP (the "Alterra Excluded Liabilities"), were transferred to or assumed by Alterra or a subsidiary of Alterra prior to the completion of the Alterra Acquisition.

     We funded the Alterra Acquisition with proceeds from the 144A Offering and borrowings under our credit facility and by assuming an aggregate of approximately $49.8 million of property-level mortgage debt. Upon consummation of the 144A Offering, we advanced $22.5 million to Alterra as a refundable purchase price deposit (the "Alterra Purchase Price Deposit"), which deposit was applied towards the purchase price of the Alterra Acquisition. An election will be made under Code Section 338(h)(10) by the Company and Alterra to treat the purchase of the stock of the Alterra Subsidiaries as an acquisition of their assets rather than a stock acquisition, which should result in the Company having a purchase price basis in such assets.

     Although Alterra has made a number of customary representations and warranties in the Alterra Purchase Agreement regarding certain aspects of the Alterra Subsidiaries' business and the Alterra Properties, we cannot assure you that we did not assume any material contingent or unknown obligations or liabilities in connection with the Alterra Acquisition.

     Alterra has agreed to indemnify us for any losses we may incur as a result of (a) any inaccuracy or breach of any representation or warranty made by Alterra in the Alterra Purchase Agreement, (b) any breach or failure by Alterra to perform its obligations under the Alterra Purchase Agreement, (c) any Alterra Excluded Assets and Alterra Excluded Liabilities, (d) certain environmental claims relating to the Alterra Properties, (e) any third party claims arising out of actions, omissions, events or facts occurring on or prior to the closing of our purchase of the Alterra Properties relating to the assets, properties and business of Alterra, and (f) certain fees and expenses of Alterra's advisors. Alterra is not required to indemnify us for any loss which does not exceed $25,000 and has no obligation to indemnify us with respect to certain losses until such losses exceed $650,000. In no event will Alterra be required to indemnify us for losses in excess of $25 million which arise from those matters set forth in clauses (a), (d) and (e) above. In addition, Alterra is not required to indemnify us for breaches of representations and warranties of which our officers obtained actual knowledge prior to the execution of the Alterra Purchase Agreement. Alterra is also not required to indemnify us for matters of which our officers obtained actual knowledge prior to the closing of the Alterra Acquisition, unless on or before such date we notified them of such matters and Alterra agreed prior to such date that we are not obligated to close the transactions contemplated by the Alterra Purchase Agreement. Moreover, Alterra has generally agreed to indemnify us against any tax liability with respect to periods ending on or before, and transactions occurring before, the Alterra Acquisition. We have agreed to release the stockholders of Alterra and their affiliates (other than Alterra and its subsidiaries) from any claims or losses arising out of the transactions contemplated by the Alterra Purchase Agreement.

     We have agreed to indemnify Alterra against any losses that it may incur as a result of (a) any inaccuracy or breach of any representation or warranty made by us, (b) any breach or failure by us to perform our obligations under the Alterra Purchase Agreement and (c) any third party claims as a result of any inspections of the Alterra Properties that we performed. We are not required to indemnify Alterra for any loss which does not exceed $25,000 and we have no obligation to indemnify Alterra with respect to certain losses until such losses exceed $650,000. In no event will we be required to indemnify for losses in excess of $25 million which arise from those matters set forth in clauses (a) and (c) above. Moreover, we have generally agreed to indemnify Alterra against any tax liability (other than tax liability required to be borne or paid by the Alterra Tenants pursuant to the Alterra Property Leases) with respect to periods beginning after, and transactions occurring after, the closing of the Alterra Acquisition.

     All of the expenses incurred in connection with the consummation of the Alterra Acquisition, including certain of our expenses, were payable by Alterra. However, upon Alterra's request and pursuant to the terms of the Alterra Purchase Agreement, we funded these transaction expenses in the aggregate amount of $2.7 million, which were included in the purchase price and lease basis upon which base rent is calculated.

     Our Master Lease Arrangements with Brookdale. Concurrently with the consummation of the Brookdale Acquisition, we entered into master lease arrangements with subsidiaries and/or affiliates of Brookdale. The lease arrangements include (a) property lease agreements for each of the Brookdale Properties (each a "Brookdale Property Lease"), (b) an agreement regarding leases (the "Brookdale Agreement Regarding Leases"), entered into between the parent company of the Brookdale Tenants (as defined below) ("BLC Holdings") and the parent company of each of the owners of the Brookdale Properties ("PSLT-BLC Holdings"), (c) a lease guaranty by BLC Holdings with respect to each Brookdale Property Lease, and (d) a guaranty of the Brookdale Agreement Regarding Leases by Brookdale (the "Brookdale Guaranty of Agreement Regarding Leases"). Each of the Brookdale Properties is owned by a separate subsidiary of the Company and leased to a subsidiary of Brookdale (each, a "Brookdale Tenant"). Each Brookdale Tenant entered into a management agreement with another subsidiary of Brookdale relating to the management and operation of each of the Brookdale Properties (the "Brookdale Management Agreements").

     Our leases with respect to the Brookdale Properties are for an initial term of 15 years (the "Initial Term"), with two 10-year renewal options at Brookdale's election, provided that, among other things, (i) no event of default exists under any Brookdale Property Lease or under the Brookdale Agreement Regarding Leases and (ii) no management termination event has occurred and is continuing beyond any applicable cure period. Pursuant to the Brookdale Agreement Regarding Leases, the renewal option may be exercised only with respect to all of the Brookdale Properties.

     Under the terms of the Brookdale Property Leases, the Brookdale Tenants are obligated to pay base rent (as escalated from time to time, the "Base Rent") in an amount equal to the Lease Rate (defined below) multiplied by the sum of the purchase price (including certain transaction costs incurred in connection with the Brookdale Acquisition by us and by Brookdale, which at Brookdale's election, we actually paid (including financing costs and debt assumption fees) in the amount of $7.4 million) plus any subsequent amounts we fund in connection with capital improvements as described in each Brookdale Property Lease and the Brookdale Agreement Regarding Leases (such sum, the "Lease Basis").

     The initial lease rate for the first year of each of the Brookdale Property Leases is 8.1% (as the same may be escalated, the "Lease Rate"). Commencing on January 1, 2006, and annually thereafter, the Lease Rate will be increased (the "Annual Increase") by an amount equal to the lesser of (i) four times the increase in the Consumer Price Index during the immediately preceding year or
(ii) 3%. During the first year of each renewal term of the Brookdale Property Leases, (a) the Lease Rate will be adjusted to equal the greater of (i) the then current fair market Lease Rate (as determined by mutual agreement, or if no such agreement is reached, by an acceptable appraisal method) or (ii) the prior year's Lease Rate times the Annual Increase, and (b) the Lease Basis will be adjusted to equal the greater of (i) the then current fair market value of the Brookdale Properties (as determined by mutual agreement, or if no such agreement is reached, by an acceptable appraisal method) or (ii) the Lease Basis for the immediately preceding calendar month. In addition, Base Rent will be increased by a "floating adjustment" tied to fluctuations in our floating rate-based mortgage indebtedness. The floating adjustment is an amount computed monthly equal to the increase or decrease in the applicable index (LIBOR, Prime or BMA) from a base value (determined based on the average index values for such indices for the period January 2004 through April 2004) multiplied by the aggregate outstanding principal amount of all floating rate mortgages encumbering the Brookdale Properties (i.e., the dollar amount of the floating rate debt assumed by us at the inception of the Brookdale Property Leases, plus any additional amounts related to any refinancing advanced by us to the Brookdale Tenants pursuant to the terms of the Brookdale Property Leases and the Brookdale Agreement Regarding Leases) other than from refinancings under which BLC Holdings has not elected to receive any proceeds (the "Floating Rate Debt"). Rent under the Brookdale Property Leases will continue to be escalated in accordance with the Annual Increase and the floating adjustment during each renewal term; provided, however, that with respect to any floating rate mortgages, the floating adjustment will apply only through the maturity date of any underlying Floating Rate Debt encumbering the Brookdale Property at the commencement date of the Brookdale Lease and with respect to any refinancings that Brookdale either requests or under which Brookdale requests net proceeds (as described below). Rent under the Brookdale Property Leases is to be paid in arrears on a monthly basis.

     Lease payments are absolute triple-net, with the Brookdale Tenants responsible for the payment of all taxes, assessments, utility expenses, insurance premiums and other expenses relating to the operation of the Brookdale Properties. In addition, the Brookdale Tenants are required to comply with the terms of the mortgage financing documents affecting the Brookdale Properties, if and to the extent that, among other things, the terms of such mortgage financings are commercially reasonable and consistent with other mortgage financings of comparable properties in the then-current market.

     We may, in our sole discretion, upon the request of the Brookdale Tenant, fund additional necessary capital improvements to the properties. If we fund any such amounts, the Lease Basis shall be increased on a dollar-for-dollar basis for the amounts we fund. In addition, if we, the Brookdale Tenant and the manager mutually determine that there is an extraordinary capital expenditure requirement at one or more of the Brookdale Properties, or if we and any Brookdale Tenant mutually agree that a capital improvement at one or more of the Brookdale Properties is necessary for the applicable Brookdale Property to be in compliance with legal requirements, we have agreed to fund up to $5 million in the aggregate over the term of the Brookdale Property Leases with respect to all of the Brookdale Properties and the amount that we fund will be added to the Lease Basis. The Brookdale Tenants have covenanted to keep the Brookdale Properties in good condition and repair and operate them in a fashion similar to their operations on the commencement date of the Brookdale Property Leases. The Brookdale Property Leases also require the Brookdale Tenants to spend, in the aggregate among the Brookdale Properties, at least $450 per unit per year, which amount will be increased annually by the percentage increase in the Consumer Price Index. We have the right to require reserved funding upon our request or as required by a mortgage lender. We and the Brookdale Tenants have also agreed to review periodically the reserve-funding amount to adjust as necessary to properly maintain the properties in accordance with the requirements of the Brookdale Property Leases.

     If PSLT-BLC Holdings or any of the lessors under the Brookdale Property Leases desire to enter into a new mortgage financing or a refinancing of an existing mortgage or otherwise obtain additional mortgage debt encumbering any of the Brookdale Properties during the first six (6) years of the Initial Term, provided there is no event of default, we will deliver notice thereof to BLC Holdings together with a copy of a bona fide term sheet setting forth the proposed terms of such mortgage financing. BLC Holdings may elect to have the applicable Brookdale Tenant obtain the net proceeds of any such financing or may request that we obtain a financing that will provide additional net proceeds for the applicable Brookdale Tenant. In addition, BLC Holdings has the right, during the first six (6) years of the Initial Term, to request two (2) times per calendar year that we attempt to obtain a new mortgage or a refinancing of an existing mortgage with respect to the Brookdale Properties. We have agreed that we will use commercially reasonable efforts to obtain any such financing but will be obligated only to seek such new financing from the holder of the mortgage financing then in place with respect to the applicable Brookdale Property.

     Net financing or refinancing proceeds advanced by us to the Brookdale Tenants as described in the immediately preceding paragraph (each, a "Tenant Refinance Advance") will be added to the Lease Basis under the applicable Brookdale Property Lease. All fees, penalties, premiums or other costs related to any Tenant Refinance Advance will also be included in the Lease Basis, except that if the applicable Brookdale Tenant obtains net proceeds of any financing we initiate, then only such portion of the fees, penalties, premiums or other costs related to any such Tenant Refinance Advance, as it relates to the proceeds disbursed to the applicable Brookdale Tenant, will be included in the Lease Basis. In addition, if the monthly debt service relating to a Tenant Refinance Advance exceeds the amount of rent that will be payable relating to the increase in the Lease Basis as a result of such Tenant Refinance Advance, then the applicable Brookdale Tenant is required to pay the excess, and under certain circumstances the applicable Brookdale Tenant will also be required to pay additional amounts relating to increases in debt service and other costs with respect to the remaining portion of the balance of the refinancing.

     Under the Brookdale Agreement Regarding Leases, we agreed that, during the first six (6) years of the Initial Term, PSLT-BLC Holdings will not (i) pledge or otherwise encumber its interest in any of the lessors under the Brookdale Property Leases, or (ii) permit the lessors under the Brookdale Property Leases to pledge or otherwise encumber the Brookdale Properties or their interests in the Brookdale Property Leases, other than any existing mortgages, new mortgages, refinancings of existing mortgages or other additional mortgage debt encumbering the Brookdale Properties. In addition, we agreed that we will not, and that PSLT-BLC Holdings and the lessors under the Brookdale Property Leases will not, enter into any agreement which contains covenants or other agreements expressly restricting the ability of any lessor under the Brookdale Property Leases to enter into a financing which has been requested by BLC Holdings, as described above, or expressly limiting the amount that may be borrowed thereunder, except for any existing mortgages, new mortgages, refinancings of existing mortgages or other additional mortgage debt that may encumber the Brookdale Properties from time to time.

     Pursuant to the Brookdale Agreement Regarding Leases, BLC Holdings deposited $20 million at closing with PSLT-BLC Holdings as security for the performance of the terms, conditions and provisions of the Agreement Regarding Leases and the Brookdale Property Leases. Provided there is no event of default under the Brookdale Agreement Regarding Leases, BLC Holdings has the right to request that portions of the security deposit be applied toward the Brookdale Tenants' satisfying the expenditure requirement under each of the Brookdale Property Leases with respect to capital improvements of $450 per unit per year (in the aggregate) among the Brookdale Properties, up to a maximum amount of $600 per unit per year. If the Brookdale Properties achieve and maintain a lease coverage ratio of at least 1.10 to 1.00 for a consecutive twelve month period, then $10 million of the security deposit will be returned to BLC Holdings. If the Brookdale Properties achieve and maintain a lease coverage ratio of at least
1.15 to 1.00 for a consecutive twelve month period, then $15 million of the security deposit will be returned to BLC Holdings. Any balance of the security deposit will be returned to BLC Holdings if the Brookdale Properties achieve and maintain a lease coverage ratio of at least 1.20 to 1.00 for twelve consecutive months. For the foregoing purposes, the lease coverage ratio will be computed by taking the net operating income for all of the Brookdale Properties (subject to certain adjustments, including reductions for management fees and capital expenditure requirements), and dividing it by Base Rent payable in the aggregate under all of the Brookdale Property Leases.

     The Brookdale Agreement Regarding Leases also provides that PSLT-BLC Holdings may terminate the Brookdale Management Agreements upon the occurrence of certain events, including if any Brookdale Tenant fails to make a rental payment and the failure goes uncured for more than 30 days, if an event of default has occurred and remains uncured under any of the Brookdale Property Leases or under the Brookdale Agreement Regarding Leases, or if the Brookdale manager becomes bankrupt or insolvent, has bankruptcy proceedings filed against it or voluntarily files for bankruptcy. In addition, PSLT-BLC Holdings may terminate the Brookdale Management Agreements if the Brookdale Properties fail to maintain on a quarterly basis a lease coverage ratio (subject to certain adjustments) of at least 1.05 to 1.00 during any of the fifth (5th) through seventh (7th) lease years, 1.10 to 1.00 during any of the eighth (8th) through twelfth (12th) lease years, and at least 1.15 to 1.00 during any of the thirteenth (13th) through fifteenth (15th) lease years and during each renewal term. BLC Holdings or the Brookdale manager has the right to cure a failure to maintain the required lease coverage ratio by posting cash or a letter of credit in an amount sufficient to increase on a dollar-for-dollar basis the net operating income reflected in the numerator of the lease coverage ratio calculation to the extent necessary to be within compliance. This cure option is available during the first 10 years of the Initial Term and may only be exercised two times thereafter during the remaining portion of the Initial Term. If PSLT-BLC Holdings terminates the Brookdale Management Agreements and replaces the Brookdale manager with a manager other than an affiliate of Brookdale, the Brookdale Tenants have the right to terminate those Brookdale Property Leases as to which the Brookdale Management Agreements have been terminated. If PSLT-BLC Holdings terminates one (1) or more of the Brookdale Management Agreements but the Brookdale Tenants for such applicable Brookdale Properties do not terminate the applicable Brookdale Property Leases, the Brookdale Tenants will enter into new management agreements with a replacement manager designated by PSLT-BLC Holdings and will be required to pay any replacement manager the management fee pursuant to the replacement management agreements, provided that the Brookdale Tenants will be entitled to a credit against Base Rent for any payments (excluding out-of-pocket reimbursements) payable to such replacement manager in excess of an amount equal to five percent (5%) of gross revenues.

     Each of the Brookdale Property Leases is unconditionally guaranteed by BLC Holdings and BLC Holdings' obligations under the Brookdale Agreement Regarding Leases are unconditionally guaranteed by

Brookdale. Under the Brookdale Agreement Regarding Leases, it is a default if the net worth of Brookdale declines to less than $75 million; provided that Brookdale may cure any such default by depositing cash collateral in the amount of one (1) month's rent under all of the Brookdale Property Leases, if Brookdale's net worth is between $50 million and $75 million, in the amount of three (3) months' rent, if Brookdale's net worth is between $25 million and $50 million, and in the amount of six (6) months' rent, if Brookdale's net worth is $25 million or less. For the purposes of the foregoing net worth test, Brookdale's "net worth" means the sum of Brookdale's net worth, determined in accordance with GAAP, plus the "deferred gain" that results from the transactions contemplated in the Brookdale Stock Purchase Agreement, which, for the purposes of the Brookdale Agreement Regarding Leases is deemed not to exceed $110 million. Under the Brookdale Property Leases, the Brookdale Tenants agreed to indemnify us from all liabilities related to the occupancy and operation of the Brookdale Properties prior to and during the term of the Brookdale Property Leases, with such indemnification continuing for twelve months following any termination of the Brookdale Property Leases for any claims made with respect to incidents occurring prior to the end of the lease term.

     In connection with any new mortgage financing, the applicable Brookdale Tenant will subordinate its rights to those of such new mortgage lender, provided such mortgage lender enters into a subordination, non-disturbance and attornment agreement and agrees not to disturb such Brookdale Tenant's right to possession.

     At any time after the tenth lease year of the Initial Term and during the last lease year of any renewal term, BLC Holdings has the right to purchase from us all, but not less than all, of the Brookdale Properties at a purchase price equal to the greater of (i) the then current fair market value (as determined by a mutually acceptable appraisal method) or (ii) the minimum option purchase price, which is equal to the Lease Basis (as the same may be increased pursuant to the terms of the Brookdale Property Leases) increased by a compounded rate of 4.5% per year from the lease inception through the option purchase date. In addition, BLC Holdings is required to pay us an additional amount, not to exceed $75 million, related to the amount of gain, if any, recognized for federal income tax purposes, as more particularly described in the Brookdale Agreement Regarding Leases.

     The Brookdale Agreement Regarding Leases also provides that to the extent any new independent living properties we acquire are not leased back to the seller of such properties in a sale-leaseback transaction, Brookdale has a right of first offer to lease any such properties from us on terms proposed by us in good faith.

     Each of the Brookdale Property Leases prohibits the assignment of any Brookdale Property Lease by the applicable Brookdale Tenant. The Brookdale Agreement Regarding Leases also prohibits certain other "changes of control" of Brookdale entities. However, any sale by Brookdale of all or substantially all of its assets or any sale of more than 50% of Brookdale's outstanding stock by its shareholders, or the sale of more than 50% of the membership interests in FBA, does not require our consent if (i) BLC Holdings provides evidence reasonably satisfactory to PSLT-BLC Holdings that the industry experience of the guarantor under the terms of such transaction in owning, operating and managing senior living properties similar to Brookdale's properties is at least comparable to or better than that of Brookdale and (ii) the guarantor under the terms of such transaction has a net worth at least equal to $75 million. In addition, our consent is not required in connection with (a) any initial public offering or other equity raising transaction of Brookdale or (b) any direct or indirect transfer of less than 50% of the ownership interest in Brookdale or FBA, if, in the case of a transfer contemplated by clause (b), the current shareholders or members, as the case may be, continue to control the company.

     Our Master Lease Arrangements with Alterra. Concurrently with the closings of the purchase of the Alterra Properties, we entered into master lease arrangements with subsidiaries and/or affiliates of Alterra. The lease arrangements include (a) master lease agreements covering each of the Alterra Properties (each an "Alterra Property Lease"), (b) an agreement regarding leases (the "Alterra Agreement Regarding Leases"), entered into between the parent company of the Alterra Tenants (as defined below) ("ALS Holdings") and the parent company of each of the owners of the Alterra Properties ("PSLT-ALS Holdings"), (c) a lease guaranty by ALS Holdings with respect to each Alterra Property Lease, and (d) a guaranty of the Alterra Agreement Regarding Leases by Alterra (the "Alterra Guaranty of Agreement Regarding Leases"). Each of the Alterra Properties is owned by a subsidiary of the Company and leased to a subsidiary of Alterra (each, an "Alterra Tenant"). Each Alterra Tenant entered into a master sublease agreement with Alterra relating to the possession, management and operation of each of the Alterra Properties (the "Alterra Management Agreements").

     Our leases with respect to the Alterra Properties are for an initial term of 15 years (the "Initial Term"), with two 5-year renewal options at Alterra's election, provided that, among other things, (i) no event of default exists under any Alterra Property Lease or under the Alterra Agreement Regarding Leases and (ii) no management termination event has occurred and is continuing beyond any applicable cure period. Pursuant to the Alterra Agreement Regarding Leases, the renewal option may only be exercised with respect to all of the Alterra Properties.

     Under the terms of the Alterra Property Leases, the Alterra Tenants are obligated to pay base rent (as escalated from time to time, the "Base Rent") in an amount equal to the Lease Rate (defined below) multiplied by the sum of the purchase price (including certain transaction costs incurred in connection with the Alterra Acquisition by us and by Alterra, which at Alterra's election, we actually paid (including financing costs and debt assumption fees) in the amount of $2.7 million) plus any subsequent amounts we fund in connection with capital improvements as described in each Alterra Property Lease and the Alterra Agreement Regarding Leases (such sum, the "Lease Basis").

     The initial lease rate for the first year of each of the Alterra Property Leases will be 9.625% (as the same may be escalated, the "Lease Rate"). Commencing on the first month of the first anniversary of the commencement date of the Alterra Property Leases, and annually thereafter, the Lease Rate will be increased (the "Annual Increase") by an amount equal to the lesser of (i) four times the increase in the Consumer Price Index during the immediately preceding year or (ii) 2.5%. During the first year of each renewal term of the Alterra Property Leases, the Lease Basis will be adjusted to equal the greater of (i) the then current fair market value of the Alterra Properties (as determined by mutual agreement, or if no such agreement is reached, by an acceptable appraisal method) or (ii) the Lease Basis for the immediately preceding calendar month. Rent under the Alterra Property Leases will continue to be escalated in accordance with the Annual Increase during each renewal term. Rent under the Alterra Property Leases is paid in arrears on a monthly basis.

     Lease payments are absolute triple-net, with the Alterra Tenants responsible for the payment of all taxes, assessments, utility expenses, insurance premiums and other expenses relating to the operation of the Alterra Properties. In addition, the Alterra Tenants are required to comply with the terms of the mortgage financing documents affecting the Alterra Properties, if and to the extent that, among other things, the terms of such mortgage financings are commercially reasonable and consistent with other mortgage financings of comparable properties in the then current market.

     We may, in our sole discretion, upon the request of the Alterra Tenant, fund additional necessary capital improvements to the properties. If we fund any such amounts, the Lease Basis shall be increased on a dollar-for-dollar basis for the amounts we fund. In addition, if we, the Alterra Tenant and the manager mutually determine that there is an extraordinary capital expenditure requirement at one or more of the Alterra Properties, or if we and any Alterra Tenant mutually agree that a capital improvement at one or more of the Alterra Properties is necessary for the applicable Alterra Property to be in compliance with legal requirements, we have agreed to fund up to $5 million in the aggregate over the term of the Alterra Property Leases with respect to all of the Alterra Properties and the amount that we fund will be added to the Lease Basis. The Alterra Tenants have covenanted to keep the Alterra Properties in good condition and repair and operate them in a manner similar to their operations on the commencement date of the Alterra Property Leases. The Alterra Property Leases also require the Alterra Tenants to spend, in the aggregate among the Alterra Properties, at least $400 per unit per year, which amount will be increased annually by the percentage increase in the Consumer Price Index. If in any year the Alterra Tenants do not expend the entire required capital improvements amount, the unspent portion of such funds will be deposited into an escrow account with us or with our mortgage lender, which funds will be available for property capital expenditures, capital improvements and repairs; provided that such funds will not be made available to the Alterra Tenants until such time as the Alterra Tenants have expended at least $400 per unit, in the aggregate, in such year. In addition, we have the right to require reserved funding upon our request or as required by a mortgage lender. We and the Alterra Tenants have also agreed to review periodically the reserve-funding amount to adjust as necessary to properly maintain the properties in accordance with the requirements of the Alterra Property Leases.

     The Alterra Agreement Regarding Leases provides that, commencing on the first month of the first calendar quarter which occurs after the commencement date of the Alterra Agreement Regarding Leases, and on the first month of each calendar quarter thereafter, ALS Holdings shall deposit with PSLT-ALS Holdings as security for the performance of the terms, conditions and provisions of the Agreement Regarding Leases and the Alterra Property Leases, 50% of excess cash flow for the prior calendar quarter, until such time as the amount held as the security deposit is equal to $10 million. At ALS Holdings' option, ALS may post letters of credit in such amounts in lieu of depositing a cash security deposit. For the foregoing purposes, excess cash flow will be computed by taking the net operating income for all of the Alterra Properties less the Base Rent payable in the aggregate under all of the Property Leases. If the Alterra Properties achieve and maintain a lease coverage ratio of at least 1.15 to 1.00 for two (2) consecutive six (6) month periods, then the security deposit will be returned to ALS Holdings. For the foregoing purposes, the lease coverage ratio will be computed by taking the net operating income for all of the Alterra Properties (subject to certain adjustments), and dividing it by Base Rent payable in the aggregate under all of the Alterra Property Leases.

     The Alterra Agreement Regarding Leases also provides that PSLT-ALS Holdings may terminate the Alterra Management Agreements upon the occurrence of certain events, including if any Alterra Tenant fails to make a rental payment and the failure goes uncured for more than 30 days, if an event of default has occurred and remains uncured under any of the Alterra Property Leases or under the Alterra Agreement Regarding Leases, or if the Alterra manager becomes bankrupt or insolvent, has bankruptcy proceedings filed against it or voluntarily files for bankruptcy. In addition, PSLT-ALS Holdings may terminate the Alterra Management Agreements if the Alterra Properties fail to maintain on a quarterly basis a lease coverage ratio (measured quarterly on a rolling four-quarter basis) of at least 1.05 to 1.00 during any of the first (1st) through third
(3rd) lease years, and at least 1.10 to 1.00 during any of the fourth (4th) through fifteenth (15th) lease years and during each renewal term. ALS Holdings or the Alterra manager have the right to cure a failure to maintain the required lease coverage ratio by posting cash or a letter of credit in an amount sufficient to decrease on a dollar-for-dollar basis the lease payments reflected in the denominator of the lease coverage ratio calculation to the extent necessary to be within compliance. This cure option may only be exercised two times during the first (1st) through tenth (10th) years of the Initial Term. If PSLT-ALS Holdings terminates the Alterra Management Agreements and replaces the Alterra manager with a manager other than an affiliate of Alterra, the Alterra Tenants have the right to terminate the Alterra Property Leases with respect to the facilities as to which the Alterra Management Agreements have been terminated. If PSLT-ALS Holdings terminates one (1) or more of the Alterra Management Agreements but the Alterra Tenants for such applicable Alterra Properties do not terminate the applicable Alterra Property Leases with respect to the applicable facilities, the Alterra Tenants will enter into new management agreements with a replacement manager designated by PSLT-ALS Holdings and are required to pay any replacement manager the management fee pursuant to the replacement management agreements, provided that the Alterra Tenants will be entitled to a credit against Base Rent for any payments (excluding out-of-pocket reimbursements) payable to such replacement manager in excess of an amount equal to five percent (5%) of gross revenues.

     Each of the Alterra Property Leases is unconditionally guaranteed by ALS Holdings and ALS Holdings' obligations under the Alterra Agreement Regarding Leases are unconditionally guaranteed by Alterra. Under the Alterra Property Leases, the Alterra Tenants agreed to indemnify us from liabilities related to the occupancy and operation of the Alterra Properties prior to and during the term of the Alterra Leases, with such indemnification continuing for twenty-four
(24) months following any termination of the Alterra Leases for any claims made with respect to incidents occurring prior to the end of the lease term.

     In connection with any new mortgage financing, the applicable Alterra Tenant will subordinate its rights to those of such new mortgage lender, provided such mortgage lender enters into a subordination, non-disturbance and attornment agreement and agrees not to disturb such Alterra Tenant's right to possession.

     Each of the Alterra Property Leases prohibits the assignment of any Alterra Property Lease by the applicable Alterra Tenant. The Alterra Agreement Regarding Leases also prohibits certain other "changes of control" of certain Alterra entities. However, any sale of more than 50% of Alterra's outstanding stock by its shareholders, or the sale of more than 50% of the voting stock or membership interests in any direct or indirect parent of Alterra, does not require our consent if, among other things, (i) ALS Holdings provides evidence reasonably satisfactory to PSLT-ALS Holdings that the industry experience of the guarantor under the terms of such transaction in owning, operating and managing senior living properties is at least comparable to or better than that of Alterra and
(ii) ALS Holdings provides evidence reasonably satisfactory to PSLT-ALS Holdings that the guarantor under the terms of such transaction has a net worth at least equal to the net worth of Alterra immediately prior to such transfer. In addition, our consent is not required in connection with any initial public offering or other equity raising transaction of Alterra or any direct or indirect parent of Alterra or any direct or indirect transfer of less than 50% of the ownership interest in Alterra, if the current shareholders of Alterra continue to control Alterra.

OUR PROPERTIES

     As of October 31, 2004, we own 68 properties in 19 states comprised of approximately 6,819 residential living units which are considered as either independent living units or assisted living units, all of which are leased pursuant to 15-year triple-net leases with renewal options. As of that date, the aggregate 2005 contractual rent expected from our properties was approximately $83.2 million. The following table describes our portfolio as of October 31, 2004:

                                                                                      PERCENTAGE
                                                                          2005          OF 2005
                                            NO. OF                     CONTRACTUAL    CONTRACTUAL
TENANT                                    PROPERTIES   NO. OF UNITS       RENT           RENT
------                                    ----------   ------------   -------------   -----------
                                                                      (IN MILLIONS)
Brookdale...............................      21          4,474           $60.1           72.2%
Alterra.................................      47          2,345           $23.1           27.8%
                                              --          -----           -----          -----
                                              68          6,819           $83.2          100.0%
                                              ==          =====           =====          =====

     The following table contains certain information with respect to each of our properties:

                                                                           YEAR     TYPE OF PROPERTY/
PROPERTY BY TENANT                              LOCATION   NO. OF UNITS   OPENED   NUMBER OF FLOORS(2)
------------------                              --------   ------------   ------   -------------------
BROOKDALE:
The Hallmark..................................     IL           341        1990             37
Devonshire-Lisle..............................     IL           321        1990              5
Classic at West Palm Beach....................     FL           301        1990              3
The Atrium....................................     CA           291        1987              3
River Bay Club................................     MA           282        1986              7
The Kenwood of LakeView.......................     IL           263        1954             14
Woodside Terrace..............................     CA           270        1988              3
Devonshire-Hoffman Estates....................     IL           262        1987              8
The Heritage of Des Plaines...................     IL           255        1993              5
Edina Park Plaza..............................     MN           209        1987             18
Brookdale Place...............................     CA           209        1987              3
Park Place....................................     WA           208        1992              2
Hawthorn Lakes................................     IL           201        1987              5
The Springs of East Mesa......................     AZ           185        1986              3
The Gables at Farmington......................     CT           173        1984              3
Brendenwood...................................     NJ           145        1987              2
Ponce de Leon(1)..............................     NM           144        1985              2
Berkshire of Castleton........................     IN           143        1986              2
Chatfield.....................................     CT           119        1989              3
The Gables at Brighton........................     NY           102        1988              3
The Willows (Hawthorn)........................     IL            50        1999              5
                                                              -----
  Brookdale Total/Weighted Average............                4,474
                                                              =====
ALTERRA:
Kenmore (Buffalo).............................     NY           113        1997             WW
Niskayuna (Albany)............................     NY           100        1997             WW
Sherman Brook (Ct. Village)...................     NY            84        1997             VL
Summerfield (Sum. Village)....................     NY            84        1997             VL
Northville....................................     MI            72        1996             WW
Utica.........................................     MI            72        1996             WW
Twin Falls....................................     ID            70        1997             WW
Colorado Springs..............................     CO            68        1997             WW
Pueblo........................................     CO            65        1997             WW
Lynwood.......................................     WA            60        1999             CB
Tempe.........................................     AZ            52        1997             CB
Niskayuna.....................................     NY            52        1997             CB
Perinton......................................     NY            52        1997             CB
Williamsville.................................     NY            52        1997             CB
Eden Prairie..................................     MN            52        1998             CB
North Oaks....................................     MN            52        1998             CB
Plymouth......................................     MN            52        1998             CB
Puyallup......................................     WA            52        1998             CB

                                                                           YEAR     TYPE OF PROPERTY/
PROPERTY BY TENANT                              LOCATION   NO. OF UNITS   OPENED   NUMBER OF FLOORS(2)
------------------                              --------   ------------   ------   -------------------
Cary..........................................     NC            50        1997             CB
Westampton....................................     NJ            50        1997             CB
Mesa..........................................     AZ            50        1998             SH
Pensacola.....................................     FL            50        1998             SH
Peoria........................................     AZ            50        1998             SH
Tucson (Speedway).............................     AZ            46        1998             SH
Columbus (West.)..............................     OH            43        1999             SH
Alliance......................................     OH            42        1998             SH
Beaver Creek..................................     OH            42        1998             SH
Evansville....................................     IN            42        1998             SH
Marion........................................     IN            42        1998             SH
Portage.......................................     IN            42        1999             SH
Richmond......................................     IN            42        1998             SH
Salem.........................................     OH            42        1998             SH
Winter Haven II...............................     FL            42        1998             SH
Kenosha III...................................     WI            40        2000             CB
Topeka........................................     KS            40        2000            CBC
West Melbourne................................     FL            40        2000             CB
Oro Valley I..................................     AZ            38        1998             CB
Tallahassee...................................     FL            38        1997             CB
Winston-Salem.................................     NC            38        1997             CB
Leawood.......................................     KS            38        2000             CB
La Crosse II..................................     WI            36        1998             SH
Austintown....................................     OH            36        1999            CBC
Winter Haven I................................     FL            36        1999            CBC
La Crosse I...................................     WI            26        1998            CBC
Blaine........................................     MN            20        1997             SH
Inver Grove Heights...........................     MN            20        1997             SH
Fond du Lac...................................     WI            20        1996             SH
                                                              -----
Alterra Total/Weighted Average................                2,345
                                                              =====
     TOTAL UNITS/OCCUPANCY....................                6,819
                                                              =====

---------------

(1) Property held through a ground lease. Initial term ends October 31, 2015. We have the option to renew for three additional periods totaling 69 years.

(2) With respect to the Alterra Properties: WW is a Wynwood property; VL is a Villas property; SH is a Sterling House property; CB is a Clare Bridge property; CBC is a Clare Bridge Cottage property.

     The 21 Brookdale Properties are large in size (containing an average of 213 units per property) and are designed for middle to upper income residents who desire an upscale residential environment providing the highest level of quality, care and value. A description of the five largest Brookdale Properties based on lease basis allocation is provided below:

     The Hallmark. The Hallmark is a 341-unit, 37-floor apartment building that is located on Chicago's lakefront, just north of the city's downtown. The Hallmark offers residents such conveniences as restaurant-style meals, housekeeping, activities, emergency call response and scheduled transportation. In addition, the

Hallmark's amenities include a whirlpool, exercise room, health clinic, arts and crafts rooms, banking services and postal facilities.

     The Devonshire of Lisle. The Devonshire is a 321-unit, five-floor complex that is located in Lisle, Illinois, adjacent to a wooded park and residential area. The Devonshire offers residents such services as restaurant-style meals, housekeeping, scheduled transportation and 24-hour staff availability. In addition, the Devonshire's amenities include an indoor pool, whirlpool, sauna, exercise room, arts and crafts room, library, lounge areas, health clinic and outdoor gardening area.

     Woodside Terrace. Woodside Terrace is a 270-unit, three-floor complex that is located in Redwood City, California. Woodside Terrace offers residents such services as a dining program with a variety of menu choices, housekeeping, scheduled transportation and 24-hour staff availability. In addition, Woodside Terrace's amenities include an indoor pool, whirlpool, exercise room, health clinic, beauty shop, outdoor gardening area and guest suites.

     The Atrium of San Jose. The Atrium of San Jose is a 291-unit, three-floor complex that is located in the heart of the Santa Clara Valley, near shopping centers, movie theaters and restaurants. The Atrium of San Jose offers residents such amenities and services as a dining program with a variety of menu choices, housekeeping, scheduled transportation and 24-hour staff availability.

     The Heritage of Des Plaines. The Heritage of Des Plaines is a 255-unit, five-floor building located in Des Plaines, Illinois, with easy access to O'Hare Airport and shopping centers and public transportation. The Heritage of Des Plaines offers residents such services as a dining program with a variety of menu choices, housekeeping, scheduled transportation, activities and 24-hour staff availability. The Heritage also provides a number of on-site amenities, including an indoor pool, whirlpool, exercise room, arts and crafts room, banking services, health clinic and postal facilities.

     The 47 Alterra Properties primarily focus on assisted living residents served through three primary residence models (Wynwood, Sterling House and Villas) and residents with cognitive impairments served through two primary residence models (Clare Bridge and Clare Bridge Cottages). A description of Alterra's models is provided below:

     Wynwood. These multi-story residences are designed to serve primarily upper income frail/elderly individuals in metropolitan and suburban markets. The Wynwood residences typically range in size from 37,500 to 55,000 square feet and accommodate 60 to 100 residents. To achieve a more residential environment in these large buildings, each wing or "neighborhood" in the residence contains design elements scaled to a single-family home and includes a living room, dining room, patio or enclosed porch, laundry room and personal care area, as well as a caregiver work station. The Alterra Properties include seven Wynwood residences.

     Sterling House. These apartment-style residences are generally located in select suburban communities and in small or medium-sized towns with populations of 10,000 or more persons. These residences range in size from 20,000 to 30,000 square feet and usually contain from 20 to 45 private apartments, offering residents a choice of studio, one-bedroom and one-bedroom deluxe apartments. These apartments typically include a bedroom area, private bath, living area, individual temperature control and kitchenettes and range in size from 320 to 420 square feet. Common space is dispersed throughout the building and is residentially scaled. The Alterra Properties include seventeen Sterling House residences.

     Villas. These private apartment-style residences are designed to serve upper-income independent individuals in metropolitan and suburban markets. The Villas residences typically range in size from 45,000 to 65,000 square feet and contain 75 to 120 private apartments. These apartments typically include a bedroom area, private bath, living/dining area, and kitchenettes and range in size from 600 to 900 square feet. The Villas offer a secure building with comfortable common areas and pleasant outdoor surroundings. The Alterra Properties include two Villas residences.

     Clare Bridge. The Clare Bridge dementia residence model typically ranges in size from 20,500 to 31,000 square feet, is a single-story residence accommodating 38 to 52 residents, and is primarily located in metropolitan and suburban markets. Clare Bridge seeks to create a "home-like" setting that addresses the resident's cognitive limitations using internal neighborhoods consisting of rooms which are scaled to the size typically found in an upper-income, single-family home with the same level of furniture, fixtures and carpeting. Key features specific to the needs of Clare Bridge residents generally include indoor wandering paths, a simulated "town-square" area, secure outdoor spaces with raised gardening beds, directional aids to assist in "wayfinding" such as signs, color-coded neighborhoods and memory boxes with the resident's photograph outside of their unit, and specifically designed furniture suitable for incontinent residents. The Alterra Properties include seventeen Clare Bridge residences.

     Clare Bridge Cottage. Clare Bridge Cottage is a dementia residence model focused on smaller to medium-sized markets where income levels would not support a more upscale Clare Bridge model. These residences typically accommodate from 20 to 40 residents and offer services similar to that of the Clare Bridge. These buildings resemble the Sterling House architectural styles with enhancements for wandering paths, security and other features associated with Clare Bridge. The Alterra Properties include four Clare Bridge Cottage residences.

OUR OPERATORS

     All of our properties are leased to either Brookdale and Alterra and/or their respective subsidiaries or affiliates. We may in the future enter into sale-leaseback arrangements with and/or provide mortgage financing to other experienced operators of senior living properties that meet our investment criteria.

     Brookdale. Brookdale's management team has been providing senior living services since 1988 and has extensive experience in the senior living and hospitality industries. Brookdale's management team currently operates approximately 69 senior living properties (including the 21 Brookdale Properties acquired by us) in 26 states containing 13,235 units.

     Brookdale's objective is to allow its residents to "age-in-place" by providing them with a continuum of senior independent and assisted living services. The residents in a Brookdale-operated property have the ability to maintain their residency in such property for an extended period of time due to the range of service options available to such residents as their needs change. An individual can move into a Brookdale-operated property while the individual is able to live independently, requiring little or no assistance with the activities of daily living. As the resident ages and requires more assistance with the activities of daily living, the resident is able to receive an enhanced level of services at the Brookdale-operated property and not have to move to another property to receive the level of services required (not including skilled nursing). The ability to allow residents to age-in-place is beneficial to Brookdale's residents as well as their families who are burdened with care option decisions for their elderly relatives.

     In addition to studio, one-bedroom and two-bedroom units, Brookdale provides all residents with basic services, such as meal service, 24-hour emergency response, housekeeping, concierge services, transportation and recreational activities. For residents who require additional supplemental care services, Brookdale provides assistance with activities of daily living. The levels of care provided by Brookdale to residents varies from property to property depending upon the licensing requirements of the state in which the property is located.

     Brookdale's levels of care include:

     Basic Care Program. The basic care package, which is received by all residents, includes meal service, housekeeping services within the resident's unit, social and recreational activities, scheduled transportation to medical centers and shopping, security, emergency call response, access to on-site medical education and wellness programs.

     Supplemental Care Services. Brookdale has also established a program providing various levels and combinations of supplemental care services called "Personally Yours"(SM). In addition to the basic care program, Brookdale offers custom tailored supplemental care services for residents who desire or need such services. Optional supplemental care services include check-in services and escort and companion services. Residents with cognitive or physical frailties and higher level service needs are either accommodated with
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

supplemental services in their own units or, in certain properties, are cared for in a more structured and supervised environment on a separate wing or floor of the property with a dedicated staff and with separate dining room and activity areas.

     Depending on the particular property and as dictated by state licensing requirements, Brookdale also provides assistance with activities of daily living such as dressing and bathing and medication administration or reminders.

     Alterra. Alterra is one of the nation's largest operators of assisted living properties for the physically frail/elderly and is the nation's largest operator of freestanding properties for individuals with Alzheimer's disease or other forms of memory loss. Since its founding in 1981, Alterra has sought to maximize the quality of life and dignity of older adults. Headquartered in Milwaukee, Wisconsin, Alterra operates over 304 properties nationwide (including the 47 Alterra Properties acquired by us), totaling approximately 13,286 units in 22 states.

     In January 2003, in order to facilitate and complete its ongoing restructuring initiatives, Alterra filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code and emerged from bankruptcy in December 2003 when it was acquired and recapitalized by FEBC. For a discussion of the risks relating to Alterra's bankruptcy, see "Risk Factors -- Risks Related to Our Business -- Litigation with respect to Alterra's bankruptcy and reorganization could have a material adverse effect on our results of operations."

     Alterra offers a full range of assisted living services based upon individual resident needs. Alterra's residents are primarily private pay. Prior to admission, residents are assessed by Alterra's staff to determine the appropriate level of personal care and service required. Subsequently, individual service agreements are developed by residence staff in conjunction with the residents, their families and their physicians. These plans are periodically reviewed, typically at six-month intervals, or when a change in medical or cognitive status occurs. Alterra offers residents 24-hour assistance with ADLs, ongoing health assessments, organized social activities, three meals a day plus snacks, housekeeping and personal laundry services. All residents are assessed at admission to determine the level of personal care and service required and placed in a care level ranging from basic care to different levels of advanced personal care. In addition, in some locations Alterra offers residents exercise programs and programs designed to address issues associated with early stages of Alzheimer's and other forms of dementia, as more fully described below.

     Alterra's levels of care include:

     Basic Care. At this level residents are provided with a variety of services, including 24-hour assistance with ADLs, ongoing health assessments, three meals per day and snacks, coordination of special diets planned by a registered dietitian, assistance with coordination of physician care, social and recreational activities, housekeeping and personal laundry services.

     Additional Care. Higher levels of personal care services to residents who require more frequent or intensive physical assistance or increased personal care and supervision due to cognitive impairments.

     Other Operators. We may in the future also engage in sale-leaseback transactions with other qualified operators of senior living properties that meet our investment criteria.

ENVIRONMENTAL MATTERS

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases or threats of releases at such property, and may be held liable to a government entity or to third parties for property damage and for investigation, clean up and monitoring costs incurred by such parties in connection with the actual or threatened contamination. Such laws typically impose clean up responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under such laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may obtain contributions towards these costs from other identified, solvent, responsible parties for their fair share of these costs. These costs may be substantial, and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on such property may adversely affect the ability of the owner, operator or tenant to sell or rent such property or to borrow using such property as collateral, and may adversely impact our investment in a property. An owner, operator or tenant of contaminated property may also face personal injury claims arising from contamination.

     Federal regulations require building owners and those exercising control over a building's management to identify and warn, via signs and labels, their employees and other building employers of potential hazards posed by workplace exposure to installed asbestos-containing materials and potentially asbestos-containing materials in their building. The regulations also set forth employee training, record keeping requirements and sampling protocols pertaining to asbestos-containing materials and potentially asbestos-containing materials. Significant fines can be assessed for violation of these regulations. Building owners and those exercising control over a building's management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to asbestos-containing materials and potentially asbestos-containing materials. The regulations may affect the value of a building containing asbestos-containing materials and potentially asbestos-containing materials in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of asbestos-containing materials and potentially asbestos-containing materials when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for improper handling or a release to the environment of asbestos-containing materials and potentially asbestos-containing materials and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with asbestos-containing materials and potentially asbestos-containing materials.

     The presence of mold, lead-based paint, lead in drinking water, and/or radon at any of the real properties we own or may acquire may lead to the incurrence of costs for remediation, mitigation, or the implementation of an operations and maintenance plan. Furthermore, the presence of mold, lead-based paint, lead in drinking water, and/or radon at any of the real properties we own or may acquire may present a risk that third parties will seek recovery from the owners, operators or tenants of such properties for personal injury or property damage.

     Although our leases generally will require the lessee to indemnify us for certain environmental liabilities, the scope of such obligations may be limited, and we cannot assure you that any such lessee would be able to fulfill its indemnification obligations.

     Prior to closing any property acquisition, if appropriate, we will obtain such environmental assessments as may be prudent in order to attempt to identify potential significant environmental concerns at such properties. These assessments will be carried out in accordance with an appropriate level of due diligence and generally would include a physical site inspection, a review of relevant federal, state and local environmental agency database records, one or more interviews with appropriate site-related personnel, review of the property's chain of title and review of historic aerial photographs. We may also conduct limited subsurface investigations and test for substances of concern where the results of the first phase of the environmental assessments or other information indicates possible contamination or where our consultants recommend such procedures.

     Neither we nor, to our knowledge, any of the current or former owners of the Brookdale Properties or the Alterra Properties have been notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matter in connection with any of the properties.

COMPETITION AND MARKET CONDITIONS

     We compete, primarily on the basis of price, available capital, knowledge of the industry, and flexibility of financing structure, with real estate partnerships, other REITs and other investors (including, but not limited to, banks and insurance companies) in the acquisition, leasing and financing of senior living properties.

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

     The operators of senior living properties compete on a local and regional basis with operators of properties that provide comparable services. Operators compete for tenants and staff based on quality of care, reputation, physical appearance of properties, services offered, family preference, physicians, staff and price. They compete with independent operators as well as companies managing multiple properties, some of which may be larger and have greater resources than the operators of our properties. Some of these properties are operated for profit while others are owned by governmental agencies or tax-exempt, non-profit organizations.

GOVERNMENTAL REGULATION

     General. The tenants of our properties derive nearly all of their revenues from private pay sources as opposed to government reimbursements. To the extent any of our operators' revenues are derived from third-party payors, including the Medicare and Medicaid programs, our operators will be subject to increased government regulation. The Medicare program was enacted in 1965 to provide a nationwide, federally funded health insurance program for the elderly and certain disabled persons. The Medicaid program is a joint federal-state cooperative arrangement established for the purpose of enabling states to furnish medical assistance on behalf of aged, blind or disabled individuals, and members of families with dependent children, whose income and resources are insufficient to meet the costs of necessary medical services. Within the Medicare and Medicaid statutory framework, there are substantial areas subject to administrative regulations and rulings, interpretation and discretion that may affect payments made to providers under these programs. The amounts of program payments received by our lessees or borrowers can be changed by legislative or regulatory actions and by determinations made by fiscal intermediaries and other payment agents acting on behalf of the programs. While we do not currently anticipate acquiring skilled nursing homes, we may in the future acquire such properties which may subject us to additional federal, state and local regulations.

     Licensure. The tenants and managers of our properties are subject to extensive state and local laws and regulations relating to licensure, conduct of operations, and services provided within the properties. The nursing operations of our lessees and borrowers are subject to regulation and licensing by state and local health and social services agencies and other regulatory authorities. In order to maintain their operating licenses, health care properties must comply with standards concerning medical care, equipment and hygiene. Although regulatory requirements vary from state to state, these requirements generally address among other things: personnel education and training; staffing levels; patient records; facility services; quality of care provided; physical residence specifications; food and housekeeping services; and residents' rights and responsibilities. These properties are subject to periodic survey and inspection by governmental authorities. The properties are also subject to various state and local building codes and other ordinances, including zoning and safety codes.

EMPLOYEES

     We employed seven full-time employees as of October 31, 2004. We believe our relations with our employees are good.

LEGAL PROCEEDINGS

     We are not involved in any material litigation nor, to our knowledge, is any material litigation threatened against us.

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

                      OUR MANAGEMENT AND BOARD OF TRUSTEES

OUR TRUSTEES AND EXECUTIVE OFFICERS

     Our business and affairs are managed under the direction of our Board of Trustees. Our Board of Trustees is composed of five members. Each trustee holds office until the next annual meeting of shareholders and until his or her successor is duly elected and qualified. The terms of our present trustees expire at our 2005 annual meeting of shareholders. Certain information regarding our executive officers and trustees is set forth below:

NAME                                        AGE                     POSITION
----                                        ---                     --------
Darryl W. Copeland, Jr....................  45    Chief Executive Officer, President and
                                                  Chairman of the Board of Trustees
Charles A. Post...........................  36    Chief Operating Officer, Director of
                                                  Business Development and Trustee
William P. Ciorletti......................  48    Senior Vice President and Chief Financial
                                                  Officer
Saul A. Behar.............................  43    Senior Vice President, General Counsel and
                                                  Secretary
Mark A. Doyle.............................  50    Trustee
Randolph W. Jones.........................  57    Trustee
Frederic H. Lindeberg.....................  63    Trustee

     The following is a summary of certain biographical information concerning our trustees and executive officers.

     Darryl W. Copeland, Jr. is our chief executive officer, president and chairman of our Board of Trustees. From August 2001 until April 2004, Mr. Copeland was a managing director of an affiliate of Fortress Investment Group LLC ("Fortress"). Fortress is a global alternative investment and asset management firm with over $6.5 billion of capital currently under management. Mr. Copeland was responsible for senior living and healthcare related investments for the private equity funds of Fortress, which transactions involved BLCI and Alterra, as well as other financings and asset acquisitions in the senior living field. Mr. Copeland served on the board of directors of BLCI from September 2001 until April 2004 and on the board of directors of Alterra from December 2003 to April 2004. Mr. Copeland is also a member of the executive board of the American Seniors Housing Association. Prior to joining Fortress, Mr. Copeland was chief executive officer and majority shareholder of DWC Web Corp. ("DWC"), an internet technology company that he founded in March 2000 and subsequently liquidated under Chapter 7 of the Bankruptcy Code in June 2001 in order to wind down the company's operations in the most efficient manner. Mr. Copeland was the principal lender to DWC. From February 1997 to December 1999, Mr. Copeland served as executive vice president, chief financial officer and a director of BLCI. From 1989 to 1997, Mr. Copeland was an investment banker with Donaldson, Lufkin & Jenrette Securities as senior vice president in the Healthcare and Leveraged Finance groups, during which time he completed many transactions for publicly traded healthcare REITs. Mr. Copeland received a B.S.E. in Biomedical Engineering from Duke University, an M.S. in Computer and Information Science from the New Jersey Institute of Technology, and an M.B.A., with distinction, from the Wharton School at the University of Pennsylvania.

     Charles A. Post is our chief operating officer, director of business development and trustee. From June 2000 until joining us, Mr. Post was senior vice president, corporate strategy and capital markets for Sunrise Senior Living, Inc. ("Sunrise"), the nation's largest provider of senior living services with over 34,000 team members and 380 communities with a resident capacity of approximately 43,000. Mr. Post was responsible for structuring and completing corporate transactions including the Marriott Senior Living Service acquisition, the early redemption of $150 million of convertible notes and a $125 million convertible note offering. Mr. Post was also responsible for developing the corporate business plan, ensuring compliance with corporate governance requirements and preparing and reviewing corporate filings. Prior to Sunrise, Mr. Post spent seven years with Friedman, Billings, Ramsey & Co., Inc., an investment banking and research firm, where he served as a vice president in Investment Banking and later Research in the Real Estate Group. During that time period, Mr. Post worked on numerous initial and secondary public offerings and later managed a group of analysts with coverage of over 25 companies. From 1990 to 1993, Mr. Post was a portfolio manager in the special assets division for First Union National Bank where he oversaw, negotiated and restructured underperforming commercial and residential real estate loans. Mr. Post received a B.S. in Finance from the University of Maryland.

     William P. Ciorletti is our senior vice president and chief financial officer. From September 2002 to March 2004, Mr. Ciorletti served as senior vice president and chief financial officer of American Financial Realty Trust ("AFRT"), a publicly-held real estate investment trust formed to acquire and operate properties leased to regulated financial institutions in the United States with a total market capitalization of $2.8 billion and total annual revenues of approximately $300 million. During his tenure with AFRT, AFRT completed an $800 million initial public offering in June 2003, a $400 million private placement in September 2002 and acquired over 600 properties with a net asset value in excess of $1.8 billion. From April 1998 to September 2002, Mr. Ciorletti was chief financial officer of American Financial Resource Group, Inc. ("AFRG"), the predecessor to AFRT, where he was president of AFRG's operating companies and was active in the merger and acquisition activity of all AFRG affiliates. From August 1982 to January 1992, Mr. Ciorletti served as president and chief executive officer of Central Atlantic Distributors, Inc., an engineering and commercial building equipment distributor, and also served on the boards of several industry organizations, until he sold the company in 1992. From January 1992 to 1995, he was employed by the company that acquired Central Atlantic Distributors, and from 1995 to April 1998, he was involved with restructurings and acquisitions for various companies. Mr. Ciorletti began his career with Touche Ross & Co., an international accounting and consulting firm. Mr. Ciorletti is a certified public accountant with over 23 years of experience in financial and operational management. Mr. Ciorletti graduated from LaSalle University in 1978 with a B.S., magna cum laude, in business administration.

     Saul A. Behar is our senior vice president, general counsel and secretary. From December 2000 to August 2004, he served as senior vice president, general counsel and secretary of Keystone Property Trust ("Keystone"), an NYSE-listed real estate investment trust headquartered in West Conshohocken, Pennsylvania that owned approximately 140 industrial properties aggregating more than 31 million square feet in the eastern United States. At Keystone, Mr. Behar was responsible for legal and corporate governance matters and was involved in all of the company's real estate and capital markets transactions, including equity offerings and joint ventures. In August 2004, Keystone merged with and into a partnership indirectly owned by ProLogis, an NYSE-listed real estate investment trust, and certain affiliates of investment funds managed by Eaton Vance Management in a transaction valued at $1.6 billion. From May 2000 to December 2000, Mr. Behar was vice president, general counsel and secretary of Keystone. From August 1993 to May 2000, he served as senior counsel at Pep Boys in Philadelphia, where he handled numerous corporate and real estate matters. From September 1986 to August 1993, he practiced law at Dechert LLP in Philadelphia. Mr. Behar received an A.B. from Cornell University, cum laude in government and with distinction in all subjects, and a J.D. from The University of Chicago Law School. He is a member of the Pennsylvania bar.

     Mark A. Doyle is one of our trustees. Mr. Doyle has been the president of Sterling Grace Municipal Securities Corp. since 1984 ("Sterling Grace"). Sterling Grace is a broker-dealer specializing in trading activities in municipal bonds. The firm invests in such municipal debt both for its own account and for its owners. Mr. Doyle has researched and invested in financings of projects and companies, including multi-family housing projects, senior and assisted living, higher education, alternative energy, airline special facilities, industrial development, acute care hospitals, skilled nursing facilities, and land development financings. Through these investment activities, Mr. Doyle has gained extensive knowledge and experience in such organizations and businesses as well as in the recapitalization and re-financing thereof. Mr. Doyle is a registered representative and licensed principal. Mr. Doyle graduated from Brown University in 1975 with a B.A. in psychology.

     Randolph W. Jones is one of our trustees. Mr. Jones has more than two decades of senior level management experience in healthcare and related businesses. From 1997 to 2002, Mr. Jones was chief executive officer of CareerStaff Unlimited, a Sun Healthcare Group company providing temporary staffing

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

services to hospitals, nursing homes and related healthcare providers. From 1990 to 1996, Mr. Jones was president of the medical divisions of Henry Schein, Inc., a medical and dental products distributor which went public during his tenure. Mr. Jones was president and chief operating officer of Heraeus Lasersonics, a U.S.-based manufacturer of medical lasers, from 1988 through 1990. His earlier career assignments included extensive terms at Johnson and Johnson and Warner Lambert, in the Deseret Medical division. Mr. Jones also has extensive experience in acquisitions and mergers, having acted as lead negotiator in many of such transactions, both as buyer and seller. Mr. Jones graduated from Georgetown University, with a B.A., English Major (Honors program), and a minor in Economics.

     Frederic H. Lindeberg is one of our trustees and the designated "financial expert" under the Sarbanes-Oxley Act of 2002. Mr. Lindeberg has been a consultant on mergers and acquisitions, management and investment counsel and advisor on accounting and tax matters to a diverse group of public and privately-held clients in finance, real estate, manufacturing and retailing for the past 13 years. Mr. Lindeberg retired from KPMG in 1991 after 24 years of service including 16 years as a partner-in-charge or managing partner of four different offices. Mr. Lindeberg was formerly an adjunct professor at the Penn State Graduate School of Business. Mr. Lindeberg graduated from Drexel University in 1967 with a B.S. in Business Administration and from Temple University School of Law in 1971 with a J.D. Mr. Lindeberg is a certified public accountant and member of the Pennsylvania bar and U.S. Tax and District Courts.

AUDIT COMMITTEE

     The Board of Trustees has established an Audit Committee, which consists of Messrs. Lindeberg (chairman), Doyle and Jones. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls.

COMPENSATION COMMITTEE

     The Board of Trustees has established a Compensation Committee, which consists of Messrs. Jones (chairman), Doyle and Lindeberg. The Compensation Committee determines compensation for our executive officers and administers our Long-Term Incentive Plan.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

     The Board of Trustees has established a Nominating and Corporate Governance Committee, which consists of Messrs. Doyle (chairman), Jones and Lindeberg. The Nominating and Corporate Governance Committee is responsible for, among other things, recommending the nomination of qualified individuals to become trustees, recommending the composition of committees of our Board and developing our corporate governance guidelines and policies.

COMPENSATION OF TRUSTEES

     Each trustee who is not an employee is paid a trustee's fee of $20,000 per year, other than those trustees serving as a committee chairperson, who receive $25,000 per year. Non-employee trustees also receive a fee of $2,000 for each Board of Trustees meeting attended in person and, if conducted on a different date than a Board meeting, for each committee meeting attended in person. In addition, non-employee trustees will receive a fee of $500 for each meeting of the Board or committee thereof that he attends via teleconference. Non-employee trustees that serve as a chairman of a Board committee are paid a fee of $2,000 per committee meeting attended, regardless of whether the committee meeting is on the same day as a Board meeting. Each of our non-employee trustees was granted 15,000 LTIP Units (as defined below) upon their initial appointment to the Board, which LTIP Units vest 50% on the date of grant with the remaining 50% vesting on the one-year anniversary of the date of grant. We expect to make additional grants to any new trustees who are elected to the Board of Trustees in amounts to be determined by the Compensation Committee.

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

     Trustees who are employees receive no additional compensation as trustees. In addition, we will reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their services on the Board of Trustees.

     Our Board of Trustees may change the compensation of our independent trustees in its discretion.

EXECUTIVE COMPENSATION

     We were organized in March 2004, did not conduct any prior operations and, accordingly, did not pay any compensation to our executive officers for the year ended December 31, 2003. The following table sets forth the annual base salary and other compensation expected to be paid in the first full year following the 144A Offering to our chief executive officer and other executive officers. We will assign certain of the rights and obligations under the Employment Agreements, as amended (the "Employment Agreements"), with the officers to the Operating Partnership, which will also employ the officers and will pay their compensation.

                                                              ANNUAL COMPENSATION
                                                              -------------------
NAME AND PRINCIPAL POSITION                                    SALARY    BONUS(1)
---------------------------                                   --------   --------
Darryl W. Copeland, Jr.
  Chief Executive Officer and President.....................  $350,000   $350,000
Charles A. Post
  Chief Operating Officer and Director of Business
  Development...............................................   250,000    250,000
William P. Ciorletti
  Senior Vice President and Chief Financial Officer.........   225,000    225,000
Saul A. Behar
  Senior Vice President, General Counsel and Secretary......   175,000    175,000

---------------

(1) Reflects maximum potential bonus under employment agreements with the officers.

     In addition Messrs. Copeland, Post, Ciorletti and Behar were granted 110,000, 77,500, 86,250 and 35,000 LTIP Units, respectively, in connection with their initial employment with the Company and pursuant to the terms of their employment agreements. Such LTIP Units vest over a three year period. For a description of the terms of the LTIP Units, see "Long-Term Incentive
Plan -- Types of Equity Securities Issuable under the LTIP -- LTIP Units" below.

     Code Section 162(m) disallows a tax deduction to public companies for compensation paid in excess of $1 million for any fiscal year to the company's chief executive officer and the four other most highly compensated executive officers. To qualify for deductibility under Code Section 162(m), compensation in excess of the $1 million annual maximum paid to these executive officers must be "performance-based" compensation, as determined under Code Section 162(m). For these purposes, compensation generally includes base salary, annual bonuses, stock option exercises, compensation attributable to restricted shares vesting and non-qualified benefits. While it is our intention to structure compensation so that it satisfies the "performance-based" compensation requirements under Code Section 162(m) to the fullest extent possible, if we become subject to the provisions of Code Section 162(m), the Compensation Committee will balance the costs and burdens involved in doing so against the value to us and our shareholders of the tax benefits to be obtained by us. Accordingly, we reserve the right, should Code Section 162(m) apply, to design compensation programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible as a result of the application of Code Section 162(m).

EMPLOYMENT AGREEMENTS

     We have entered into an employment agreement with Darryl W. Copeland, Jr. that was effective upon completion of the 144A Offering. The employment agreement has a three-year term, but will be automatically renewed for successive one-year terms unless either party gives the other at least six months' prior written notice of non-renewal.

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

     Pursuant to his employment agreement, Mr. Copeland's minimum base salary is $350,000 and is subject to annual review and increases to reflect changes in the New York-Northern NJ-Long Island, NY-NJ-CT-PA Consumer Price Index. In addition, Mr. Copeland is eligible to participate in our annual incentive bonus plan at a target bonus level equal to 100% of his base salary. Mr. Copeland also will generally be eligible to participate in the employee benefit plans that we make available to our senior executives.

     Mr. Copeland's employment agreement provides that he is entitled to receive annual long-term incentive awards. The form and amount of this long-term incentive award (for example, share options and/or restricted shares or units) will be determined by our Board of Trustees.

     We may terminate Mr. Copeland's employment at any time with or without cause, and Mr. Copeland may terminate his employment for good reason (as these terms are defined in the employment agreement). If we terminate Mr. Copeland's employment without cause or by reason of disability, if Mr. Copeland dies while employed, or if Mr. Copeland terminates his employment for good reason, Mr. Copeland will be entitled to receive, in addition to benefits previously earned, severance in an amount equal to two times (one times in the case of disability) the sum of his current base salary plus his most recent annual bonus, together with health benefit continuation for 12 months and accelerated vesting and exercisability of any outstanding equity awards. The severance payments will be paid in a single lump sum (or in 12 equal monthly installments in the case of disability). The other benefits are conditioned upon Mr. Copeland's continued compliance with non-competition, non-solicitation, confidentiality and other covenants. In the event that Mr. Copeland's employment is terminated by us without cause or by Mr. Copeland for good reason within two years of a change in control, Mr. Copeland will be entitled to receive, in addition to benefits previously earned, severance in a lump sum amount equal to three times the sum of his current base salary plus his most recent annual bonus, together with health benefit continuation for 12 months and accelerated vesting and exercisability of any outstanding equity awards, and the foregoing benefits will be subject to a gross-up payment for golden parachute excise taxes. All of the foregoing benefits are conditioned upon Mr. Copeland's execution of a general release of claims.

     Additionally, we have entered into employment agreements with each of the other executive officers named in the table above. Messrs. Post and Ciorletti's agreements were effective upon completion of the 144A Offering and Mr. Behar's agreement was effective as of September 7, 2004. The terms of these executive employment agreements are substantially similar to the terms of Mr. Copeland's employment agreement except as noted below.

     The employment agreements each have a three-year term, but will be automatically renewed for successive one-year terms unless either party gives the other at least three months' prior written notice of non-renewal.

     The employment agreements provide Mr. Post with a base salary of $250,000, Mr. Ciorletti with a base salary of $225,000 and Mr. Behar with a base salary of $175,000, which salaries are subject to annual review and increases. In addition, the executive officers are eligible to participate in our annual incentive bonus plan at a target bonus level equal to 100% of their base salary and will generally be eligible to participate in the employee benefit plans that we make available to our senior executives.

     We may terminate an executive's employment at any time with or without cause and the executive officer may terminate his employment for good reason (as these terms are defined in the employment agreement). If we terminate an executive's employment without cause or by reason of disability, or if the executive officer terminates his employment for good reason, the executive will be entitled to receive, in addition to benefits previously earned, severance in an amount equal to 1.5 times (one times in the case of disability) the sum of his current base salary plus his most recent annual bonus, together with health benefit continuation for 12 months. The severance payments will be paid in 18 equal monthly installments (12 in the case of disability). The other benefits are conditioned upon the executive's continued compliance with non-competition, non-solicitation, confidentiality and other covenants. In the event that the executive's employment is terminated by us without cause or by the executive for good reason within two years of a change in control, the executive will be entitled to receive, in addition to benefits previously earned, a lump sum severance payment equal to two times the sum of his current base salary plus his most recent annual bonus, together with health benefit continuation for 12 months and accelerated vesting and exercisability of any outstanding equity awards, and the foregoing benefits will be subject to a gross-up payment for golden parachute excise taxes. All of the foregoing benefits are conditioned upon the execution of a general release of claims.

LONG-TERM INCENTIVE PLAN

     We have adopted a long-term incentive plan (the "LTIP") for the purpose of attracting and retaining qualified officers, trustees and employees of, and consultants to, us and our affiliates (including the Operating Partnership) and to provide such persons with appropriate incentives. These incentives are designed to align the interests of management and shareholders in order to maximize shareholder value. The following is a description of the LTIP:

     Types of Equity Securities Issuable Under the LTIP. The LTIP authorizes the issuance of restricted shares, restricted units (settled by either delivery of cash or common shares), restricted OP Units (called LTIP Units), options and appreciation rights.

     - Restricted Shares and Restricted Units. During the restricted period, share certificates evidencing restricted shares will be held by us for the account of participants receiving grants of restricted shares. The recipients are entitled to vote and receive dividends on the common shares represented by these awards. Recipients of restricted units do not have the right to vote the shares underlying such awards, but may receive dividend equivalents when dividends are paid. The LTIP provides that the Compensation Committee may establish procedures permitting an award holder to elect to defer until a later time the receipt of common shares issuable or cash otherwise payable upon the vesting of a restricted share or restricted unit.

     - LTIP Units. LTIP Units are a special class of partnership interests in the Operating Partnership. Each LTIP Unit awarded will be deemed equivalent to an award of one common share under the LTIP, reducing availability for other equity awards on a one-for-one basis. LTIP Units, whether vested or not, will receive the same quarterly per unit profit distributions as common units of the Operating Partnership, which profit distribution will generally equal per share taxable dividends on our common shares. This treatment with respect to quarterly distributions is similar to the expected treatment of our restricted share awards, which will generally receive full dividends whether vested or not. Initially, LTIP Units will not have full parity with common units with respect to liquidating distributions. Upon the occurrence of specified "book up" events, LTIP Units may over time achieve full parity with common units of the Operating Partnership for all purposes, and therefore accrete to an economic value for executives equivalent to our common shares on a one-for-one basis. If such parity is reached, vested LTIP Units may be converted into an equal number of common units at any time, and thereafter enjoy all the rights of common units. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP Units will be less than the value of an equal number of our common shares.

     During the restricted period, certificates evidencing restricted OP Units will be held by us for the account of participants who receive grants of LTIP Units. The LTIP provides that the Compensation Committee may establish procedures permitting an award holder to elect to defer until a later time the receipt of unrestricted OP Units otherwise distributable upon the vesting of an LTIP Unit.

     - Options. An option entitles a participant to acquire a specified number of common shares at an exercise price determined by the Compensation Committee. The term of an option will be determined by the Compensation Committee, but will not be longer than ten years from the date of grant. The Compensation Committee will determine when options will become exercisable and the extent to which they will be exercisable after the option holder's service terminates. The LTIP provides that the Compensation Committee may establish procedures permitting an option holder to elect to defer until a later time the receipt of common shares issuable upon exercise of an option and/or to receive cash at such later time in lieu of the deferred shares.

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

     - Appreciation Rights. An appreciation right granted in connection with an option entitles the holder to receive, upon exercise, an amount equal to the difference between the fair market value of a common share on the day of the surrender of the underlying option and the exercise price of such option, multiplied by the number of common shares underlying the option that is being surrendered. An appreciation right granted independently of an option entitles the holder to receive upon exercise an amount equal to the difference between the fair market value of a common share on the day preceding the exercise of such right and the fair market value of a common share on the day the appreciation right was granted, multiplied by the number of shares to which the appreciation right that is being exercised relates. Payments to participants upon their exercise of appreciation rights may be in cash or common shares, or a combination of cash and shares, at the Compensation Committee's discretion.

     Administration. The Compensation Committee administers the LTIP, selects eligible employees and other service providers to receive grants under the LTIP, determines the number of shares subject to awards to be granted under the LTIP and the form and terms of the grants, including any applicable vesting or restricted periods.

     Each grant under the LTIP will be confirmed by and subject to the terms of grant documents. Awards under the LTIP will be authorized by the Compensation Committee, in its sole discretion. For this reason, it is not possible to determine the benefit or amounts that will be received by any employees or group of employees in the future.

     Shares and OP Units Authorized and Available. An aggregate of 1,250,000 common shares and OP Units are authorized for issuance under the LTIP. The aggregate limit on the number of common shares and OP Units available under the LTIP will be increased by the number of shares or units underlying awards that are forfeited, the number of shares or units withheld to satisfy tax withholding obligations and the exercise price of options and the number of common shares underlying restricted units or appreciation rights that are settled in cash.

     Adjustments Upon Changes in Capitalization. In the event of certain types of corporate transactions or restructurings described in the LTIP, such as a merger, consolidation, or reorganization, the Compensation Committee will make appropriate adjustments to the maximum number of common shares available for distribution under the LTIP, the number and kind of shares subject to or reserved for issuance and payable under awards outstanding under the LTIP and the exercise price of outstanding options and appreciation rights.

     Transferability of Awards. Except as otherwise provided by the Compensation Committee with respect to a particular grant, awards granted under the LTIP may not be assigned, pledged or otherwise transferred, other than by will or the laws of descent and distribution.

     Effectiveness, Amendment and Termination. The LTIP became effective March 31, 2004. The Board or the Compensation Committee may modify, amend or terminate the LTIP at any time, provided that, to the extent required by applicable law, amendments to the LTIP shall be subject to approval by our shareholders. Unless earlier terminated by the Board or extended upon the approval of our shareholders, the LTIP will terminate on the tenth anniversary of its adoption.

     Federal Income Tax Consequences to the Company Arising from the LTIP. The following is a brief summary of the Federal income tax implications relevant to us as a result of the issuance of compensation grants under the LTIP based upon the Code as currently in effect.

     - Timing of our Tax Deduction. At the time a participant recognizes compensation income with respect to any instrument issued under the LTIP, we will generally be entitled to claim a Federal income tax deduction equal to the amount of ordinary income realized by the participant, but will not be entitled to claim a Federal income tax deduction based on any capital gains realized by a participant.

     - Withholding. We will withhold any sums required by Federal, state, local or foreign tax laws with respect to the exercise of options or appreciation rights, the lapse of restrictions on any restricted

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

       shares, restricted units or LTIP Units, or to require payment of such amounts before delivery of common shares or cash in satisfaction of any such awards.

     Federal Income Tax Consequences to Eligible Participants. The following summary relates only to the Federal income tax treatment of awards made to eligible participants under the LTIP.

     - Restricted Shares. A participant generally will not be taxed at the time restricted shares are granted but will be subject to tax at ordinary income rates when restricted shares are no longer subject to a substantial risk of forfeiture. The restricted shares will generally be subject to tax withholding when they vest. The amount of tax will be based on the fair market value of such shares at vesting. Participants may elect to recognize income at the time of grant by making a Section 83(b) election. Dividends paid on restricted shares are compensation income to the participant and compensation expense to us.

     - Restricted Units. A participant generally will not be taxed at the time restricted units are granted. A participant will be subject to FICA tax when the restricted units are no longer subject to a substantial risk of forfeiture and to income tax withholding when paid in cash or common shares. In addition, dividend equivalents paid to a participant with respect to restricted units will be subject to tax as ordinary income at the time of receipt of such cash.

     - LTIP Units. A participant generally should not be taxed at the time LTIP Units are granted or become vested, but should recognize capital gain or loss upon the disposition of such Units. Profits allocated to the holders of LTIP Units should be treated as a distributive share of the profits of the Operating Partnership and reduce the profits of the Operating Partnership allocable to us and the remaining partners, if any.

     - Options. A participant generally will not be taxed upon the grant of an option. The option holder generally will realize ordinary income for Federal income tax purposes and be subject to tax withholding at the time of exercise of an option in an amount equal to the excess of the fair market value of the shares purchased over the aggregate exercise price.

     - Appreciation Rights. Under current Federal income tax law, a holder will not be taxed at the time appreciation rights are granted. A participant will be subject to tax at ordinary income tax rates upon the exercise of an appreciation right. On exercise, a participant will be taxed on the amount by which the fair market value of a common share exceeds either
       (1) the exercise price of options surrendered in connection with the exercise (in the case of a tandem appreciation right) or (2) the fair market value of a common share on the date the appreciation right was granted (in the case of an independent appreciation right).

     State, local and foreign tax consequences may be substantially different.

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

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Darryl W. Copeland, Jr., our chief executive officer, president and chairman of our Board of Trustees, was, until April 2004, a member of the boards of directors of both BLCI and Alterra, the previous owners of the Brookdale Properties and the Alterra Properties, respectively.

     Prior to the closing of the Brookdale Acquisition, BLCI was owned by FBA, a limited liability company principally owned by affiliates of Fortress and affiliates of Capital Z Financial Services Fund II, L.P. FBA acquired BLCI in September 2000 in a two-step going-private transaction for approximately $316 million, of which approximately $160 million was funded by Fortress. Prior to such transaction, BLCI was a publicly-traded company.

     In connection with Alterra's emergence from bankruptcy in December 2003, FEBC, a joint venture among an affiliate of Fortress, Emeritus Corporation and NW Select LLC, acquired 100% of the capital stock of the restructured Alterra for an approximately $76 million equity investment. In connection with this joint venture, FEBC was capitalized with $79 million, including a $15 million senior loan from Fortress and $64 million of equity contributions, of which 77%, or approximately $50 million, was contributed by Fortress.

     Fortress's controlling senior member interest in FEBC is held through Fortress Investment Trust II ("Fund II") and its approximate 55% interest in FBA is held through Fortress Registered Investment Trust ("Fund I"), both SEC registered investment companies that own a portfolio of many investments. Our chief executive officer had profits interests in Fund I and Fund II and continues to have an investment in Fund II. Mr. Copeland relinquished his profits interests in exchange for a note payable by Fortress. Under the terms of the note, our chief executive officer will be entitled to interest payments at a fixed rate and principal payments in 2007 and at maturity in 2008. The amounts payable under the note are fixed amounts and are not in any manner related to the performance of Fund I, Fund II, Brookdale or Alterra. Our chief executive officer had a conflict of interest because the more we paid to acquire the Alterra Properties and the less Alterra paid under the terms of the initial leases, the greater the value of his investment in Fund II.

     We sold 2,675,623 and 1,500,000 common shares to FBA and Alterra, respectively, in the 144A Offering. In addition, we sold 1,824,377 Class A Units to FBA in the 144A Offering. On October 4, 2004, FBA tendered all of the outstanding Class A Units for redemption. Pursuant to the terms of the Operating Partnership's partnership agreement, we issued 1,824,377 common shares to FBA in redemption of the Class A Units.

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

                        INVESTMENT POLICIES AND POLICIES
                       WITH RESPECT TO CERTAIN ACTIVITIES

     The following is a discussion of our investment policies and our policies with respect to certain activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our Board of Trustees without a vote of our shareholders. However, any change to any of these policies would be made by our Board of Trustees only after a review and analysis of that change, in light of then existing business and other circumstances, and then only if our trustees believe, in the exercise of their business judgment, that it is advisable to do so. We cannot assure you that our investment objectives will be attained.

INVESTMENTS IN REAL ESTATE OR INTERESTS IN REAL ESTATE

     Our business is focused on the ownership and acquisition of income-producing senior living properties, primarily independent and assisted living properties, located in the United States that derive substantially all of their revenues from private pay sources. We seek to lease our properties to experienced operators with substantial senior living expertise pursuant to long-term, triple-net leases containing contractual rent escalations. We have no set limitation on the number of properties in which we may invest, the amount or percentage of our assets that may be invested in any specific property or property type, or on the concentration of investments in any geographic area in the United States. We will strategically invest when opportunities are available that meet our investment criteria.

     Our primary investment structure is sale-leaseback transactions whereby we purchase a property and lease it back to the seller or another senior living operator over long terms, typically ranging from 10 to 15 years, plus renewal options. In addition, in the future we may provide financing through mortgage loans made to our owner-operators. Our primary objectives are to (i) preserve and enhance shareholder equity value, (ii) provide current income for distribution to shareholders through the ownership of senior living properties leased to experienced operators with substantial expertise in senior living operations, (iii) generate increasing cash flow for the Company and its shareholders through contractual rent increases and additional investments, and
(iv) achieve long-term appreciation in the value of our properties.

     In making investments, we intend to focus on established senior living operators that meet our standards for quality and experience of management, such as Brookdale and Alterra, two of the industry's largest senior living operators. In evaluating potential investments, we consider such primary factors as:

     - the quality, experience and expertise of management of the operator/manager of the property;

     - the location, construction quality, condition and design of the property;

     - the property's historical, current and forecasted cash flow and its ability to meet operational needs, capital expenditures and lease obligations, providing an appropriate return on investment to us;

     - the occupancy and demand for similar senior living properties in the same or nearby communities;

     - the proportion of private pay residents, with an emphasis on little or no government reimbursement; and

     - the tax, growth, regulatory and reimbursement environment of the jurisdiction in which the property is located.

     One of our investment strategies is to obtain contractual rent escalations under long-term, non-cancelable, "triple-net" leases, and to obtain security deposits where appropriate. We anticipate that additional security will typically be provided by covenants regarding lease coverage ratios and net worth, and various provisions for cross-default, cross-collateralization and corporate guarantees, when appropriate, and manager replacement provisions.

     We expect to fund future acquisitions through bank borrowings, including long-term, fixed rate mortgage loans, our credit facility and additional secured revolving lines of credit, variable-rate term loans, mortgage loans and bond debt, and through additional private placements or public offerings of debt or equity securities, the assumption of secured indebtedness or a combination of these methods.

     We conduct all of our investment activities through the Operating Partnership.

     We intend to engage in such future investment activities in a manner that is consistent with the maintenance of our status as a REIT for U.S. federal income tax purposes.

INVESTMENTS IN MORTGAGES

     Since our formation we have not engaged in any investments in mortgage loans. In the future we may provide financing through mortgage loans made to owner-operators, subject to the investment restrictions applicable to REITs. The mortgage loans in which we may invest may be secured by either first mortgages or junior mortgages, and may or may not be insured by a governmental agency. There is no restriction on the proportion of our assets which may be invested in a type of mortgage or any single mortgage or type of mortgage loan. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral therefore may not be sufficient to enable us to recoup our full investment.

INVESTMENTS IN SECURITIES OF OR INTERESTS IN PERSONS PRIMARILY ENGAGED IN REAL ESTATE ACTIVITIES AND OTHER ISSUERS

     Subject to REIT qualification rules, we may in the future invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We also may invest in the securities of other issuers in connection with acquisitions of indirect interests in senior living properties, which normally would include joint venture interests such as general or limited partner interests in special purpose partnerships owning senior living properties. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar real estate entities where such investment would be consistent with our investment policies. Subject to the percentage ownership limitations and asset test requirements for REIT qualification, there are no limitations on the amount or percentage of our total assets that may be invested in any one issuer. The primary activities of persons in which we may invest are investment in senior living properties. The decision to purchase such securities will be subject to criteria including, with respect to senior living properties owned by such persons, the criteria set forth above under "-- Investments in Real Estate or Interests in Real Estate." We do not anticipate investing in other issuers of securities primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an "investment company" under the Investment Company Act of 1940, and we intend to divest securities before any registration would be required. We do not intend to underwrite the securities of other issuers.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

     Equity Capital Policies. Our Board of Trustees has the authority, without further shareholder approval, to issue additional authorized common and preferred shares or operating partnership units or otherwise raise capital, including through the issuance of senior securities, in any manner and on such terms and for such consideration it deems appropriate, including in exchange for property. Existing shareholders will have no preemptive right to common or preferred shares or operating partnership units issued in any offering, and any offering might cause a dilution of a shareholder's investment in us. Although we have no current plans to do so, we may in the future issue common shares in connection with acquisitions. We also may issue units in our operating partnership in connection with acquisitions of property.

     We may, under certain circumstances, purchase our common shares in the open market or in private transactions with our shareholders, provided that those purchases are approved by our Board. Our Board of Trustees has no present intention of causing us to repurchase any shares, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.

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

     Dispositions. Our properties are leased under long-term triple-net leases and we generally do not anticipate disposing of any properties in the foreseeable future. However, subject to REIT qualification rules and any contractual limitations on our ability to dispose of a property, we will consider disposing of a property if our management determines that a sale of a property would be in our best interests based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale. Certain of our indebtedness contains limitations on our ability to sell properties without the consent of the lender.

     BLC Holdings, the parent company of the Brookdale tenants under the property leases for the Brookdale Properties, has the right after the tenth year of the initial lease term and during the last year of any renewal term, to purchase from us all, but not less than all, of the Brookdale Properties. See "Our Business and Properties -- Our Recent Acquisitions -- Our Master Lease Arrangements with Brookdale."

     Debt Policy. As of October 31, 2004, we had total indebtedness of approximately $590.3 million, including $126.0 million outstanding under our credit facility. We may increase our indebtedness in the future. Our Board of Trustees will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of additional indebtedness, including the purchase price of senior living properties to be acquired with debt financing, the estimated market value of our properties upon refinancing and the ability of our company to generate cash flow to cover expected debt service.

     Lending Policies. We do not have a policy limiting our ability to make loans to other persons. Subject to REIT qualification requirements, we may consider offering secured or unsecured financing in the future. We and the Operating Partnership may make loans to joint ventures in which we or the Operating Partnership participate or may participate in the future. We have not engaged in any significant lending activities in the past, nor do we intend to do so in the future.

     Reporting Policies. As a result of the filing of the registration statement of which this prospectus is a part, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will file periodic proxy statements and will make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

CONFLICT OF INTEREST POLICY

     In our Code of Business Conduct and Ethics, adopted by our Board of Trustees, we have adopted a policy that specifically addresses conflicts of interest between any trustee, officer or employee of the Company and the Company.

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

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth the total number and percentage of our common shares beneficially owned as of October 31, 2004 by: (i) each of our trustees; (ii) our chief executive officer and each of our other executive officers; (iii) all of our trustees and executive officers as a group; and (iv) each shareholder known to us to own beneficially more than five percent of our common shares. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

                                                              NUMBER OF SHARES      PERCENT
NAME OF BENEFICIAL OWNER                                    BENEFICIALLY OWNED(1)   OF CLASS
------------------------                                    ---------------------   --------
Darryl W. Copeland, Jr. ..................................          520,000 (2)       1.78 %
Charles A. Post...........................................          125,000 (3)          *
William P. Ciorletti......................................           15,000 (4)          *
Saul A. Behar.............................................                0 (5)          0
Mark A. Doyle.............................................           17,500 (6)          *
Randolph W. Jones.........................................            7,500 (6)          *
Frederic H. Lindeberg.....................................            9,500 (6)          *
Farallon Capital Management(7)............................        2,814,166           9.62%
Hunter Global Investors(8)................................        2,580,171           8.82%
Franklin Advisors, Inc.(9)................................        2,157,000           7.37%
Friedman, Billings, Ramsey & Co., Inc.(10)................        1,792,115           6.12%
Excelsior Value and Restructuring Fund(11)................        1,600,000           5.47%
All trustees and executive officers as a group (7
  persons)................................................          694,500           2.37%

---------------

  *  Represents less than 1%.

 (1) Assumes that all vested units or units vesting within 60 days held by such person or group of persons are redeemed for common shares. The total number of shares outstanding used in calculating the percentage assumes that none of the units are redeemed for common shares.

 (2) Represents 520,000 common shares, which shares are subject to restrictions on transfer. See "Plan of Distribution." Mr. Copeland was awarded 110,000 LTIP Units effective upon completion of the 144A Offering. The LTIP Units vest equally over the first three anniversaries of the date of grant.

 (3) Represents 125,000 common shares, which shares are subject to restrictions on transfer. See "Plan of Distribution." Mr. Post was awarded 77,500 LTIP Units effective upon completion of the 144A Offering. The LTIP Units vest equally over the first three anniversaries of the date of grant.

 (4) Represents 15,000 common shares, which shares are subject to restrictions on transfer. Mr. Ciorletti was awarded 86,250 LTIP Units effective upon completion of the 144A Offering. The LTIP Units vest equally over the first three anniversaries of the date of grant.

 (5) Mr. Behar was awarded 35,000 LTIP Units effective upon his employment with the Company. The LTIP Units vest equally over the first three anniversaries of the date of grant.

 (6) Includes 7,500 LTIP Units. Each non-employee trustee was issued 15,000 LTIP Units upon his appointment to the Board of Trustees. Fifty percent of the units vested immediately with the remaining 50% vesting on the first anniversary of the date of grant. See "Our Management and Board of Trustees -- Long-Term Incentive Plan" for a description of the LTIP Units.

 (7) The address for Farallon Capital Management is One Maritime Plaza, San Francisco, California 94111.

 (8) The address for Hunter Global Investors is 485 Madison Avenue, 22(nd) Floor, New York, New York 10022.

 (9) The address for Franklin Advisors, Inc. is 1 Franklin Parkway, San Mateo, California 94403.

(10) The address for Friedman, Billings, Ramsey & Co., Inc. is 1001 Nineteenth Street, 18(th) Floor, Arlington, Virginia 22209.

(11) The address for Excelsior Value and Restructuring Fund is c/o U.S. Trust Company of New York, 499 Washington Boulevard, 7(th) Floor, Jersey City, New Jersey 07310.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

     The following summary of the terms of our shares of beneficial interest does not purport to be complete and is subject to and qualified in its entirety by reference to the Maryland REIT Law and our Declaration of Trust and Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

GENERAL

     Our Declaration of Trust provides that we may issue up to 250,000,000 common shares and 100,000,000 preferred shares, par value $0.001 per share. As of October 31, 2004, there were 29,266,667 common shares issued and outstanding and no preferred shares issued and outstanding. In addition, there were 353,750 LTIP Units outstanding. As permitted by the Maryland REIT Law, our Declaration of Trust contains a provision permitting our Board of Trustees, without any action by our shareholders, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

     Maryland REIT Law and our Declaration of Trust provide that none of our shareholders is personally liable for any of our obligations solely as a result of his status as a shareholder.

VOTING RIGHTS OF COMMON SHARES

     Subject to the provisions of our Declaration of Trust regarding the restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election and the holders of the remaining shares are not able to elect any trustees.

     Our Bylaws provide that a plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to elect a trustee and that a majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Declaration of Trust. Our Declaration of Trust provides that notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. However, trustees may be removed only by the affirmative vote of two-thirds of the votes entitled to be cast on the matter and amendments to certain provisions of our Declaration of Trust (relating to the removal of trustees and the amendment provisions) require the affirmative vote of two-thirds of the votes entitled to be cast on the matter.

     In accordance with the Maryland REIT Law, our Declaration of Trust permits our trustees by a two-thirds vote to amend the Declaration of Trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. As permitted by the Maryland REIT Law, our Declaration of Trust contains a provision permitting our trustees, without any action by our shareholders, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue, to change our name, or to change the name or designation or par value of any class or series of our shares of beneficial interest and the aggregate par value of our shares of beneficial interest.

POWER TO RECLASSIFY SHARES

     Our Declaration of Trust authorizes our Board of Trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any class or any series

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from time to time in one or more classes or series, as authorized by the Board of Trustees. Prior to issuance of shares of each class or series, the Board of Trustees is required by the Maryland REIT Law and our Declaration of Trust to set for each such class or series, subject to the provisions of our Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, the terms, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our Board of Trustees could authorize the issuance of preferred shares with priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control of our company that might involve a premium price for holders of common shares or otherwise might be in their best interest. As of the date hereof, no preferred shares are outstanding and we have no present plans to issue any preferred shares.

POWER TO ISSUE ADDITIONAL COMMON SHARES OR PREFERRED SHARES

     We believe that the power to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or otherwise be in their best interests.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     For our company to qualify as a REIT under the Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

     Because our Board of Trustees believes it is at present essential for us to qualify as a REIT, the Declaration of Trust, subject to certain exceptions, contains certain restrictions on the number of our shares of beneficial interest that a person may own. Our Declaration of Trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (in value or by vote of shares, whichever is more restrictive) of our outstanding shares of beneficial interest (the "Aggregate Share Ownership Limit") or 9.8% (in value or by vote of shares, whichever is more restrictive) of our outstanding common shares (the "Common Share Ownership Limit").

     Our Board of Trustees, in its sole discretion, may exempt a proposed transferee from the Aggregate Share Ownership Limit and the Common Share Ownership Limit (an "Excepted Holder"). However, the board may not grant such an exemption to any person if such exemption would result in our being "closely held" within the meaning of Section 856(h) of the Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by the Board of Trustees as an Excepted Holder, a person also must not own, directly or indirectly, an interest in a tenant of our company (or a tenant of any entity owned or controlled by us) that would cause us to own, directly or indirectly, more than a 9.9% interest in such a tenant. The person seeking an exemption must represent to the satisfaction of our Board of Trustees that it will not violate the two aforementioned restrictions. The person must also agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares of stock causing such violation to the Charitable Trust (as defined below). Our Board of Trustees may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees, in its sole discretion, in order to determine or ensure our status as a REIT.

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     Our Declaration of Trust further prohibits:  (a) any person from beneficially or constructively owning our shares of beneficial interest that would result in us being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; (b) any person from transferring our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons; and (c) any person from beneficially or constructively owning our shares of beneficial interest to the extent that such beneficial or constructive ownership of our shares of beneficial interest would result in the assets of the Company being considered plan assets within the meaning of Department of Labor Regulations
Section 2510.3-101. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of beneficial interest that resulted in a transfer of shares to the Charitable Trust, is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our Board of Trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with such restrictions is no longer required in order for us to qualify as a REIT.

     If any transfer of our shares of beneficial interest occurs which, if effective, would result in any person beneficially or constructively owning shares of beneficial interest in excess or in violation of the above ownership limitations (a "Prohibited Owner"), then that number of shares of beneficial interest, the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share), shall be automatically transferred to a trust (the "Charitable Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Prohibited Owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the Declaration of Trust) prior to the date of such violative transfer. Shares of beneficial interest held in the Charitable Trust shall be issued and outstanding shares of beneficial interest. The Prohibited Owner shall not benefit economically from ownership of any shares of beneficial interest held in the Charitable Trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of beneficial interest held in the Charitable Trust. The trustee of the Charitable Trust (the "Charitable Trustee") shall have all voting rights and rights to dividends or other distributions with respect to shares of beneficial interest held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of beneficial interest have been transferred to the Charitable Trust shall be paid by the recipient of such dividend or distribution to the Charitable Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividend or distribution so paid to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of beneficial interest held in the Charitable Trust and, subject to Maryland law, effective as of the date that such shares of beneficial interest have been transferred to the Charitable Trust, the Charitable Trustee shall have the authority (at the Charitable Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the Charitable Trust and
(ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible trust action, then the Charitable Trustee shall not have the authority to rescind and recast such vote.

     Within 20 days of receiving notice from us that shares of beneficial interest have been transferred to the Charitable Trust, the Charitable Trustee shall sell the shares of beneficial interest held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the Declaration of Trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows: the Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the Declaration of Trust)

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of such shares on the day of the event causing the shares to be held in the
Charitable Trust and (ii) the price per share received by the Charitable Trustee from the sale or other disposition of the shares held in the Charitable Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of beneficial interest have been transferred to the Charitable Trust, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and
(ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Charitable Trustee upon demand.

     In addition, shares of beneficial interest held in the Charitable Trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the Charitable Trustee has sold the shares of beneficial interest held in the Charitable Trust. Upon such a sale to us, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

     All certificates evidencing our shares of beneficial interest will bear a legend referring to the restrictions described above.

     Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our shares of beneficial interest, including common shares, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit and the Common Share Ownership Limit. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

     These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or otherwise be in the best interest of our shareholders.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company.

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                     CERTAIN PROVISIONS OF MARYLAND LAW AND
                     OF OUR DECLARATION OF TRUST AND BYLAWS

     The following description of certain provisions of Maryland law and of our Declaration of Trust and Bylaws is only a summary. For a complete description, we refer you to Maryland law and our Declaration of Trust and Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

NUMBER OF TRUSTEES

     Our Bylaws provide that the number of our trustees may be established by our Board of Trustees. The Board of Trustees may increase or decrease the number of trustees by a vote of a majority of the members of our Board of Trustees, provided that the number of trustees shall never be less than the number required by Maryland law, nor more than 15, and that the tenure of office of a trustee shall not be affected by any decrease in the number of trustees. Any vacancy for any cause other than an increase in the number of trustees may be filled by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any vacancy created by an increase in the number of trustees may be filled by a majority vote of the entire Board of Trustees.

     Each trustee holds office until the next annual meeting of shareholders and until his or her successor is duly elected and qualified. Holders of common shares have no right to cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of the common shares are able to elect successors for the entire Board of Trustees.

REMOVAL OF TRUSTEES

     Our Declaration of Trust provides that a trustee may be removed, with or without cause, upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. Absent removal of all of our trustees, this provision, when coupled with the provision in our Bylaws authorizing our Board of Trustees to fill vacant trusteeships, precludes shareholders from removing incumbent trustees, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

     Maryland law prohibits "business combinations" between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

     - any person who beneficially owns 10% or more of the voting power of our shares; or

     - an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then-outstanding voting shares.

     A person is not an interested shareholder if our Board of Trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our Board of Trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our Board of Trustees.

     After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our Board of Trustees and approved by the affirmative vote of at least:

     - 80% of the votes entitled to be cast by holders of our then-outstanding shares of beneficial interest; and

     - two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

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     These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

     The statute permits various exemptions from its provisions, including business combinations that are approved by our Board of Trustees before the time that the interested shareholder becomes an interested shareholder. We have opted out of the business combination provisions of the MGCL by resolution of our Board of Trustees. However, our Board of Trustees may, by resolution, opt into the business combination statute in the future. Should our Board of Trustees opt into the business combination statute, it may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

CONTROL SHARE ACQUISITIONS

     Maryland law provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or trustees who are our employees are excluded from the shares entitled to vote on the matter. "Control shares" are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy) would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

     - one-tenth or more but less than one-third;

     - one-third or more but less than a majority; or

     - a majority or more of all voting power.

     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition may compel our Board of Trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any shareholders' meeting.

     If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders' meeting and the acquiror may then vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our Declaration of Trust or Bylaws.

     Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

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MERGER, AMENDMENT OF DECLARATION OF TRUST

     Under Maryland REIT law, a Maryland REIT generally cannot amend its declaration of trust or merge with another entity unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT's Declaration of Trust. Our Declaration of Trust provides for approval by a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph, except for amendments to various provisions of the Declaration of Trust, the approval of which requires the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. In accordance with the Maryland REIT law, our Declaration of Trust permits our trustees by a two-thirds vote to amend our Declaration of Trust from time to time to qualify as a REIT under the Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders. As permitted by the Maryland REIT law, our Declaration of Trust contains a provision permitting our trustees, without any action by our shareholders, to amend the Declaration of Trust to change the name of the Company, change the name or other designation or the par value of any class or series of shares of beneficial interest of the Company and the aggregate par value of the shares of beneficial interest of the Company, and increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our Declaration of Trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

     - actual receipt of an improper benefit or profit in money, property or services; or

     - a final judgment based upon a finding of active and deliberate dishonesty by the trustee that was material to the cause of action adjudicated.

     Our Declaration of Trust authorizes us, and our Bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any of our present or former shareholders, trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served as a director, officer, partner, trustee, employee or agent of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder, trustee or officer of the Company. Our Bylaws require us to indemnify each trustee or officer who has been successful, on the merits or otherwise, against reasonable expenses incurred, in the defense of any proceeding to which he or she is made a party by reason of his or her service to us.

     Maryland law permits us, and our Bylaws obligate us, to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

     - the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

     - the trustee or officer actually received an improper personal benefit in money, property or services; or

     - in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

     However, Maryland law prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in a suit by the Company or in a derivative action or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case, a court orders indemnification

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and then only for expenses. Maryland law requires us, as a condition to advancing expenses in certain circumstances, to obtain:

     - a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

     - a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

TERM AND TERMINATION

     Our Declaration of Trust provides for us to have a perpetual existence. Pursuant to our Declaration of Trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the Board of Trustees, our shareholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

ADVANCE NOTICE OF TRUSTEE NOMINATIONS AND NEW BUSINESS

     Our Bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our Board of Trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

     - pursuant to our notice of the meeting;

     - by or at the direction of our Board of Trustees; or

     - by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting, who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our Bylaws.

     With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our Board of Trustees may be made only:

     - pursuant to our notice of the meeting;

     - by or at the direction of our Board of Trustees; or

     - provided that our Board of Trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting, who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our Bylaws.

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND BYLAWS

     If the exemption is repealed, the business combination provisions and, if the applicable provision in our Bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of our Declaration of Trust on the removal of trustees and the restrictions on the ownership and transfer of shares of beneficial interest and the advance notice provisions of our Bylaws could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of the common shares or otherwise be in their best interest.

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                             PARTNERSHIP AGREEMENT

     The following is a summary of the material terms of the amended and restated agreement of limited partnership of the Operating Partnership. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the amended and restated agreement of limited partnership of the Operating Partnership, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

MANAGEMENT

     The Operating Partnership is organized as a Delaware limited partnership. Pursuant to the Partnership Agreement, as the owner of the sole general partner of the Operating Partnership, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, including the ability to cause the Operating Partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees and to cause changes in the Operating Partnership's line of business and distribution policies. However, any amendment to the Partnership Agreement that would affect the redemption rights of the limited partners or otherwise adversely affect certain rights of the limited partners requires the consent of limited partners (other than us) holding a majority of the units held by such partners.

     The affirmative vote of at least 50% of the limited partnership units (including limited partnership interests held by us) is required for any sale or other disposition of all or substantially all of the assets of the Operating Partnership (by way of merger, consolidation or other combination) or a related series of transactions, that taken together, result in the sale or other disposition of all or substantially all of the assets of the Operating Partnership. We currently own 100% of the Operating Partnership interests (exclusive of LTIP Units).

TRANSFERABILITY OF INTERESTS

     In general, we may not voluntarily withdraw from the Operating Partnership or transfer or assign our interest in the Operating Partnership without the consent of the holders of a majority of the limited partnership interests.

     With certain limited exceptions, the limited partners may transfer their interests in the Operating Partnership, in whole or in part, without our written consent, but may substitute a transferee as a limited partner only with the prior written consent of the general partner.

CAPITAL CONTRIBUTION

     Under the Partnership Agreement, subsequent to the 144A Offering, we are obligated to contribute the proceeds of any offering of shares of beneficial interest as additional capital to the Operating Partnership. If we contribute additional capital to the Operating Partnership, we will receive additional partnership interests and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us.

ISSUANCE OF ADDITIONAL UNITS

     As the owner of the sole general partner of the Operating Partnership, we have the ability to cause the Operating Partnership to issue additional units of general and limited partnership interests in the Operating Partnership, including preferred partnership units in connection with acquisitions of property (including contributions of property by us) or otherwise, which could have priority over common partnership interests with respect to distributions from the Operating Partnership, including the partnership interests that our wholly-owned subsidiary owns as general partner.

     Under our LTIP, we may issue LTIP Units, which are a special class of partnership interests in the Operating Partnership. For a description of the terms of the LTIP Units, see "Our Management and Board of Trustees -- Long-Term Incentive Plan."

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REDEMPTION RIGHTS

     Pursuant to the Partnership Agreement, limited partners, other than us, will receive redemption rights which will enable them to cause the Operating Partnership to redeem their units of partnership interests in exchange for cash or, at our option, common shares on a one-for-one basis. If we do not exercise our option to redeem such units for common shares, then we will redeem such units for cash. Notwithstanding the foregoing, each limited partner may not exercise the redemption right for fewer than 1,000 partnership units or, if such limited partner holds fewer than 1,000 partnership units, all of the partnership units held by such limited partner, and a limited partner shall not be entitled to exercise its redemption rights to the extent that the issuance of common shares to the redeeming limited partner would be prohibited under our Declaration of Trust.

MANNER OF OPERATION

     The Partnership Agreement requires that the Operating Partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains or to the extent that we are subject to the Corporate Built-in Gains Tax. See "Risk Factors -- Tax Risks Related to our Business and Structure") and to ensure that the Operating Partnership will not be classified as a "publicly-traded partnership" taxable as a corporation under Section 7704 of the Code.

DISTRIBUTIONS

     The Partnership Agreement provides that the Operating Partnership is required to distribute at least quarterly 100% of its available cash (as defined in the Partnership Agreement) generated during such quarter to us and the other limited partners in accordance with the respective interests of the partners, including holders of LTIP Units, in the profits of the Operating Partnership. Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the Operating Partnership, including any partner loans, any remaining assets of the Operating Partnership will be distributed to us and the other limited partners with positive capital accounts in accordance with the respective positive capital account balances of the partners after giving effect to all contributions, distributions and allocations for all periods.

ALLOCATIONS

     After giving effect to certain special allocations, profits and losses of the Operating Partnership (including depreciation and amortization deductions) for each fiscal year generally are allocated to us and the other limited partners in accordance with the respective interests of the partners, including holders of LTIP Units, in the Operating Partnership. All of the foregoing allocations are subject to compliance with the provisions of Code Sections 704(b) and 704(c) and Treasury Regulations promulgated thereunder. The Operating Partnership will use any method, as determined by the General Partner in accordance with the provisions of the Partnership Agreement, that is permitted under Code Section 704(c) for allocating items with respect to which the fair market value at the time of contribution differs from the adjusted tax basis at the time of contribution.

TERM

     The Operating Partnership will continue until December 31, 2104, unless dissolved sooner pursuant to the terms of the Partnership Agreement.

TAX MATTERS

     Pursuant to the Partnership Agreement, the general partner is the tax matters partner of the Operating Partnership. Accordingly, through our ownership of the general partner, we have authority to handle tax audits and to make tax elections under the Code on behalf of the Operating Partnership.

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                        SHARES AVAILABLE FOR FUTURE SALE

REGISTRATION RIGHTS

     As of October 31, 2004, we had outstanding 29,266,667 common shares. All of the common shares sold by the selling shareholders will be freely tradable in the public market without restriction or limitation under the Securities Act, except for any shares purchased by an "affiliate" (as defined in the Securities
Act) of ours.

     The purchasers of our common shares and Class A Units in the 144A Offering are entitled to the benefits of a resale registration rights agreement (the "Registration Rights Agreement") between us and FBR. Pursuant to the resale registration rights agreement, we agreed for the benefit of common shares sold in the 144A Offering, common shares that may be issued upon redemption of the Class A Units sold in the 144A Offering and any additional common shares issued in respect thereof whether by stock dividend, stock split or otherwise (such securities referred to as the "registrable securities"), that we will, at our expense, file with the SEC no later than three months following the closing of the 144A Offering a resale registration statement providing for the resale of the registrable securities. This prospectus is a part of the resale registration statement filed by us pursuant to the Registration Rights Agreement. In addition, we agreed to use our reasonable best efforts to cause the resale registration statement to become effective under the Securities Act as promptly as practicable after the filing and to maintain the resale registration statement continuously effective under the Securities Act until the first to occur of:

     - such time as all of the common shares covered by the resale registration statement have been sold pursuant to the resale registration statement or pursuant to Rule 144 (or any successor or analogous rule) under the Securities Act; or

     - such time as, in the opinion of counsel, all of the common shares not held by our affiliates, and covered by the resale registration statement, are eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act; or

     - the second anniversary of the effective date of the resale registration statement.

     We also agreed to use our commercially reasonable best efforts to list our common shares on the New York Stock Exchange, Inc. or the Nasdaq Stock Market, provided we meet the applicable listing standards at the time, following the effectiveness of the resale registration statement, and thereafter to maintain such listing.

     No assurance can be given as to (1) the likelihood that an active market for our common shares will develop, (2) the liquidity of any such market, (3) the ability of a shareholder to sell its common shares or (4) the market prices that shareholders may obtain for their common shares. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of common shares, or the perception that such sales could occur, may affect adversely prevailing market prices of the common shares. See "Risk Factors -- Risks Related to This Offering."

RULE 144

     Common shares held by our affiliates are "restricted" securities within the meaning of Rule 144 under the Securities Act. These shares may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144.

     In general, under Rule 144 as currently in effect, if one year has elapsed since the date of acquisition of restricted shares from us or any of our affiliates, the holder of such restricted shares can sell such shares,

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provided that the number of shares sold by such person within any three-month period cannot exceed the greater of:

     - 1% of the total number of our common shares then outstanding, or

     - the average weekly trading volume of our common shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

     Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. If two years have elapsed since the date of acquisition of restricted shares from us or any of our affiliates and the holder is not one of our affiliates at any time during the three months preceding the proposed sale, such person can sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

REDEMPTION RIGHTS

     Pursuant to the Partnership Agreement of the Operating Partnership, holders of the limited partnership units other than us will have the right to redeem their partnership units. When a limited partner exercises this right, we must redeem their partnership units in exchange for common shares on a one-for-one basis, subject to adjustments for stock splits, dividends, recapitalizations and similar events or, at our option, we may redeem the partnership units tendered for cash in an amount equal to the then-current value of the common shares that would have otherwise been issued in redemption of the partnership units. These redemption rights generally may be exercised by the limited partners at any time after one year. See "Partnership Agreement -- Redemption Rights." Any amendment to the Partnership Agreement that would affect these redemption rights would require our consent as general partner and the consent of limited partners holding more than 50% of the units held by limited partners (excluding us).

LOCK-UP AGREEMENTS

     In connection with the 144A Offering, we agreed that beginning August 2, 2004 we will not, for a period of 180 days, without the prior written consent of FBR offer, sell or otherwise dispose of any common shares, or securities convertible or exchangeable for common shares, except for the common shares sold in the 144A Offering, common shares that may be issued under our equity plan or upon redemption of LTIP Units and common shares or other equity securities issued in connection with acquisitions or to preserve our status as a REIT.

     In addition, subject to certain exceptions, our officers and trustees agreed not to offer, sell, contract to sell, sell any option or contract to purchase, pledge or otherwise transfer or dispose of, directly or indirectly, any of our common shares, or any securities convertible into or exercisable for any of our common shares or any right to acquire our common shares, for a period of one year beginning August 2, 2004. FBR at any time, and without notice, may in its discretion release all or any portion of the common shares subject to the foregoing lock-up agreements. In addition, prior to the 144A Offering, our chief executive officer and chief operating officer collectively owned a total of 600,000 common shares. These officers agreed not to sell or otherwise dispose of
(i) any of these shares for a period of one year following the consummation of the 144A Offering; (ii) two-thirds of these shares for a period of two years following consummation of the 144A Offering; and (iii) one-third of these shares for a period of three years following consummation of the 144A Offering.

     Pursuant to the terms of the Registration Rights Agreement, in connection with our initial public offering, the holders of registrable securities shall be subject to the same lock-up as our officers and trustees, not to exceed 60 days, and the holders of registrable securities shall be allowed any concession or proportionate release allowed to any officer or trustee.

     Notwithstanding the foregoing, we are permitted, under limited circumstances, to suspend the use, from time to time, of the prospectus, including this prospectus, that is part of any registration statement (and therefore suspend sales under any registration statement) for certain periods, referred to as "blackout periods," if the managing underwriter of any underwritten offering of primary shares by us has advised us that

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sales of the registrable shares would have a material adverse effect on our underwritten offering; or if a majority of the independent members of our Board of Trustees, in good faith, determines that:

     - the offer or sale of any registrable shares would materially impede, delay or interfere with any material proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or similar material transaction;

     - after the advice of counsel, sale of the registrable shares would require disclosure of non-public material information not otherwise required to be disclosed under applicable law; and

     - disclosure would have a material adverse effect on us or on our ability to close the applicable transaction.

     In addition, we may effect a blackout if a majority of independent trustees of our board, in good faith, determines, after advice of counsel, that it is required by law, rule or regulation to supplement the registration statement or file a post-effective amendment for the purposes of:

     - including in the registration statement any prospectus required under
       Section 10(a)(3) of the Securities Act;

     - reflecting any facts or events arising after the effective date of the registration statement that represents a fundamental change in information set forth therein; or

     - including any material information with respect to the plan of distribution or change to the plan of distribution not set forth therein.

     The cumulative blackout periods in any 12-month period commencing on the closing of the 144A Offering may not exceed an aggregate of 90 days and furthermore may not exceed 60 days in any 90-day period. We may not institute a blackout period more than three times in any 12-month period. Upon the occurrence of any blackout period, we will use our reasonable best efforts to take all action necessary to promptly permit resumed use of the registration statement.

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                       FEDERAL INCOME TAX CONSIDERATIONS

     This section summarizes the material federal income tax considerations that you, as a shareholder, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. Sidley Austin Brown & Wood LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are likely to be material to a holder of our common shares. The discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in "Federal Income Tax Considerations -- Taxation of Tax-Exempt Shareholders"), financial institutions, investors in pass-through entities or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in "Federal Income Tax Considerations -- Taxation of Non-U.S. Shareholders").

     The opinion of Sidley Austin Brown & Wood LLP ("Tax Opinion") will be, and the statements in this section are, based on the current federal income tax laws governing qualification as a REIT, including certain REIT -- related provisions contained in the American Jobs Creation Act of 2004 (the "2004 Jobs Act"), which was enacted on October 22, 2004. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

     WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON SHARES AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF OUR REIT ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF OUR COMPANY

     We plan to make an election to be taxed as a REIT under the federal income tax laws effective for our short taxable year ending on December 31, 2004. We believe that we are organized and have operated in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

     The Tax Opinion will state that, provided we complete the elections and other procedural steps described in this discussion of "Federal Income Tax Considerations" in a timely fashion, we will be organized in conformity with the requirements for qualification as a REIT under the federal income tax laws, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the federal income tax laws. Investors should be aware that the Tax Opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the conduct of our business, and is not binding upon the Internal Revenue Service or any court. In addition, the Tax Opinion is based on current federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. Sidley Austin Brown & Wood LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see "Federal Income Tax Considerations -- Requirements for Qualification -- Failure to Qualify" below.

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     If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. However, we will be subject to federal tax in the following circumstances:

     - We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

     - We may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to shareholders.

     - We will pay income tax at the highest corporate rate on:

       -- net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that we hold primarily for sale to customers in the ordinary course of business, and

       --  other non-qualifying income from foreclosure property.

     - We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

     - If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "Federal Income Tax
       Considerations -- Requirements for Qualification -- Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

       -- the greater of (a) the amount by which we fail the 75% gross income test and (b) the excess of 90% of our gross income over the amount of the income attributable to sources that qualify under the 95% gross income test, multiplied by

       --  a fraction intended to reflect our profitability.

     Pursuant to the 2004 Jobs Act, the reference in clause(b) above to 90% of our gross income would be changed to 95% of our gross income, effective for our taxable years beginning with 2005.

     - If we fail to satisfy the REIT asset tests, as described below under "Federal Income Tax Considerations -- Requirements for
       Qualification -- Asset Tests," and such failure is due to reasonable cause and not willful neglect then, in certain situations, we will be subject to a tax equal to the greater of (i) $50,000 and (ii) the product derived by multiplying the highest federal corporate income tax rate by the net income generated by the non-qualifying assets during the period of the failure. Pursuant to the 2004 Jobs Act, this provision is effective beginning with our 2005 taxable year.

     - If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and asset tests as described below under "Federal Income Tax Considerations -- Requirements for Qualification," and such failure is due to reasonable cause and not willful neglect, then the Company may avoid disqualification as a REIT if we pay a penalty of $50,000 for each such failure. Pursuant to the 2004 Jobs Act, this provision is effective beginning with our 2005 taxable year.

     - If we fail to distribute during a calendar year at least the sum of:

       --  85% of our REIT ordinary income for the year,

       --  95% of our REIT capital gain net income for the year, and

       --  any undistributed taxable income from earlier periods,

     we will pay a 4% excise tax on the excess of the required distribution over the amount we actually distributed.

     - We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain
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       (to the extent that we make a timely designation of such gain to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

     - We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm's-length basis.

     - Because we have inherited a carryover basis and a "built-in gain" in the assets acquired from Brookdale, we will be subject to tax at the highest corporate rate on the sale or disposition, directly or indirectly, of any such asset, if such asset is sold within 10 years of its acquisition by us. The amount of gain on which we will pay tax is generally the lesser of:

       -- the amount of gain with respect to such asset that we recognize at the time of the sale or disposition; and

       -- the amount of gain that we would have recognized if we had sold such asset at the time we acquired it from Brookdale (i.e., the built-in gain in the asset at the time of the Brookdale Acquisition).

     We will also be subject to such corporate tax on any other asset that we acquire in the future from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset.

     Furthermore, any taxable gain on the sale of a carryover basis asset, and any depreciation deductions with respect to such asset that are allocable to the Company, will be based on such asset's carryover basis.

REQUIREMENTS FOR QUALIFICATION

     A REIT is a corporation, trust or association that meets each of the following requirements:

        1.  It is managed by one or more trustees or directors;

        2. Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

        3. It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws;

        4. It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

        5. At least 100 persons are beneficial owners of its shares or ownership certificates (determined without reference to any rules of attribution), other than during the first taxable year with respect to which a REIT election is made;

        6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year, other than during the first taxable year with respect to which a REIT election is made;

        7. It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status; and

        8. It meets certain other qualification tests regarding the nature of its income and assets and minimum distribution requirements with respect to its REIT taxable income.

     We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the

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ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement
6 for that taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

     We believe we have issued sufficient common shares with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our Declaration of Trust restricts the ownership and transfer of common shares so that we should continue to satisfy these requirements. The provisions of the Declaration of Trust restricting the ownership and transfer of common shares are described in "Description of Shares of Beneficial Interest -- Restrictions on Ownership and Transfer."

     A corporation that is a "qualified REIT subsidiary" ("QRS") is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

     An unincorporated domestic entity, such as a limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is generally treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of the Operating Partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will generally be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

     A REIT is permitted to own up to 100% of the stock of one or more "taxable REIT subsidiaries" ("TRSs"). A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. A TRS may not operate or manage a healthcare facility. For purposes of this rule, a healthcare facility means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility. We do not own or plan to acquire shares of a TRS, though we may do so in the future as necessary or convenient to allow us indirectly to engage in activities or have the benefit of income or services which would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely acquire or form a TRS if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also form or acquire a TRS as necessary or convenient to avoid the 100% tax on income from prohibited transactions. See description below under "Prohibited Transactions."

     Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we

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derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

     - rents from real property;

     - interest on debt secured by mortgages on real property, or on interests in real property;

     - dividends or other distributions on, and gain from the sale of, shares in other REITs;

     - gain from the sale of real estate assets; and

     - income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

     Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. Pursuant to the 2004 Jobs Act, income from certain hedging instruments is excluded from both the numerator and denominator for purposes of the 95% income test. The following paragraphs discuss the specific application of the gross income tests to us.

     Rents from Real Property. Rent that we receive from our real property will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

     First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages:

     - are fixed at the time the leases are entered into;

     - are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

     - conform with normal business practice.

     More generally, the rent will not qualify as "rents from real property" if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Sidley Austin Brown & Wood LLP that we intend to set and accept rents which are not to any extent determined by reference to any person's income or profits, in compliance with the rules above.

     Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee (a "related party tenant") other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any lessee directly. In addition, our Declaration of Trust prohibits transfers of our shares that would cause us to own, actually or constructively, 10% or more of the ownership interests in a lessee. We should, therefore, never own, actually or constructively, 10% or more of any lessee other than a TRS. We have represented to Sidley Austin Brown & Wood LLP that we will not rent any property to a related-party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee other than a TRS at some future date.

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     As described above, we may in the future own up to 100% of the stock of one or more TRSs. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a TRS will qualify as "rents from real property" as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. If in the future we receive rent from a TRS, we will seek to comply with this exception.

     Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the "personal property ratio"). With respect to each of our leases, we believe that the personal property ratio generally is less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and possibly lose our REIT status or be subject to additional tax.

     Fourth, we cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an "independent contractor," but instead may provide services directly to our tenants, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "noncustomary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the stock of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related properties. We do not intend to perform any noncustomary services for our lessees, other than services provided through independent contractors or TRSs. We have represented to Sidley Austin Brown & Wood LLP that we will not perform noncustomary services which would jeopardize our REIT status.

     If a portion of the rent we receive from a property does not qualify as "rents from real property" because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we could lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of property would qualify as "rents from real property": (1) the rent is considered based on the income or profits of the lessee; (2) the lessee is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying TRSs; or (3) we furnish more than a de minimis amount of noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

     Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a lessee's proportionate share of a property's operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as "rents from real property." To the extent they do not, they should be treated as interest that qualifies for the 95% gross income test.

     Interest. The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any

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person. However, an amount received or accrued generally will not be excluded from the term "interest" solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, interest income from a loan based on the residual cash proceeds from the sale of property securing a loan which constitutes a "shared appreciation provision" and which is attributable to such a participation feature will be treated as gain from the sale of the secured property.

     Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business." We may, however, form or acquire a TRS to hold and dispose of those properties we conclude may not fall within the safe-harbor provisions. This is most likely to occur if we acquire a portfolio of properties, some of which are redundant or inappropriate for our investment strategy, in circumstances where we are not free to choose only the properties we desire from the portfolio.

     Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property acquired by a REIT as the result of the REIT's having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property (any such proceeding or agreement referred to as a "Repossession Action"). Property acquired by a Repossession Action generally will not be considered "foreclosure property" if (a) the REIT acquired the property as a result of indebtedness arising from the sale or other disposition of property held for sale to customers in the ordinary course of business or (b) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered "foreclosure property" unless the REIT makes a proper election to treat the property as foreclosure property.

     A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

     - on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

     - on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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     - which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

     Foreclosure property also includes any "qualified health care property," as defined in Code Section 856(e)(6), acquired by us as the result of the termination or expiration of a lease of such property (other than a termination by reason of a default or the imminence of a default on a lease). In general, we may operate a qualified healthcare facility acquired in this manner through, and in certain circumstances may derive income from, an independent contractor for two years (or longer if an extension is granted). For purposes of this rule, a "qualified healthcare property" means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility or any real property or personal property necessary or incidental to the use of any such facility.

     Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. At the present time, any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incur to acquire or carry "real estate assets" should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. However, for our taxable years beginning with 2005, the 2004 Jobs Act provides that such income or gain will not be qualifying income for purposes of the 95% gross income test. However, provided we enter into a financial contract in order to hedge indebtedness incurred or to be incurred to purchase or carry a "real estate asset" and identify such a financial contract as a hedge on the date we enter into it, any periodic income or gain from the disposition of the financial contract will not be treated as gross income for purposes of applying the 95% test (that is, it will be excluded for purposes of such test from both the numerator and denominator). The 2004 Jobs Act does not alter the treatment of such periodic income or gain as nonqualifying gross income for purposes of the 75% gross income test. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not always entirely clear which such instruments will generate income which will be considered qualifying income for purposes of either of the gross income tests. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

     Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

     - our failure to meet these tests is due to reasonable cause and not to willful neglect;

     - we attach a schedule of the sources of our income to our tax return; and

     - any incorrect information on the schedule is not due to fraud with intent to evade tax.

     We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in "Taxation of Our Company," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (a) the amount by which we fail the 75% gross income test and (b) the excess of 90% (which percentage will be increased to 95% beginning with our 2005 taxable year) of our gross income over the amount of the income attributable to sources that qualify under the 95% gross income test, multiplied by a fraction intended to reflect our profitability.

     Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

     First, at least 75% of the value of our total assets must consist of:

     - cash or cash items, including certain receivables;

     - government securities;

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     - interests in real property, including leaseholds and options to acquire real property and leaseholds;

     - interests in mortgages on real property;

     - stock in other REITs; and

     - investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

     Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets.

     Third, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities.

     Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

     Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

     For purposes of the second and third asset tests, the term "securities" does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term "securities," however, generally includes debt securities issued by a partnership or another REIT, except that certain "straight debt" securities and, pursuant to the 2004 Jobs Act, certain other securities (e.g., certain securities issued by a state government) are not treated as "securities" for purposes of the 10% value test.

     We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

     - we satisfied the asset tests at the end of the preceding calendar quarter; and

     - the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

     If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

     Furthermore, pursuant to the 2004 Jobs Act, the Company will not lose its REIT status as the result of a failure to satisfy the 5% test, the 10% vote test or the 10% value test if (i) the value of the assets causing the violation did not exceed the lesser of (A) 1% of the value of the Company's assets at the end of the quarter in which the violation occurred, or (B) $10,000,000, and (ii) the Company were to cure the violation by disposing of assets within 6 months of the end of the quarter in which the Company identified the failure. For a failure of the 5% test, the 10% vote test or the 10% value test that is larger than this amount, and for a failure of the 75% test or the 20% test, the Company would not lose its status as a REIT if the failure were for reasonable cause and not due to willful neglect and the Company were to (i) file a schedule with the IRS describing the assets causing the violation, (ii) cure the violation by disposing of assets within 6 months of the end of the quarter in which the Company identified the failure and (iii) pay a tax equal to the greater of (A) $50,000, or (B) the product derived by multiplying the highest federal corporate income tax rate by the net income generated by the non-qualifying assets during the period of the failure. It is not possible to state whether in all cases the Company would be entitled to these relief provisions. The relief provisions added by the 2004 Jobs Act described in this paragraph are effective beginning with our 2005 taxable year.

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     Distribution Requirements.  Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount not less than:

     - the sum of

      -- 90% of our "REIT taxable income," computed without regard to the dividends-paid deduction or our net capital gain or loss, and

      -- 90% of our after-tax net income, if any, from foreclosure property, minus

     - the sum of certain items of non-cash income.

     We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

     We will pay federal income tax on taxable income, including net capital gain, we do not distribute to shareholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

     - 85% of our REIT ordinary income for the year,

     - 95% of our REIT capital gain income for the year, and

     - any undistributed taxable income from prior periods.

     We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See "Federal Income Tax Considerations -- Taxation of Taxable U.S. Shareholders." If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% excise tax.

     It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. Accordingly, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred shares.

     Moreover, because the Brookdale Acquisition was accomplished by means of a stock acquisition, including for federal income tax purposes, neither we nor the Operating Partnership received a "stepped-up" purchase price basis in the Brookdale Properties. Instead, the Operating Partnership, for federal income tax purposes, received a carryover basis in these assets, that is, the same basis that Brookdale had in such assets prior to the Brookdale Acquisition. The Operating Partnership's carryover basis in these assets was approximately $302 million less than the purchase price paid in connection with the Brookdale Acquisition. Accordingly, the Operating Partnership's depreciation deductions (and the depreciation deductions allocable to us) will be based on the carryover basis it received, and not on the higher purchase price that it paid for these assets. The Company's taxable income will accordingly be higher in each taxable year than it would have been if the Operating Partnership had not taken a carryover basis in the Brookdale Properties. The Company's distribution requirement will be larger by a corresponding amount, and will require that there be adequate sources of liquidity to meet that increased distribution requirement.

     In addition, any gain from the sale of any of the Brookdale assets by the Operating Partnership will also be based on its carryover basis in the assets sold, which may cause us to elect not to distribute all or some

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portion of such gain, but to pay corporate tax on such gain at the Company level. See "Taxation of Taxable U.S. Shareholders" for additional discussion of the effects of our doing so. Furthermore, if we sell, directly or indirectly, any of these carryover basis assets within 10 years of acquisition, we could be subject to tax, at the highest regular corporate rate, on the asset's built-in gain, determined as of the date of the asset's acquisition by us. See "Taxation of Our Company."

     Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.

     Recordkeeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of outstanding common shares. We intend to put procedures in place to effectively comply with these requirements.

     Failure to Qualify. If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to shareholders. We would not be required to make any distributions to shareholders, and any distributions to shareholders would be taxable as ordinary income to the extent of our current and accumulated earnings and profits (unless the lower 15% dividend rate applied, as described below in "Federal Income Tax Considerations -- Taxation of Taxable U.S. Shareholders -- Jobs and Growth Tax Relief Reconciliation Act of 2003"). Corporate shareholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

     Pursuant to the 2004 Jobs Act, we should not lose our REIT status as the result of a failure to satisfy a REIT requirement, other than the gross income or asset tests, which relief provisions have been described above, if the failure was due to reasonable cause and not willful neglect and we were to pay a tax of $50,000 for each failure. It is not possible to state whether in all cases we would be entitled to this statutory relief. This provision is effective beginning with our 2005 taxable year.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

     As long as we qualify as a REIT, a taxable "U.S. shareholder" will be required to take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder generally will not qualify for the dividends-received deduction applicable to corporations. The term "U.S. shareholder" means a holder of common shares that, for United States federal income tax purposes, is:

     - a citizen or resident of the United States;

     - a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

     - an estate whose income is subject to U.S. federal income taxation regardless of its source; or

     - any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

     Distributions to a U.S. shareholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the U.S. shareholder has held its common shares. We generally will designate our capital gain dividends as either 15%, 20% or 25% rate distributions. A

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corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its common shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

     A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder's common shares. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the U.S. shareholder. In addition, any distribution we declare in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any of those months will be treated as paid by us and received by the U.S. shareholder on December 31 of the year, provided we actually pay the distribution during January of the following calendar year.

     Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of common shares will not be treated as passive activity income; shareholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

     Taxation of U.S. Shareholders on the Disposition of Common Shares. In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the U.S. shareholder has held the shares for more than one year, and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us which the U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of common shares may be disallowed if the U.S. shareholder purchases other common shares within 30 days before or after the disposition.

     Jobs and Growth Tax Relief Reconciliation Act of 2003. The Jobs and Growth Tax Relief Reconciliation Act of 2003 was enacted on May 28, 2003. This statute reduced the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 5, 2003 through December 31,
2008) and for qualified corporate dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on corporate dividends will move to 35% in 2009 and 39.6% in 2011. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, our dividends will generally not be eligible for the new 15% tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends will generally apply to:

     - your long-term capital gains, if any, recognized on the disposition of our shares;

     - our distributions designated as long-term capital gain dividends (except to the extent attributable to "unrecaptured Section 1250 gain," in which case such distributions would continue to be subject to a

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       25% tax rate), as well as to net capital gains retained by our Company but deemed distributed to our shareholders;

     - our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and

     - our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

     Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs.

     Information Reporting Requirements and Backup Withholding. We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any, as well as the amount of any net capital gains retained by us and the amount of tax paid by us thereon. A shareholder may be subject to backup withholding with respect to distributions unless the holder:

     - is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

     - provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

     For calendar year 2004, the backup withholding rate is 28%. A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. For a discussion of the withholding rules as applied to non-U.S. shareholders, see "Federal Income Tax Considerations -- Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("pension trusts"), generally are exempt from federal income taxation. However, they are subject to taxation on their "unrelated business taxable income" ("UBTI"). In general, dividend distributions from a REIT to a tax-exempt shareholder should not constitute UBTI so long as such shareholder does not otherwise use the shares of the REIT in an unrelated trade or business and does not finance its acquisition of common shares with debt. Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions they receive from us as UBTI.

     In certain circumstances, however, a "qualified trust" that owns more than 10% (by value) of our shares of beneficial interest must treat a portion of the dividends it receives from us as UBTI. In general, a "qualified trust" is a pension trust described in Code Section 401(a) and exempt from taxation under Code Section 501(a). This rule applies to a qualified trust holding more than 10% of our shares only if:

     - the percentage of our dividends which the tax-exempt trust must treat as unrelated business taxable income is at least 5%; and

     - we are a "pension-held REIT."

     We will not be a "pension-held REIT" unless:

     - we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of beneficial interest be owned by five or fewer individuals, which modification allows the

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       beneficiaries of the pension trust to be treated as holding shares in proportion to their actual interests in the pension trust; and

     - either of the following applies:

      -- one pension trust owns more than 25% of the value of our shares of beneficial interest; or

      -- a group of pension trusts each holding more than 10% of the value of our shares of beneficial interest collectively owns more than 50% of the value of our shares of beneficial interest.

     Due to the ownership limitations contained in our Declaration of Trust, which provide that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (by value or vote, whichever is more restrictive) of our outstanding shares of beneficial interest or more than 9.8% (by value or vote, whichever is more restrictive) of our outstanding common shares, we do not expect to be a "pension-held REIT" within the meaning of the Code. However, our Declaration of Trust does not contain any restrictions specifically intended to prevent the Company from becoming a "pension-held REIT" and, in certain circumstances, the Board of Trustees is permitted to waive the ownership limitations contained in the Declaration of Trust. Accordingly, there can be no guarantee that the Company will not, at some point in the future, become a "pension-held REIT."

TAXATION OF NON-U.S. SHAREHOLDERS

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of common shares, including any reporting requirements.

     A non-U.S. shareholder that receives a distribution which (a) is not attributable to gain from our sale or exchange of "U.S. real property interests" (defined below) and (b) we do not designate a capital gain dividend (or retained capital gain) will recognize ordinary income to the extent of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, a non-U.S. shareholder generally will be subject to federal income tax at graduated rates on any distribution treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, in the same manner as U.S. shareholders are taxed on distributions. A corporate non-U.S. shareholder may, in addition, be subject to the 30% branch profits tax. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. shareholder unless:

     - a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

     - the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

     A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of the shareholder's common shares. Instead, the excess portion of the distribution will reduce the adjusted basis of the shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of common shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

     To the extent that we do not withhold at a rate of 30% (or a lower applicable treaty rate) on a distribution that exceeds our current and accumulated earnings and profits, we may still be required to withhold 10% of

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any such distribution, unless we qualify as a "domestically-controlled" REIT. A
REIT is "domestically-controlled" if, at all times during a specified testing period, less than 50% in value of the REIT's shares are held, directly or indirectly, by non-U.S. persons. We cannot assure you that the Company will qualify at all times as a domestically-controlled REIT, and our Declaration of Trust does not contain any restrictions specifically intended to ensure that the Company qualifies at all times as a domestically-controlled REIT.

     For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions attributable to gain from our sale or exchange of "U.S. real property interests" under the "FIRPTA" provisions of the Code. The term "U.S. real property interests" includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under the FIRPTA rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with the conduct of a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against their tax liability for the amount we withhold and a refund to the extent that amounts we withhold exceed such shareholder's U.S. tax liability with respect to such capital gain dividends.

     Notwithstanding the foregoing, the 2004 Jobs Act provides, for taxable years beginning after October 22, 2004, that capital gain dividends paid to a non-U.S. shareholder are not subject to FIRPTA if the capital gain dividends are paid with respect to a class of REIT stock that is regularly traded on an established securities market in the U.S., as long as the non-U.S. shareholder has not owned more than 5% of such class of stock at any time during the taxable year in which the dividend is received. Such capital gain dividends would instead be treated with respect to qualifying non-U.S. shareholders as ordinary dividends, subject to withholding, as described above, at a 30% rate or lower treaty rate if applicable. Furthermore, such qualifying non-U.S. shareholders that are corporations should no longer be subject to the branch profits tax. It is currently anticipated that the Company's stock will in the future be regularly traded on an established securities market within the meaning of this provision.

     A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain on a sale of common shares as long as we qualify as a domestically-controlled REIT. As stated above, we cannot assure you that we will qualify at all times as a domestically-controlled REIT. In addition, a non-U.S. shareholder that owned, actually or constructively, 5% or less of the outstanding common shares at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of common shares if the shares are "regularly traded" on an established securities market. It is currently anticipated that the common shares will, in the future, be regularly traded on an established securities market within the meaning of this provision. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of U.S. shareholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals and with the possible application of the 30% branch profits tax in the case of non-U.S. corporations.

     A non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if:

     - the gain is effectively connected with the conduct of the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to the gain; or

     - the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. shareholder will incur a 30% tax on capital gains.

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OTHER TAX CONSEQUENCES

     Tax Aspects of Our Investments in the Operating Partnership. We will hold direct or indirect interests in various partnerships, including in the Operating Partnership and any other subsidiary partnerships or limited liability companies we form or acquire. In general, partnerships and limited liability companies are "pass-through" entities which are not subject to federal income tax. Rather, partners and members are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership or limited liability company, and are potentially subject to tax thereon, without regard to whether the partners or members receive a distribution from the partnership or limited liability company. We will include our proportionate share of the foregoing items of the partnerships and limited liability companies we hold an interest in for purposes of the various REIT income tests and in the computation of our REIT taxable income. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests." Any resultant increase in our REIT taxable income will increase our distribution requirements (see "Federal Income Tax Considerations -- Requirements for Qualification -- Distribution Requirements"), but will not be subject to federal income tax in our hands provided that the income is distributed by us to our shareholders. Moreover, for purposes of the REIT asset tests (see "Federal Income Tax Considerations -- Requirements for Qualification -- Asset Tests"), we will include our proportionate share of assets held by such partnerships and limited liability companies.

     Classification as Partnerships. In order for a partnership or limited liability company to be classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), it must not be taxable as a corporation or an association taxable as a corporation for federal income tax purposes. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

     - is treated as a partnership under the Treasury regulations relating to entity classification (the "check-the-box regulations"); and

     - is not a "publicly traded" partnership.

     Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that the Operating Partnership and any other partnership or limited liability company in which we hold an interest will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

     A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly-traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated for any taxable year for which at least 90% of the partnership's gross income consists of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the "90% passive income exception"). The Operating Partnership will be structured, operated and maintained so as not to be treated as a "publicly traded partnership." We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Operating Partnership and any other partnership or limited liability company in which we hold an interest will be classified as partnerships that are not taxable as corporations for federal income tax purposes. If for any reason the Operating Partnership or any other partnership or limited liability company in which we hold an interest were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we might not qualify as a REIT. See "Federal Income Tax
Considerations -- Requirements for Qualification -- Income Tests," "Federal Income Tax Considerations -- Requirements for Qualification -- Asset Tests" and "Federal Income Tax Considerations -- Requirements for Qualification -- Failure to Qualify." In addition, any change in a partnership's status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See "Federal Income Tax
Considerations -- Requirements for Qualification -- Distribution Requirements." Further, items of income and deduction of such partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such

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partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such partnership's taxable income.

     State and Local Taxes. We and/or our shareholders may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, shareholders should consult their own tax advisors regarding the effect of state and local tax laws, in addition to the federal, foreign and other tax laws, upon an investment in the common shares.

     Possible Legislative or Other Actions Affecting Tax
Consequences. Prospective holders should recognize that our present federal income tax treatment may be modified by future legislative, judicial and administrative actions or decisions at any time, which may be retroactive in effect, and which could adversely affect the tax consequences of an investment in our common shares. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in statutory changes as well as promulgation of new, or revisions to existing, regulations and revised interpretations of established concepts. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting us or our shareholders or the value of an investment in our common shares.

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                              ERISA CONSIDERATIONS

     The following is a summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser of the common shares that is an employee benefit plan, a tax-qualified retirement plan, or an individual retirement account or an individual retirement annuity (a "Plan"). This discussion does not purport to deal with all aspects of ERISA or Section 4975 of the Code or, to the extent not preempted, state law that may be relevant to particular Plans (including Plans subject to Title I of ERISA), other retirement plans and individual retirement accounts or individual retirement annuities ("IRAs") subject to the prohibited transaction provisions of Section 4975 of the Code, and governmental plans or church plans that are exempt from ERISA and Section 4975 of the Code but that may be subject to substantially similar federal, state or local law requirements ("Similar Law") in light of their particular circumstances.

     This discussion is based on current provisions of ERISA and the Code, existing and currently proposed regulations under ERISA and the Code, the legislative history of ERISA and the Code, existing administrative rulings of the United States Department of Labor ("DOL") and reported judicial decisions. No assurance can be given that legislative, judicial, or administrative changes will not affect the accuracy of any statements herein with respect to transactions entered into or contemplated prior to the effective date of such changes.

GENERAL

     Title I of ERISA and Section 4975 of the Code impose restrictions on Plans and on persons who are "parties in interest" or "disqualified persons" with respect to Plans. Certain employee benefit plans, such as governmental plans as defined in Section 3(32) of ERISA, and, if no election has been made under
Section 410(d) of the Code, church plans as defined in Section 3(33) of ERISA, are not subject to the restrictions of ERISA, and assets of these plans may be invested in the common shares without regard to the ERISA considerations described below, subject to applicable Similar Law. However, any governmental or church plan which is qualified under Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code or is otherwise subject to these provisions, is subject to the prohibited transaction rules set forth in Section 503 of the Code.

     Any Plan fiduciary which proposes to cause a Plan to acquire common shares should consult with its counsel with respect to the potential consequences under ERISA and the Code of the Plan's acquisition and ownership of the common shares. Investments by Plans are also subject to ERISA's general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that a Plan's investments be made in accordance with the documents governing the Plan.

     The fiduciary of a Plan not subject to Title I of ERISA should consider that such a Plan may only make investments that are authorized by the appropriate governing documents and under applicable Similar Law.

PROHIBITED TRANSACTIONS

     General.  Under Section 406 of ERISA a "party in interest," and under
Section 4975 of the Code a "disqualified person" (collectively, "Parties in Interest") are prohibited from engaging in some transactions, including extensions of credit and purchases and sales of securities, involving a Plan and its assets unless a statutory or administrative exemption applies to the transaction. Excise taxes may be assessed pursuant to Section 4975 of the Code, or, in some cases, civil penalties may be assessed pursuant to Section 502(i) of ERISA on Parties in Interest which engage in non-exempt prohibited transactions. If the Party in Interest who engages in the transaction is the individual on behalf of whom an IRA is maintained (or his beneficiary), the IRA will lose its tax-exempt status and its assets will be deemed to have been distributed to such individual in a taxable distribution (and no excise tax will be imposed) on account of the prohibited transaction. In addition, a fiduciary who permits a Plan to engage in a transaction that the fiduciary knows or should know is a prohibited transaction may be liable to the Plan for any loss the Plan incurs as a result of the transaction, for any profits earned by the fiduciary in the transaction, and for penalty and/or excise taxes.

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     Plan Asset Regulations.  The DOL has issued regulations (the "Plan Asset
Regulations") concerning the definition of what constitutes the assets of a Plan for purposes of ERISA and the prohibited transaction provisions of the Code. The Plan Asset Regulations describe the circumstances under which the assets of an entity in which a Plan invests will be considered to be "plan assets" such that any person who exercises control over those assets would be subject to ERISA's fiduciary standards. Under the regulations, if a Plan acquires an "equity interest" in an entity, the assets of the entity will be treated as assets of the Plan investor unless one or more exceptions specified in the Plan Asset Regulations are satisfied.

     One exception (the "insignificant participation exception") to this look-through rule provides that an investing Plan's assets will not include any of the underlying assets of an entity if at all times less than 25% of the value of each class of equity interests in the entity is held by "benefit plan investors." The term "benefit plan investors" includes (i) all employee benefit plans as defined in ERISA, whether or nor subject to ERISA, (ii) all plans described in Section 4975 of the Code, (iii) entities whose underlying assets include plan assets by reason of such a plan's investment in the entity, and
(iv) persons acting on behalf of plans or entities described in clauses
(i)-(iii). Another exception under the Plan Asset Regulations (the "publicly offered securities exception") provides that a Plan's assets will not include the underlying assets of an entity if the class of equity interests in which the Plan invests is "publicly offered" (i.e., (i) widely held (i.e., held by 100 or more investors who are independent of the issuer and each other), (ii) freely transferable, and (iii) part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended). A third exception under the Plan Asset Regulations provides that a Plan's assets will not include the underlying assets of the entity in which it invests if the entity qualifies as a "real estate operating company" ("REOC"). An entity will qualify as a REOC if at least 50% of its assets are invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate in the management or development and the entity, in the ordinary course of its business, is engaged directly in real estate management or development activities. We initially limited aggregate ownership of each class of our outstanding equity securities by "benefit plan investors" to less than 25% of the value of each such class of equity securities, as described under "Description of Shares of Beneficial Interest -- Restrictions on Ownership and Transfer, in a manner intended to qualify for the insignificant participation exception. It is anticipated that, upon the effective date of the registration statement of which this prospectus is a part, that our common shares will constitute "publicly offered" securities." Thus, a Plan's investment in the common shares should not cause our assets to be deemed to be Plan assets. However, if we do not qualify for the insignificant participation exception and no other exception from the Plan Asset Regulations is available, the assets of a Plan that invests in the common shares will include an undivided interest in our assets. In such event, such assets, transactions involving such assets, and the persons with authority or control over or that provide services with respect to such assets would be subject to the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of Section 4975 of the Code.

     Prohibited Transaction Exemptions. Without regard to whether an investing Plan's assets include an undivided interest in our assets under the Plan Asset Regulations, the purchase or holding of common shares by or on behalf of a Plan could be considered to result in a prohibited transaction. In addition, some of our affiliates might be considered or might become Parties in Interest with respect to a Plan. Because these parties may receive benefits in connection with the sale of common shares, the purchase of common shares using Plan assets over which any of the parties has investment authority might be deemed to be a violation of the prohibited transaction rules of ERISA and the Code for which no exemption may be available. Exemptions from those prohibited transaction rules include:

     - Prohibited Transaction Class Exemption 84-14, which exempts some transactions effected on behalf of a Plan by a "qualified professional asset manager";

     - Prohibited Transaction Class Exemption 90-1, which exempts some transactions involving insurance company pooled separate accounts;

     - Prohibited Transaction Class Exemption 91-38, which exempts some transactions involving bank collective investment funds;

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     - Prohibited Transaction Class Exemption 95-60, which exempts some transactions involving insurance company general accounts; and

     - Prohibited Transaction Class Exemption 96-23, which exempts some transactions effected on behalf of a Plan by some "in-house asset managers."

     Each purchaser or transferee of a common share that is a Plan or is investing assets of a Plan shall be required to represent or be deemed to have represented that the relevant conditions for exemptive relief under at least one of the foregoing exemptions have been satisfied.

REVIEW BY PLAN FIDUCIARIES

     Any Plan fiduciary considering whether to purchase any common shares on behalf of a Plan should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code and the availability of any prohibited transaction exemptions. The sale of common shares to a Plan is in no respect a representation by our company that this investment meets all relevant requirements with respect to investments by Plans generally or any particular Plan or that this investment is appropriate for Plans generally or any particular Plan.

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                              PLAN OF DISTRIBUTION

     We are registering the common shares covered by this prospectus to permit the selling shareholders to conduct public secondary trades of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of the common shares by the selling shareholders. We have been advised by the selling shareholders that the selling shareholders or pledgees, donees or transferees of, or other successors in interest to, the selling shareholders may sell all or a portion of the common shares beneficially owned by them and offered hereby from time to time either directly, or through underwriters, broker-dealers or agents, who may act solely as agents or who may acquire the common shares as principals or as both, and who may receive compensation in the form of discounts, commissions or concessions from the selling shareholders or from the purchasers of our common shares for whom they may act as agent (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

DETERMINATION OF OFFERING PRICE BY SELLING SHAREHOLDERS

     Except as may be described in any prospectus supplement accompanying this prospectus, the selling shareholders may offer their common shares pursuant to this prospectus from time to time at fixed prices, which may be changed, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The prices will be determined by the selling shareholders or by agreement between the selling shareholders and underwriters or dealers.

     No public market currently exists for our common shares, and our common shares are not currently listed on any national exchange or market system. However, our common shares have been sold and may continue to be sold from time to time in private transactions at negotiated prices. The public price at which our common shares trade in the future might be below the prevailing market price at the time the registration statement of which this prospectus is a part is declared effective.

     The aggregate proceeds to the selling shareholders from the sale of the common shares offered by them hereby will be the purchase price of the common shares less discounts and commissions, if any, paid by the selling shareholders.

METHODS OF DISTRIBUTION

     The sales described in the preceding paragraphs may be effected in transactions:

     - on any national securities exchange or quotation service on which our common shares are listed or quoted at the time of sale;

     - in the over-the-counter market;

     - in transactions (which may include underwritten transactions) otherwise than on such exchanges or services or in the over-the-counter market;

     - through the writing of options whether the options are listed on an option exchange or otherwise; or

     - through the settlement of short sales (except that no selling shareholder may satisfy its obligations in connection with short sales or hedging transactions entered into before the effective date of the registration statement of which this prospectus is a part by delivering securities registered under this registration statement).

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with sales of our common shares, selling shareholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of our common shares in the course of hedging their positions. The selling shareholders may also sell our common shares short and deliver common shares to close out short positions, or loan or pledge our common shares to broker-dealers that in turn may sell the shares. Each of the selling shareholders that is an affiliate of a registered broker-dealer has represented to us that it purchased the common shares in the ordinary course of business and, at the time of

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such purchase, the selling shareholders had no agreements or understandings, directly or indirectly, with any person to distribute such common shares, except as may be stated in the footnotes to the selling shareholder table.

     The selling shareholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of our common shares which may be resold thereafter pursuant to this prospectus if our common shares are delivered by the selling shareholders. However, if common shares are to be delivered by the selling shareholders' successors in interest, we must file a prospectus supplement or an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling shareholders to include the successors in interest as selling shareholders under this prospectus.

     Selling shareholders might not sell any, or all, of our common shares offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the common shares by other means not described in this prospectus.

     To the extent required, upon being notified by a selling shareholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of common shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase of any agent, underwriter or broker-dealer(s), the name(s) of the selling shareholder(s) and of the participating agent, underwriter or broker-dealer(s), specific common shares to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

     The selling shareholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the common shares and, if the selling shareholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell such pledged common shares from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the selling shareholders, in order for the common shares to be sold under this registration statement, unless permitted by law, we must file an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling shareholders to include the pledgee, transferee, secured party or other successors in interest as selling shareholders under this prospectus.

     In addition, any securities registered and offered pursuant to this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     In order to comply with the securities laws of some states, our common shares may be sold in such states only through registered or licensed brokers or dealers.

     The selling shareholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any common shares by the selling shareholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of our common shares to engage in market-making activities with respect to the particular common shares being registered and offered hereby for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of our common shares and the ability of any person or entity to engage in market-making activities with respect to our common shares.

UNDERWRITING DISCOUNTS AND COMMISSIONS, INDEMNIFICATION AND EXPENSES

     Brokers, dealers, underwriters or agents participating in the distribution of our common shares pursuant to this prospectus as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders and/or purchasers of our common shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

     The selling shareholders and any brokers, dealers, agents or underwriters that participate with the selling shareholders in the distribution of our common shares pursuant to this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of our common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling shareholders may be deemed to be underwriting commissions. Neither we nor any selling shareholder can presently estimate the amount of such compensation. If a selling shareholder is deemed to be an underwriter, the selling shareholder may be subject to certain statutory liabilities including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling shareholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

     Pursuant to the registration rights agreement, which appears as an exhibit to the registration statement of which this prospectus is a part, we have agreed to indemnify FBR, each selling shareholder, each person, if any, who controls FBR or a selling shareholder within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and the officers, directors, partners, employees, representatives and agents of any of the foregoing, against specified liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify us, each person, if any, who controls us within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and the officers, trustees, partners, employees, representatives and agents of any of the forgoing, against specified liabilities arising under the Securities Act.

     We have agreed, among other things, to bear all expenses, other than selling expenses, commissions and discounts and transfer taxes, and certain expenses of one counsel to the selling shareholders, in connection with the registration and sale of our common shares pursuant to this prospectus.

REGISTRATION RIGHTS

     In connection with the 144A Offering, we entered into a registration rights agreement with FBR, for the benefit of certain holders of our common shares and holders of the Class A Units. We agreed to file with the SEC, as soon as practicable but in no event later than November 3, 2004, either (i) in connection with an initial public offering of our common shares (an IPO Registration Statement), registering the common shares held by current holders of our common shares, or (ii) a shelf registration statement on Form S-11 under the Securities Act providing for the resale pursuant to Rule 415 of the Securities Act from time to time by the holders of our common shares (a Shelf Registration Statement). The registration statement of which this prospectus is a part is intended to be the Shelf Registration Statement. We also agreed to keep the registration statement current and effective under the Securities Act, subject to certain exceptions, until the earliest of:

     - such time as all of our common shares offered by this prospectus have been sold pursuant to the registration statement and/or Rule 144 of the Securities Act;

     - the date on which the selling shareholders may sell all of the common shares offered pursuant to this prospectus without registration pursuant to Rule 144(k) of the Securities Act;

     - the second anniversary of the date of effectiveness of the registration statement; or

     - the date on which all of our common shares offered by this prospectus have been otherwise transferred without the share certificate bearing a restrictive legend and subsequent public distribution of such shares does not require registration or qualification under the Securities Act.

CUSIP NUMBER

     The Committee on Uniform Securities Identification Procedures assigns a unique number, known as a CUSIP number, to a class or issue of securities in which all of the securities have similar rights. Our common shares issued in the 144A Offering included shares with three different CUSIP numbers, depending upon whether the sale of the shares was conducted (i) by us under Rule 506, (ii) by the initial purchaser under Rule 144A, or (iii) by the initial purchaser under Regulation S. Prior to the effectiveness of this registration statement, all of the securities covered by this prospectus are restricted securities under Rule 144 and their designated CUSIP numbers refer to such restricted status.

     Any sales of our common shares pursuant to this prospectus must be settled with our common shares bearing our general (not necessarily restricted) common shares CUSIP number, which is 744053 30 7. A selling shareholder named in this prospectus may obtain shares bearing our general common shares CUSIP number for settlement purposes by presenting the shares to be sold (with a restricted CUSIP), together with a certificate of registered sale, to our transfer agent, American Stock Transfer & Trust Company. The form of certificate of registered sale is available from our transfer agent upon request. The process of obtaining such shares might take a number of business days. SEC rules generally require trades in the secondary market to settle in 3 business days, unless the parties to any such trade expressly agree otherwise. Accordingly, a selling shareholder who holds securities with a restricted CUSIP at the time of the trade might wish to specify an alternate settlement cycle at the time of any such trade to provide sufficient time to obtain the shares with an unrestricted CUSIP in order to prevent a failed settlement.

STOCK MARKET LISTING

     We intend to apply to have our common shares approved for quotation on the
          under the symbol "          ."

STABILIZATION AND OTHER TRANSACTIONS

     As described above, the selling shareholders may utilize methods of sale that amount to a distribution under federal securities laws. The anti-manipulation rules under the Exchange Act, including, without limitation, Regulation M, may restrict certain activities of, and limit the timing of purchases and sales of securities by, the selling shareholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in marketmaking and certain other activities with respect to such securities for a specified period of time before the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the common shares offered by this prospectus.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for us by Sidley Austin Brown & Wood LLP, New York, New York. The validity of the common shares and certain other matters of Maryland law will be passed upon for us by Venable LLP, Baltimore, Maryland. The summary of legal matters contained in the section of this prospectus under the heading "Federal Income Tax Considerations" is based on the opinion of Sidley Austin Brown & Wood LLP.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We filed with the SEC a registration statement on Form S-11 under the Securities Act, including exhibits and schedules, for the common shares to be offered by the selling shareholders, from time to time, pursuant to the registration statement of which this prospectus is a part. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information, we refer you to the registration statement, including the exhibits and schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you free of charge on the SEC's website at www.sec.gov.

     As a result of the filing of the registration statement, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic proxy statements and will make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

                               TABLE OF CONTENTS


PROVIDENT SENIOR LIVING TRUST:
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS:
Unaudited Pro Forma Consolidated Balance Sheet as of August
  31, 2004..................................................  F-3
Unaudited Pro Forma Consolidated Statement of Operations for
  the period March 1, 2004 (inception) to August 31, 2004...  F-4
Notes to Pro Forma Condensed Consolidated Financial
  Statements (Unaudited)....................................  F-5
HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED):
Consolidated Balance Sheet as of August 31, 2004............  F-9
Consolidated Statement of Operations for the period from
  March 1, 2004 (inception) to August 31, 2004..............  F-10
Statement of Shareholders' Equity for the period from March
  1, 2004 (inception) to August 31, 2004....................  F-11
Consolidated Statement of Cash Flows for the period from
  March 1, 2004 (inception) to August 31, 2004..............  F-12
Notes to Consolidated Financial Statements..................  F-13

                         PROVIDENT SENIOR LIVING TRUST

                              UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated financial information sets forth:

     - the historical financial information as of August 31, 2004, and for the six month period from March 1, 2004 (inception) to August 31, 2004;

     - adjustments to give effect to our recently completed acquisitions as of August 31, 2004.

     You should read the information below along with all other financial information and analysis in this prospectus, including the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the company's consolidated historical financial statements and related notes included elsewhere in this prospectus. The unaudited pro forma consolidated financial information is presented for information purposes only, and we do not expect that this information will reflect our results of operations or financial position. The unaudited pro forma adjustments are based on available information and upon assumptions that we believe are reasonable. The unaudited pro forma consolidated financial information assumes that the transactions were completed as of August 31, 2004 for purposes of the unaudited pro forma consolidated balance sheet and as of the first day of the period presented for purposes of the unaudited pro forma consolidated statement of operations.

                         PROVIDENT SENIOR LIVING TRUST

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                AUGUST 31, 2004

                                                                         ADJUSTMENTS FOR
                                                                       RECENT ACQUISITIONS
                                                               -----------------------------------            PRO FORMA
                                               HISTORICAL(A)     BROOKDALE              ALTERRA              AS ADJUSTED
                                               -------------   -------------          ------------          --------------
ASSETS:
Real estate investments, at cost
  Land.......................................  $         --    $  71,819,915 (B)      $ 24,013,789 (B)      $   95,833,704
  Buildings and improvements.................            --      538,649,364 (B)       180,103,418 (B)         718,752,782
  Equipment and fixtures.....................            --      107,729,873 (B)        36,020,684 (B)         143,750,557
  Leasehold interest.........................            --       24,494,411 (B)                -- (B)          24,494,411
                                               ------------    -------------          ------------          --------------
Total real estate investments, at cost.......            --      742,693,563           240,137,891             982,831,454
Cash and cash equivalents....................   307,618,588     (264,224,428)(C)       (43,064,868)(C)             329,292
Restricted cash..............................            --       29,654,264 (D)           693,079 (D)          30,347,343
Accrued interest receivable..................       309,157               --                    --                 309,157
Prepaid expenses and other assets............     4,433,012         (810,209)(E)        (1,180,307)(E)           2,442,496
Office furniture and equipment...............       126,823               --                    --                 126,823
Deferred financing costs.....................            --               --             2,258,684 (F)           2,258,684
Deposit for property acquisitions............    90,000,000      (67,500,000)(G)       (22,500,000)(G)                  --
                                               ------------    -------------          ------------          --------------
Total assets.................................  $402,487,580    $ 439,813,190          $176,344,479          $1,018,645,249
                                               ============    =============          ============          ==============

LIABILITIES AND SHAREHOLDERS' EQUITY:
Mortgage and bond notes payable..............  $         --    $ 414,568,274 (H)      $ 49,776,400 (H)      $  464,344,674
Line of credit borrowings....................            --               --           126,000,000 (I)         126,000,000
Accounts payable and accrued liabilities.....     2,108,470         (375,000)(J)          (125,000)(J)           1,608,470
Tenant escrow deposits.......................            --        5,619,916 (D)           693,079 (D)           6,312,995
Tenant security deposits.....................            --       20,000,000 (D)                --              20,000,000
                                               ------------    -------------          ------------          --------------
Total liabilities............................     2,108,470      439,813,190           176,344,479             618,266,139
Minority interest............................    27,593,002               --                    --              27,593,002
Shareholders' equity
  Preferred shares, 100,000,000 shares
    authorized, no shares issued and
    outstanding..............................            --               --                    --                      --
  Common shares, 250,000,000 shares
    authorized, par value $.001 per share,
    27,442,290 shares issued and outstanding
    at August 31, 2004.......................        27,442               --                    --                  27,442
Capital contributed in excess of par.........   373,527,806               --                    --             373,527,806
Accumulated deficit..........................      (769,140)              --                    --                (769,140)
                                               ------------    -------------          ------------          --------------
Shareholders' equity.........................   372,786,108               --                    --             372,786,108
                                               ------------    -------------          ------------          --------------
Total liabilities and shareholders' equity...  $402,487,580    $ 439,813,190          $176,344,479          $1,018,645,249
                                               ============    =============          ============          ==============

                         PROVIDENT SENIOR LIVING TRUST

                        UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENT OF OPERATIONS

                    PERIOD FROM MARCH 1, 2004 (INCEPTION) TO
                                AUGUST 31, 2004

                                                  ADJUSTMENTS FOR
                                                RECENT ACQUISITIONS
                                          --------------------------------             OTHER               PRO FORMA
                         HISTORICAL(K)     BROOKDALE             ALTERRA            ADJUSTMENTS           AS ADJUSTED
                         --------------   -----------          -----------          ------------          -----------
REVENUES:
  Rental income........   $        --     $30,578,175 (L)      $11,529,500 (L)      $         --          $42,107,675
  Interest income......       318,178              --                   --              (306,978)(O)           11,200
                          -----------     -----------          -----------          ------------          -----------
    Total revenues.....       318,178      30,578,175           11,529,500              (306,978)          42,118,875
                          -----------     -----------          -----------          ------------          -----------
EXPENSES:
  Compensation
    expenses...........       890,991              --                   --               327,679 (P)        1,218,670
  Amortization of
    stock-based
    compensation.......       445,707              --                   --               478,949 (Q)          924,656
  General and
    administrative
    expenses...........        44,917              --                   --               486,413 (R)          531,330
  Interest expense on
    mortgages and other
    debt...............            --      12,584,634 (M)        4,719,194 (M)                --           17,303,828
  Depreciation and
    amortization.......            --      14,778,028 (N)        4,824,199 (N)                --           19,602,227
                          -----------     -----------          -----------          ------------          -----------
    Total expenses.....     1,381,615      27,362,662            9,543,393             1,293,041           39,580,711
                          -----------     -----------          -----------          ------------          -----------
(Loss) income before
  minority interest....    (1,063,437)      3,215,513            1,986,107            (1,600,019)           2,538,164
Minority interest......       294,297         (38,265)             (23,635)             (262,602)             (30,204)
                          -----------     -----------          -----------          ------------          -----------
Net (loss) income......   $  (769,140)    $ 3,177,248          $ 1,962,472          $ (1,862,621)         $ 2,507,960
                          ===========     ===========          ===========          ============          ===========
Basic earnings (loss)
  income per share.....   $     (0.03)                                                                    $      0.09
                          ===========                                                                     ===========
Diluted earnings (loss)
  income per share.....   $     (0.03)                                                                    $      0.08
                          ===========                                                                     ===========

                         PROVIDENT SENIOR LIVING TRUST

                               NOTES TO PRO FORMA

                       CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     1. ADJUSTMENTS TO THE PRO FORMA CONSOLIDATED BALANCE SHEET

      (A) Reflects our historical balance sheet as of August 31, 2004.

      (B) Reflects the allocation of our purchase price of the Brookdale and the Alterra acquisitions to the acquired assets based on their respective fair values.

            In making estimates of fair values, for the purposes of allocating purchase price, management utilizes a number of sources including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. Management also considers information obtained about each property during its pre-acquisition due diligence in estimating the fair value of tangible and intangible assets acquired.

            Management has determined that the leases executed in connection with the Brookdale acquisition and the Alterra acquisitions are at market rates.

            Amounts allocated to land, buildings and equipment and fixtures are based on cost segregation studies performed by independent third parties, or on management's analysis of comparable properties. Depreciation is computed using the straight-line method over the estimated life of forty years for buildings, five to seven years for equipment and fixtures, and the lesser of the useful life or the remaining lease term for leasehold interest.

      (C) Reflects the use of cash to fund a portion of the purchase price for the Brookdale and the Alterra acquisitions.

      (D) Reflects tenant security deposit, bond sinking fund reserves and various lender escrows for the payment of real estate taxes, insurance, capital expenditures, bond trustee fees and reserves to purchase interest rate cap agreements on variable rate bond debt.

                                                   BROOKDALE      ALTERRA
                                                  ACQUISITION   ACQUISITION      TOTAL
                                                  -----------   -----------   -----------
       Tenant security deposit..................  $20,000,000    $     --     $20,000,000
       Bond sinking fund reserves...............    4,034,348          --       4,034,348
       Lender escrows for RE taxes and
         insurance..............................    3,841,578     693,079       4,534,657
       Lender escrows for capital
         expenditures...........................    1,596,433          --       1,596,433
       Trustee fee reserves.....................       17,065          --          17,065
       Interest rate cap agreement reserves.....      164,840          --         164,840
                                                  -----------    --------     -----------
                                                  $29,654,264    $693,079     $30,347,343
                                                  ===========    ========     ===========

      (E) Reflects acquisition expenses paid prior to completing the transaction and, which are included as part of the purchase price.

      (F) Reflects financing costs incurred in connection with the line of credit borrowings used to finance a portion of the Alterra acquisitions.

      (G) In connection with the acquisition of the Initial Properties, the Company advanced a deposit of $67.5 million to Fortress Brookdale Acquisition, LLC, the seller of the Brookdale properties, and $22.5 million to Alterra Healthcare Corporation, the seller of the Alterra properties. The Alterra deposit was applied to the purchase price for the acquisition of the Alterra properties and the Brookdale deposit was refunded to us in October 2004.

      (H) Represents mortgage debt at fair value assumed as part of the Brookdale and Alterra Acquisitions.

                                                                      MORTGAGE DEBT
                                                                       ASSUMED(1)
                                                                      -------------
       Brookdale Acquisition(2)....................................   $414,568,274
       Alterra Acquisition(3)......................................     49,776,400
                                                                      ------------
         Total.....................................................   $464,344,674
                                                                      ============

         ------------------------

           (1) Total mortgage debt assumed of $464.3 million includes approximately $104.5 million or 23% variable rate debt at fair value. Approximately $359.8 million or 77% is fixed rate mortgage debt with a weighted average interest rate of approximately 7% which approximates fair value.

           (2) The 21 Brookdale Properties are encumbered by 26 separate loans. The Brookdale loans (a) range in maturity from 2006 to 2029, (b) range in interest rate from 2.03% to 8.38% (with a weighted average rate of 6.00%), and (c) range in outstanding principal amount from approximately $3.9 million to approximately $61.7 million. Approximately $104.5 million of debt assumed in connection with the Brookdale Acquisition is variable rate, tax exempt or taxable bond debt.

           (3) Represents a single mortgage loan that is secured by nine of the 47 Alterra Properties. The interest rate is fixed at 7.2% and the loan matures in 2009.

      (I) On October 20, 2004 the Company entered into a $135 million revolving credit facility with General Electric Capital Corporation (GECC) that is secured by 38 of the Alterra Properties and has an initial term of five years. The GECC facility has limited recourse provisions and provides interest only payments over its term. Borrowings under the GECC credit facility will accrue interest at a spread over LIBOR. In connection with the acquisition of the Alterra Properties, the Company borrowed $126 million under such credit facility with an initial interest rate of 4.31%.

      (J) Reflects advances by the sellers of the Brookdale Portfolio and the Alterra Portfolio to fund due diligence expenses. The advances were returned to the sellers at the time of acquisition.

  2. ADJUSTMENTS TO THE PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS -- PERIOD FROM MARCH 1, 2004 (INCEPTION) TO AUGUST 31, 2004.

      (K) Reflects our historical results of operations for the period March 1, 2004 (inception) to August 31, 2004.

      (L) Reflects the pro forma adjustments to rental income for properties acquired by us in completed transactions.

                                                               INITIAL ANNUAL
                                                   LEASE           LEASE          RENTAL
       TENANT                                      BASIS            RATE         INCOME(1)
       ------                                   ------------   --------------   -----------
       Brookdale base rental income...........  $742,350,000       8.100%       $30,578,175(2)
       Alterra base rental income.............   239,574,000       9.625%        11,529,500
                                                                                -----------
         Total................................                                  $42,107,675
                                                                                ===========

           --------------------------

           (1) Rental income equals lease basis multiplied by initial annual lease rate. Rental income from the initial lease rate does not reflect any contingent annual increases pursuant to the leases (which commence on January 1, 2006 with respect to the Brookdale Properties, and on the first month of the first anniversary of the commencement of the leases with respect to the Alterra Properties), which increases are the lesser of (i) four times the increase in the Consumer Price Index ("CPI") or (ii)(a) with respect to Brookdale, 3% or (b) with respect to Alterra, 2.5%.

           (2) Includes $513,000 of additional base rent tied to fluctuations in our floating rate-based mortgages, associated with the Brookdale properties. In accordance with their lease, Brookdale will pay the Company, as additional rent, an amount calculated monthly for changes in the interest rates on our variable rate mortgages over a base rate.

      (M) Reflects interest expense, including the amortization of deferred financing costs used to finance the purchase of properties acquired in completed transactions.

                                                                   AVERAGE
                                                                   INTEREST
       DEBT OBLIGATION                                 AMOUNT        RATE     ADJUSTMENT
       ---------------                              ------------   --------   -----------
       Brookdale mortgage debt....................  $414,568,274     6.00%    $12,584,634
       Alterra mortgage debt......................    49,776,400     7.20%      1,778,026
       GECC Line of Credit (Alterra
         Acquisition).............................   126,000,000     4.31%      2,941,168(1)
                                                                              -----------
                                                                              $17,303,828
                                                                              ===========

---------------

         (1) Includes $225,868 in amortization of deferred financing costs.

      (N) Reflects depreciation and amortization expense on properties and leasehold interests acquired in completed transactions. Depreciation expense is calculated on a straight line basis using a 40-year life for buildings and permanent structural improvements and a 7-year life for equipment and fixtures.

                                                                  LEASEHOLD
                                 BUILDINGS AND   EQUIPMENT AND   INTEREST IN   DEPRECIATION
       PORTFOLIO                 IMPROVEMENTS      FIXTURES       BUILDING       EXPENSE
       ---------                 -------------   -------------   -----------   ------------
       Brookdale...............  $538,649,364    $107,729,873    $24,494,411   $14,778,028
       Alterra.................   180,103,418      36,020,684             --     4,824,199
                                 ------------    ------------    -----------   -----------
         Total.................  $718,752,782    $143,750,557    $24,494,411   $19,602,227
                                 ============    ============    ===========   ===========

      (O) Reflects a reduction in interest income due to lower cash balances after completing the property acquisitions.

      (P) Reflects an increase in compensation as a result of additional personnel.

      (Q) Amortization of stock-based compensation related to issuance of long-term incentive plan units.

      (R) Reflects increase in general and administrative expenses as a result of the completed transactions and becoming a publicly-traded company.


       General and administrative expense related to:
         corporate expenses........................................   $ 79,333
         Board of Trustees.........................................    145,000
         professional fees.........................................    125,000
         shareholder services......................................     50,000
       Other expenses..............................................     87,080
                                                                      --------
       Total.......................................................   $486,413
                                                                      ========

                         PROVIDENT SENIOR LIVING TRUST

                                   UNAUDITED
                           CONSOLIDATED BALANCE SHEET
                                AUGUST 31, 2004

                                                               AUGUST 31,
                                                                  2004
                                                              ------------
                                 ASSETS:
Cash and cash equivalents...................................  $307,618,588
Accrued interest receivable.................................       309,157
Prepaid expenses and other assets...........................     4,433,012
Furniture and equipment.....................................       126,823
Deposit for property acquisitions...........................    90,000,000
                                                              ------------
         Total assets.......................................  $402,487,580
                                                              ============

                  LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable and accrued liabilities....................  $  2,108,470
                                                              ------------
Minority interest...........................................    27,593,002
Shareholders' equity:
Preferred shares, 100,000,000 shares authorized, no shares
  issued
  and outstanding at August 31, 2004........................            --
Common shares, 250,000,000 shares authorized, par value
  $.001 per share, 27,442,290 shares issued and outstanding
  at August 31, 2004........................................        27,442
Additional paid-in capital..................................   373,527,806
Accumulated deficit.........................................      (769,140)
                                                              ------------
         Total shareholders' equity.........................   372,786,108
                                                              ------------
         Total liabilities and shareholders' equity.........  $402,487,580
                                                              ============

          See accompanying notes to consolidated financial statements.

                         PROVIDENT SENIOR LIVING TRUST

                                   UNAUDITED
                      CONSOLIDATED STATEMENT OF OPERATIONS
        FOR THE PERIOD FROM MARCH 1, 2004 (INCEPTION) TO AUGUST 31, 2004


Interest income.............................................   $   318,178
                                                               -----------
Compensation expenses.......................................       890,991
Amortization of stock-based compensation....................       445,707
General and administrative expenses.........................        44,917
                                                               -----------
  Total expenses............................................     1,381,615
                                                               -----------
     Net loss before minority interest......................    (1,063,437)
Minority interest...........................................       294,297
                                                               -----------
     Net loss...............................................   $  (769,140)
                                                               ===========

          See accompanying notes to consolidated financial statements.

                         PROVIDENT SENIOR LIVING TRUST

                                   UNAUDITED
                       STATEMENT OF SHAREHOLDERS' EQUITY
        FOR THE PERIOD FROM MARCH 1, 2004 (INCEPTION) TO AUGUST 31, 2004

                                                             CAPITAL
                                          COMMON         CONTRIBUTED IN      ACCUMULATED
                                          SHARES          EXCESS OF PAR        DEFICIT        TOTAL
                                       -------------   -------------------   -----------   ------------
Balance, March 1, 2004...............     $    --         $         --        $      --    $         --
Issuance of common shares, net of
  costs..............................      27,442          373,527,806               --     373,555,248
Net loss.............................          --                   --         (769,140)       (769,140)
                                          -------         ------------        ---------    ------------
Balance, August 31, 2004.............     $27,442         $373,527,806        $(769,140)   $372,786,108
                                          =======         ============        =========    ============

          See accompanying notes to consolidated financial statements.

                         PROVIDENT SENIOR LIVING TRUST

                                   UNAUDITED
                      CONSOLIDATED STATEMENT OF CASH FLOWS
        FOR THE PERIOD FROM MARCH 1, 2004 (INCEPTION) TO AUGUST 31, 2004


Cash flows from operating activities:
  Net loss..................................................  $   (769,140)
  Adjustments to reconcile net income to net cash used in
     operating activities:
     Amortization of stock-based compensation...............       445,707
     Minority interest......................................      (294,297)
     Change in assets and liabilities:
       Increase in accrued interest receivable..............      (309,157)
       Increase in prepaid expenses and other assets........    (1,800,276)
       Increase in accounts payable and accrued
        liabilities.........................................     1,388,786
                                                              ------------
          Net cash used in operating activities.............    (1,338,377)
                                                              ------------
Cash flows from investing activities:
  Deposit for property acquisitions.........................   (90,000,000)
  Purchase of furniture and equipment.......................      (124,279)
                                                              ------------
          Net cash used in investing activities.............   (90,124,279)
                                                              ------------
Cash flows from financing activities:
  Common shares, net of costs...............................   373,555,248
  Proceeds from issuance of operating partnership units, net
     of costs...............................................    25,525,996
                                                              ------------
          Net cash provided by financing activities.........   399,081,244
                                                              ------------
          Net increase in cash and cash equivalents.........   307,618,588
Cash and cash equivalents at beginning of period............            --
                                                              ------------
Cash and cash equivalents at end of period..................  $307,618,588
                                                              ============
Supplemental disclosure of noncash transactions:
  Purchase of furniture and equipment financed with accounts
     payable................................................  $      2,544
  Prepaid expenses and other assets financed with accounts
     payable................................................       717,140

          See accompanying notes to consolidated financial statements.

                         PROVIDENT SENIOR LIVING TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                AUGUST 31, 2004

(1)  ORGANIZATION AND BASIS OF PRESENTATION

     Provident Senior Living Trust (the Company) was organized as a Maryland real estate investment trust on March 1, 2004 to acquire primarily independent and assisted living properties located in the United States of America that will be leased to experienced senior living operators pursuant to long-term triple net leases. The Company has not acquired any properties as of August 31, 2004 and has had no real estate operations to date. The Company intends to qualify as a real estate investment trust, or REIT, under the Internal Revenue Code when real estate operations commence.

     The Company's consolidated financial statements include its operating partnership, PSLT OP, L.P. (the Operating Partnership). The Company is the sole general partner of the Operating Partnership and owns 76.8% of the outstanding units at August 31, 2004.

     The Company has entered into two stock purchase agreements to acquire 68 senior living properties (the Initial Properties) in 19 states comprised of approximately 6,819 residential living units that are expected to be leased under long-term triple-net leases. Of these senior living properties, 21 properties (the Brookdale Properties) are expected to be leased to newly formed subsidiaries of Brookdale Living Communities, Inc. (BLCI), and 47 properties (the Alterra Properties) are expected to be leased to newly formed subsidiaries (the Alterra Subsidiaries) of Alterra Healthcare Corporation (Alterra).

     Certain subsidiaries of BLCI and Alterra currently own and operate the Initial Properties. Pursuant to stock purchase agreements dated June 18, 2004, the Company intends to acquire 100% of the outstanding capital stock of the owners of the Initial Properties for a total purchase price of approximately $972 million (excluding closing costs). The Company will fund the acquisition of the Initial Properties by assuming approximately $464 million of non-recourse and limited recourse property level debt, $382 million in cash using proceeds from the Company's private placement that was completed on August 2, 2004, and funds available under certain credit facilities (see note 6).

     The leases related to the Brookdale Properties have an initial term of 15 years, with two 10-year renewal options, provided no events of default occur. The renewal option may only be exercised with respect to all of the Brookdale Properties. Under the Brookdale Properties leases, the initial rent will be approximately $60 million, adjusted annually for the lesser of 3.0% or four times the increase in the Consumer Price Index (CPI) for the immediately preceding year.

     The leases related to the Alterra Properties have an initial term of 15 years, with two 5-year renewal options, provided no events of default occur. The renewal option may only be exercised with respect to all the Alterra Properties. Under the Alterra Properties leases, the initial rent will be approximately $23.2 million, adjusted annually for the lesser of 2.5% or four times the increase in the CPI for the immediately preceding year.

     BLCI is owned by Fortress Brookdale Acquisition LLC (FBA), a limited liability company principally owned by affiliates of Fortress Investment Group LLC (Fortress) and affiliates of Capital Z Financial Services Fund II L.P. Alterra is owned by a wholly-owned subsidiary of FEBC-ALT Investors LLC, a joint venture among an affiliate of Fortress, Emeritus Corporation, and NW Select LLC. Until April 2004, our chief executive officer, president and chairman of our Board of Trustees, Darryl W. Copeland, Jr. was a director of both BLCI and Alterra. Mr. Copeland resigned his positions with BLCI and Alterra in April 2004.

     In conjunction with the formation of the Company and its purchase of the Initial Properties, FBA and Alterra purchased 2,675,623 and 1,500,000 common shares, respectively, in the Company's private placement offering and, in addition, FBA purchased 1,824,377 units of the Operating Partnership. The proceeds to the Company from such common shares and units were $83.7 million after offering expenses and initial

                         PROVIDENT SENIOR LIVING TRUST
purchasers' discount of $6.3 million. Subsequent to August 31, 2004, FBA converted the 1,824,377 units into common shares and sold all of such common shares.

     In connection with the acquisition of the Initial Properties, the Company advanced a deposit of $67.5 million and $22.5 million to FBA and Alterra, respectively. The Alterra deposit was applied against the purchase price for the acquisition of the Alterra Properties and the Brookdale deposit was refunded to us in October 2004.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a)  BASIS OF ACCOUNTING

        The accompanying consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

  (b)  PRINCIPLES OF CONSOLIDATION

        The Company consolidates its accounts and the accounts of its majority-owned Operating Partnership and reflects the remaining interest in the Operating Partnership as minority interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

  (c)  USE OF ESTIMATES

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (d)  CASH AND CASH EQUIVALENTS

        The Company considers all highly liquid investments with an original maturity of 90 days or less when purchased to be cash equivalents.

  (e)  PREPAID EXPENSES AND OTHER ASSETS

        The Company makes payments for certain expenses in advance of the period in which they receive the benefit. These payments are capitalized, classified as prepaid expenses, and amortized over the respective period of benefit. In addition, certain costs related to the Company's real estate acquisitions subsequent to August 31, 2004 have been deferred and recorded as other assets.

  (f)  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

        The Company has accrued amounts for compensation and related expenses, legal fees, and other operating costs, including $500,000 in non-interest bearing advances received from FBA controlled entities that were used for working capital purposes.

  (g)  STOCK-BASED COMPENSATION

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment to FASB Statement No. 123 (SFAS 148). The Company has adopted the recognition and measurement provisions for stock-based compensation provided for in SFAS
     148. Compensation cost for stock options, if any, is recognized ratably over the vesting period.

                         PROVIDENT SENIOR LIVING TRUST

     During the period ended August 31, 2004, the Company granted certain trustees and officers 318,750 units in its Operating Partnership as part of a long-term incentive plan. The officers' units are earned as they vest over a three-year period and trustees' units vest 50% upon grant and 50% upon the one-year anniversary of the date of grant. Accordingly, compensation cost of $445,707 has been recognized in the accompanying consolidated financial statements.

(3)  SHAREHOLDERS' EQUITY

     From April 15, 2004 to June 28, 2004, the Company issued 600,000 founders common shares of beneficial interest in a private offering to certain executive officers of the Company for total proceeds of $1,500.

     On August 2, 2004, the Company issued 26,842,290 common shares of beneficial interest, including those to FBA and Alterra described in note 1, pursuant to a private placement offering. The Company received net proceeds of approximately $373.5 million after approximately $27.2 million in offering expenses, including the initial purchaser's discount.

(4)  MINORITY INTEREST

     As described in note 1, on August 2, 2004, the Company sold 1,824,377 units of limited partnership interest in the Operating Partnership to Fortress. The Company received net proceeds of approximately $25.5 million, after approximately $1.9 million of offering expenses and initial purchasers' discount.

(5)  LEASING AGREEMENT

     The Company leases its office space from a third party under a non-cancelable operating lease that expires in 2009, Future minimum lease payments as of August 31, 2004 are as follows:


2004........................................................  $ 56,489
2005........................................................   135,574
2006........................................................   137,706
2007........................................................   140,690
2008........................................................   140,690
2009........................................................    82,069
                                                              --------
Total.......................................................  $693,218
                                                              ========

(6)  SUBSEQUENT EVENTS

     On October 20, 2004, the Company entered into a $135 million revolving credit facility with General Electric Capital Corporation (GECC) that is secured by certain of the Alterra Properties and has an initial term of five years. The GECC credit facility has limited recourse provisions and provides for interest only payments over its term. Borrowings under the GECC credit facility will accrue interest at a spread over LIBOR.

     On October 19, 2004, the Company purchased the Brookdale Properties for an aggregate purchase price of $742.7 million. The acquisition was financed by assuming $414.6 million of non-recourse and limited recourse property level debt and $328.1 million in cash.

     On October 21, 2004, the Company purchased 38 of the Alterra Properties for an aggregate purchase price of $168.2 million. The acquisition was funded with $109.5 million of debt from the GECC credit facility and $58.7 million in cash.

                                (PROVIDENT LOGO)

                29,266,667 Common Shares of Beneficial Interest

                            ------------------------

                                   PROSPECTUS

                                          , 2004
                            ------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following sets forth the estimated expenses payable by the Registrant in connection with the issuance and distribution of the Registrant's securities being registered hereby:


Securities and Exchange Commission registration fee.........  $55,622.00
Printing and engraving expenses.............................           *
Legal fees and expenses.....................................           *
Accounting fees and expenses................................           *
Miscellaneous...............................................           *
                                                              ----------
  Total.....................................................  $        *
                                                              ==========

---------------

* To be filed by amendment.

ITEM 32.  SALES TO SPECIAL PARTIES.

     See Item 33.

ITEM 33.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following information relates to securities we have issued or sold within the past three years that were not registered under the Securities Act of 1933, as amended (the "Securities Act"). Each of these transactions was completed without registration of the relevant security under the Securities Act in reliance upon exemptions provided by Section 4(2) for transactions not involving a public offering:

     - On August 3, 2004, we sold 20,668,428 common shares in a private unregistered offering to Friedman, Billings, Ramsey & Co., Inc. ("FBR") pursuant to an exemption from registration set forth in Section 4(2) of the Securities Act, which shares were subsequently resold to other investors in accordance with Rule 144A of, and other available exemptions set forth in, the Securities Act. The per share purchase price of the common shares sold to FBR was $13.95, net of FBR's discount, for an aggregate offering price of approximately $288.3 million. The per share offering price to investors was $15.00.

     - On August 3, 2004, we sold 6,173,862 common shares in a private placement directly to investors who returned subscription agreements and investor questionnaires sufficient for us reasonably to conclude that these investors were accredited investors, at a price of $15.00 per share, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. FBR received a placement fee of $1.05 per share with respect to these shares, other than 72,000 shares sold to certain of our trustees and executive officers pursuant to a directed share program.

     - On August 3, 2004, we sold 1,824,377 Class A units of limited partnership interest in PSLT OP, L.P., our operating partnership (the "Operating Partnership"), in a private placement directly to an investor who returned a subscription agreement and investor questionnaire sufficient for us reasonably to conclude that this investor was an accredited investor, at a price of $15.00 per unit, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. FBR received a placement fee of $1.05 per unit with respect to these units.

     - On June 18, 2004, we sold 390,000 common shares in a private placement directly to Darryl W. Copeland, Jr., our chief executive officer, at a price of $0.001 per share, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

     - On May 6, 2004, we sold 100,000 common shares in a private placement directly to Darryl W. Copeland, Jr., our chief executive officer, at a price of $0.001 per share, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

     - On April 28, 2004, we sold 110,000 common shares in a private placement directly to Charles A. Post, our chief operating officer, at a price of $0.001 per share, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

ITEM 34.  INDEMNIFICATION OF TRUSTEES AND OFFICERS.

     The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains a provision which limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

     Our declaration of trust permits us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former trustee or officer of our company. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of our company and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

     The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the "MGCL") for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission if the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged to be liable for an improper personal benefit. The MGCL requires us, as a condition to advancing expenses in certain circumstances, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

     We maintain a trustees' and officers' liability insurance policy which, subject to the limitations and exclusions stated therein, covers our trustees and officers for certain actions or inactions that they may take or omit to take in their capacities as trustees and officers of the Company.

ITEM 35.  TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

     Not applicable.

ITEM 36.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a) The following financial statements are being filed as part of this Registration Statement:


   PROVIDENT SENIOR LIVING TRUST:
   PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS:
   Unaudited Pro Forma Consolidated Balance Sheet as of August
     31, 2004
   Unaudited Pro Forma Consolidated Statement of Operations for
     the period March 1, 2004 (inception) to August 31, 2004
   Notes to Pro Forma Condensed Consolidated Financial
     Statements (Unaudited)
   HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED):
   Consolidated Balance Sheet as of August 31, 2004
   Consolidated Statement of Operations for the period from
     March 1, 2004 (inception) to August 31, 2004
   Statement of Shareholders' Equity for the period from March
     1, 2004 (inception) to August 31, 2004
   Consolidated Statement of Cash Flows for the period from
     March 1, 2004 (inception) to August 31, 2004
   Notes to Consolidated Financial Statements
   FINANCIAL INFORMATION OF LEASE GUARANTORS (BROOKDALE LIVING
     COMMUNITIES, INC. AND ALTERRA HEALTHCARE CORPORATION):*

---------------
*To be filed by amendment

     (b) The following is a list of exhibits filed as part of this Registration
Statement:

    EXHIBIT
    NUMBER                                   DESCRIPTION
    -------                                  -----------
      3.1            Amended and Restated Declaration of Trust of Provident
                     Senior Living Trust
      3.2            Bylaws of Provident Senior Living Trust
      4.1*           Specimen Common Share Certificate
      4.2*           Registration Rights Agreement, dated as of August 3, 2004, by and between Provident Senior Living Trust and Friedman,
                     Billings, Ramsey & Co., Inc.
      5.1*           Opinion of Venable LLP as to the legality of the securities being registered
      8.1*           Opinion of Sidley Austin Brown & Wood LLP as to certain U.S.
                     Federal income tax matters
     10.1*           Long-Term Incentive Plan
     10.2*           Form of Long-Term Incentive Plan Unit Certificate
     10.3            Employment Agreement dated as of August 3, 2004 between
                     Provident Senior Living Trust and Darryl W. Copeland, Jr.
     10.4            Employment Agreement dated as of August 3, 2004 between
                     Provident Senior Living Trust and Charles A. Post
     10.5            Employment Agreement dated as of August 3, 2004 between
                     Provident Senior Living Trust and William P. Ciorletti
     10.6            Employment Agreement dated as of September 7, 2004 between
                     Provident Senior Living Trust and Saul A. Behar
     10.7*           Loan Agreement, dated as of October 20, 2004, by and between
                     PSLT-ALS Properties I, LLC and General Electric Capital
                     Corporation

    EXHIBIT
    NUMBER                                   DESCRIPTION
    -------                                  -----------
     10.8*           Purchase/Placement Agreement, dated as of August 3, 2004,
                     between Friedman, Billings, Ramsey & Co., Inc., Provident
                     Senior Living Trust and PSLT OP, L.P.
     10.9*           Amended and Restated Agreement of Limited Partnership of
                     PSLT OP, L.P., dated as of August 3, 2004
     10.10*          Stock Purchase Agreement, dated as of June 18, 2004, among
                     Fortress Brookdale Acquisition LLC, Provident Senior Living
                     Trust and BLC Senior Holdings, Inc.
     10.11*          Amendment No. 1 to Stock Purchase Agreement dated as of
                     August 2, 2004 among Fortress Brookdale Acquisition LLC,
                     Provident Senior Living Trust and BLC Holdings, Inc.
     10.12*          Amendment No. 2 to Stock Purchase Agreement dated as of
                     October 17, 2004, among Fortress Brookdale Acquisition, LLC,
                     Provident Senior Living Trust and BLC Holdings, Inc.
     10.13*          Form of Property Lease Agreement with respect to the
                     Brookdale Properties
     10.14*          Agreement Regarding Leases, by and between Brookdale
                     Provident Properties LLC and PSLT-BLC Properties, LLC, dated as of October 19, 2004
     10.15*          Guaranty of Agreement Regarding Leases, dated as of October
                     19, 2004, by Brookdale Living Communities, Inc. in favor of
                     PSLT-BLC Properties Holdings, LLC
     10.16*          Form of Lease Guaranty with respect to the Brookdale
                     Properties
     10.17*          Tax Matters Agreement, dated as of June 18, 2004, by and
                     among Fortress Brookdale Acquisition LLC, BLC Senior
                     Holdings, Inc. and Provident Senior Living Trust
     10.18*          Stock Purchase Agreement, dated as of June 18, 2004, among
                     Alterra Healthcare Corporation and Provident Senior Living
                     Trust
     10.19*          Amended and Restated Stock Purchase Agreement, dated as of
                     October 19, 2004 between Alterra Healthcare Corporation and
                     Provident Senior Living Trust
     10.20*          Form of Property Lease Agreement with respect to the Alterra
                     Properties
     10.21*          Agreement Regarding Leases, by and between ALS Properties
                     Holdings Company, LLC and PSLT-ALS Properties Holdings Co.,
                     LLC, dated as of October 20, 2004
     10.22*          Form of Lease Guaranty with respect to the Alterra
                     Properties
     10.23*          Guaranty of Agreement Regarding Leases, dated as of October
                     20, 2004, between Alterra Healthcare Corporation and
                     PSLT-ALS Properties Holdings Co., LLC
     10.24*          Tax Matters Agreement, dated as of June 18, 2004, by and
                     between Alterra Healthcare Corporation and Provident Senior
                     Living Trust
     14.1*           Code of Business Conduct and Ethics of Provident Senior
                     Living Trust
     21.1*           List of Subsidiaries
     23.1*           Consent of Venable LLP (included in Exhibit 5.1)
     23.2*           Consent of Sidley Austin Brown & Wood LLP (included in
                     Exhibit 8.1)
     24.1            Powers of Attorney (included on the signature page hereto)

---------------

* To be filed by amendment.

ITEM 37.  UNDERTAKINGS.

     (a) The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement;

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) (a) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers, partners and controlling persons of a registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer, partner or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer, partner or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Plainsboro, State of New Jersey, on this 3(rd) day of November 2004.

                                          PROVIDENT SENIOR LIVING TRUST

                                          By:  /s/ DARRYL W. COPELAND, JR.
                                            ------------------------------------
                                            Name:    Darryl W. Copeland, Jr.
                                            Title:   Chief Executive Officer and
                                                     President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and trustees of Provident Senior Living Trust, whose signature appears below hereby constitutes and appoints Darryl W. Copeland, Jr., Charles A. Post, William P. Ciorletti and Saul A. Behar or any one of them, his or her attorneys-in-fact and agents, each with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement or a registration statement prepared in accordance with Rule 462 of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection herewith or in connection with the registration of the offered securities under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                               TITLE                      DATE
              ---------                               -----                      ----

     /s/ DARRYL W. COPELAND, JR.            Chief Executive Officer,       November 3, 2004
--------------------------------------    President and Chairman of the
       Darryl W. Copeland, Jr.                        Board

         /s/ CHARLES A. POST                Chief Operating Officer,       November 3, 2004
--------------------------------------        Director of Business
           Charles A. Post                   Development and Trustee

       /s/ WILLIAM P. CIORLETTI          Senior Vice President and Chief   November 3, 2004
--------------------------------------    Financial Officer (Principal
         William P. Ciorletti            Financial Officer and Principal
                                               Accounting Officer)

          /s/ MARK A. DOYLE                          Trustee               November 3, 2004
--------------------------------------
            Mark A. Doyle

        /s/ RANDOLPH W. JONES                        Trustee               November 3, 2004
--------------------------------------
          Randolph W. Jones

      /s/ FREDERIC H. LINDEBERG                      Trustee               November 3, 2004
--------------------------------------
        Frederic H. Lindeberg

                                 EXHIBIT INDEX


      3.1            Amended and Restated Declaration of Trust of Provident
                     Senior Living Trust
      3.2            Bylaws of Provident Senior Living Trust
      4.1*           Specimen Common Share Certificate
      4.2*           Registration Rights Agreement, dated as of August 3, 2004, by and between Provident Senior Living Trust and Friedman,
                     Billings, Ramsey & Co., Inc.
      5.1*           Opinion of Venable LLP as to the legality of the securities being registered
      8.1*           Opinion of Sidley Austin Brown & Wood LLP as to certain U.S.
                     Federal income tax matters
     10.1*           Long-Term Incentive Plan
     10.2*           Form of Long-Term Incentive Plan Unit Certificate
     10.3            Employment Agreement dated as of August 3, 2004 between
                     Provident Senior Living Trust and Darryl W. Copeland, Jr.
     10.4            Employment Agreement dated as of August 3, 2004 between
                     Provident Senior Living Trust and Charles A. Post
     10.5            Employment Agreement dated as of August 3, 2004 between
                     Provident Senior Living Trust and William P. Ciorletti
     10.6            Employment Agreement dated as of September 7, 2004 between
                     Provident Senior Living Trust and Saul A. Behar
     10.7*           Loan Agreement, dated as of October 20, 2004, by and between
                     PSLT-ALS Properties I, LLC and General Electric Capital
                     Corporation
     10.8*           Purchase/Placement Agreement, dated as of August 3, 2004,
                     between Friedman, Billings, Ramsey & Co., Inc., Provident
                     Senior Living Trust and PSLT OP, L.P.
     10.9*           Amended and Restated Agreement of Limited Partnership of
                     PSLT OP, L.P., dated as of August 3, 2004.
     10.10*          Stock Purchase Agreement, dated as of June 18, 2004, among
                     Fortress Brookdale Acquisition LLC, Provident Senior Living
                     Trust and BLC Senior Holdings, Inc.
     10.11*          Amendment No. 1 to Stock Purchase Agreement dated as of
                     August 2, 2004 among Fortress Brookdale Acquisition LLC,
                     Provident Senior Living Trust and BLC Holdings, Inc.
     10.12*          Amendment No. 2 to Stock Purchase Agreement dated as of
                     October 17, 2004, among Fortress Brookdale Acquisition, LLC,
                     Provident Senior Living Trust and BLC Holdings, Inc.
     10.13*          Form of Property Lease Agreement with respect to the
                     Brookdale Properties
     10.14*          Agreement Regarding Leases, by and between Brookdale
                     Provident Properties LLC and PSLT-BLC Properties, LLC, dated as of October 19, 2004.
     10.15*          Guaranty of Agreement Regarding Leases, dated as of October
                     19, 2004, by Brookdale Living Communities, Inc. in favor of
                     PSLT-BLC Properties Holdings, LLC
     10.16*          Form of Lease Guaranty with respect to the Brookdale
                     Properties
     10.17*          Tax Matters Agreement, dated as of June 18, 2004, by and
                     among Fortress Brookdale Acquisition LLC, BLC Senior
                     Holdings, Inc. and Provident Senior Living Trust.
     10.18*          Stock Purchase Agreement, dated as of June 18, 2004, among
                     Alterra Healthcare Corporation and Provident Senior Living
                     Trust.
     10.19*          Amended and Restated Stock Purchase Agreement, dated as of
                     October 19, 2004 between Alterra Healthcare Corporation and
                     Provident Senior Living Trust
     10.20*          Form of Property Lease Agreement with respect to the Alterra
                     Properties
     10.21*          Agreement Regarding Leases, by and between ALS Properties
                     Holdings Company, LLC and PSLT-ALS Properties Holdings Co.,
                     LLC, dated as of October 20, 2004.
     10.22*          Form of Lease Guaranty for the Alterra Properties
     10.23*          Guaranty of Agreement Regarding Leases, dated as of October
                     20, 2004, between Alterra Healthcare Corporation and
                     PSLT-ALS Properties Holdings Co., LLC
     10.24*          Tax Matters Agreement, dated as of June 18, 2004, by and
                     between Alterra Healthcare Corporation and Provident Senior
                     Living Trust.



     14.1*           Code of Business Conduct and Ethics of Provident Senior
                     Living Trust
     21.1*           List of Subsidiaries
     23.1*           Consent of Venable LLP (included in Exhibit 5.1)
     23.2*           Consent of Sidley Austin Brown & Wood LLP (included in
                     Exhibit 8.1)
     24.1            Powers of Attorney (included on the signature page hereto)

---------------

* To be filed by amendment.